Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission File Number: 001-38224

PDL Community Bancorp

(Exact Name of Registrant as Specified in its Charter)

Federal	82-2857928
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2244 Westchester Avenue Bronx, NY	10462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 931-9000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDLB	The NASDAQ Stock Market, LLC

As of November 12, 2021, the registrant had 17,330,942 shares of common stock, $0.01 par value per share, outstanding.

i

PART I—FINANCIAL INFORMATION

Item 1.  Consolidated Financial Statements.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Financial Condition (Unaudited)

September 30, 2021 and December 31, 2020

(Dollars in thousands, except share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Cash and due from banks (Note 3):
Cash	$29,365	$26,936
Interest-bearing deposits in banks	33,673	45,142
Total cash and cash equivalents	63,038	72,078
Available-for-sale securities, at fair value (Note 4)	104,358	17,498
Held-to-maturity securities, at amortized cost (fair value 2021 $1,398; 2020 $1,722) (Note 4)	1,437	1,743
Placements with banks	2,490	2,739
Mortgage loans held for sale, at fair value	13,930	35,406
Loans receivable, net of allowance for loan losses - 2021 $16,008; 2020 $14,870 (Note 5)	1,302,238	1,158,640
Accrued interest receivable	13,360	11,396
Premises and equipment, net (Note 6)	34,081	32,045
Federal Home Loan Bank of New York (FHLBNY) stock, at cost	6,001	6,426
Deferred tax assets (Note 9)	4,826	4,656
Other assets	14,793	12,604
Total assets	$1,560,552	$1,355,231
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 7)	$1,249,261	$1,029,579
Accrued interest payable	238	60
Advance payments by borrowers for taxes and insurance	9,118	7,019
Advances from the FHLBNY and others (Note 8)	106,255	117,255
Warehouse lines of credit (Note 8)	11,261	29,961
Mortgage loan funding payable (Note 8)	1,136	1,483
Other liabilities	9,396	10,330
Total liabilities	1,386,665	1,195,687
Commitments and contingencies (Note 12)
Stockholders' Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,463,028 shares issued and 17,330,942 shares outstanding as of September 30, 2021 and 18,463,028 shares issued and 17,125,969 shares outstanding as of December 31, 2020	185	185
Treasury stock, at cost; 1,132,086 shares as of September 30, 2021 and 1,337,059 shares as of December 31, 2020 (Note 10)	(15,069)	(18,114)
Additional paid-in-capital	86,360	85,105
Retained earnings	107,977	97,541
Accumulated other comprehensive income (Note 15)	(621)	135
Unearned compensation ─ ESOP; 494,562 shares as of September 30, 2021 and 530,751 shares as of December 31, 2020 (Note 10)	(4,945)	(5,308)
Total stockholders' equity	173,887	159,544
Total liabilities and stockholders' equity	$1,560,552	$1,355,231

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Operations (Unaudited)

Three and Nine Months Ended September 30, 2021 and 2020

(Dollars in thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Interest and dividend income:
Interest on loans receivable	$16,991	$13,375	$47,519	$38,319
Interest on deposits due from banks	9	5	13	74
Interest and dividend on available-for-sale securities and FHLBNY stock	425	223	914	633
Total interest and dividend income	17,425	13,603	48,446	39,026
Interest expense:
Interest on certificates of deposit	1,010	1,597	3,337	5,154
Interest on other deposits	354	500	1,118	1,726
Interest on borrowings	621	655	1,927	1,850
Total interest expense	1,985	2,752	6,382	8,730
Net interest income	15,440	10,851	42,064	30,296
Provision for loan losses (Note 5)	572	620	1,844	2,037
Net interest income after provision for loan losses	14,868	10,231	40,220	28,259
Non-interest income:
Service charges and fees	494	236	1,189	629
Brokerage commissions	270	447	923	519
Late and prepayment charges	329	145	871	277
Income on sale of mortgage loans	1,175	1,372	3,971	1,372
Loan origination	625	269	2,135	269
Gain on sale of real property	—	4,412	4,812	4,412
Other	341	371	1,567	970
Total non-interest income	3,234	7,252	15,468	8,448
Non-interest expense:
Compensation and benefits	6,427	5,554	16,303	15,207
Occupancy and equipment	2,849	2,584	8,321	6,878
Data processing expenses	917	596	2,244	1,559
Direct loan expenses	696	437	2,856	848
Insurance and surety bond premiums	147	138	436	387
Office supplies, telephone and postage	626	386	1,502	1,014
Professional fees	1,765	1,553	5,929	4,516
Marketing and promotional expenses	51	127	137	506
Directors fees	67	69	205	207
Regulatory dues	74	49	254	151
Other operating expenses	1,113	834	3,101	2,311
Total non-interest expense	14,732	12,327	41,288	33,584
Income before income taxes	3,370	5,156	14,400	3,123
Provision for income taxes (Note 9)	1,318	1,147	3,964	898
Net income	$2,052	$4,009	$10,436	$2,225
Earnings per share (Note 11):
Basic	$0.12	$0.24	$0.62	$0.13
Diluted	$0.12	$0.24	$0.62	$0.13
Weighted average shares outstanding (Note 11):
Basic	16,823,731	16,612,205	16,703,997	16,711,677
Diluted	16,914,833	16,612,205	16,746,554	16,724,199

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

Three and Nine Months Ended September 30, 2021 and 2020

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$2,052	$4,009	$10,436	$2,225
Net change in unrealized gains (losses) on available-for-sale securities :
Unrealized (losses) gains	(730)	23	(899)	188
Income tax (benefit) effect	150	(5)	143	(40)
Total other comprehensive (loss) income, net of tax	(580)	18	(756)	148
Total comprehensive income	$1,472	$4,027	$9,680	$2,373

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited)

Nine Months Ended September 30, 2021

(Dollars in thousands, except share data)

						Accumulated	Unallocated
			Treasury	Additional		Other	Common
	Common Stock		Stock,	Paid-in	Retained	Comprehensive	Stock
	Shares	Amount	At Cost	Capital	Earnings	Income (Loss)	of ESOP	Total
Balance, December 31, 2020	17,125,969	$185	$(18,114)	$85,105	$97,541	$135	$(5,308)	$159,544
Net income	—	—	—	—	2,452	—	—	2,452
Other comprehensive loss, net of tax	—	—	—	—	—	(107)	—	(107)
Treasury stock	(107,717)	—	(1,171)	—	—	—	—	(1,171)
ESOP shares committed to be released (12,063 shares)	—	—	—	13	—	—	121	134
Share-based compensation	—	—	—	352	—	—	—	352
Balance, March 31, 2021	17,018,252	$185	$(19,285)	$85,470	$99,993	$28	$(5,187)	$161,204
Net income	—	—	—	—	5,932	—	—	5,932
Other comprehensive loss, net of tax	—	—	—	—	—	(69)	—	(69)
Treasury stock	309,690	—	4,216	91	—	—	—	4,307
ESOP shares committed to be released (12,063 shares)	—	—	—	43	—	—	121	164
Share-based compensation	—	—	—	352	—	—	—	352
Balance, June 30, 2021	17,327,942	$185	$(15,069)	$85,956	$105,925	$(41)	$(5,066)	$171,890
Net income	—	—	—	—	2,052	—	—	2,052
Other comprehensive loss, net of tax	—	—	—	—	—	(580)	—	(580)
Treasury stock	3,000	—	—	—	—	—	—	—
ESOP shares committed to be released (12,063 shares)	—	—	—	53	—	—	121	174
Share-based compensation	—	—	—	351	—	—	—	351
Balance, September 30, 2021	17,330,942	$185	$(15,069)	$86,360	$107,977	$(621)	$(4,945)	$173,887

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited) (Continued)

Nine Months Ended September 30, 2020

(Dollars in thousands, except share data)

						Accumulated	Unallocated
			Treasury	Additional		Other	Common
	Common Stock		Stock,	Paid-in	Retained	Comprehensive	Stock
	Shares	Amount	At Cost	Capital	Earnings	Income (Loss)	of ESOP	Total
Balance, December 31, 2019	17,451,134	$185	$(14,478)	$84,777	$93,688	$20	$(5,790)	$158,402
Net loss	—	—	—	—	(1,213)	—	—	(1,213)
Other comprehensive income, net of tax	—	—	—	—	—	90	—	90
Treasury stock	(151,394)	—	(2,012)	—	—	—	—	(2,012)
ESOP shares committed to be released (12,063 shares)	—	—	—	3	—	—	121	124
Share-based compensation	—	—	—	352	—	—	—	352
Balance, March 31, 2020	17,299,740	$185	$(16,490)	$85,132	$92,475	$110	$(5,669)	$155,743
Net loss	—	—	—	—	(571)	—	—	(571)
Other comprehensive income, net of tax	—	—	—	—	—	40	—	40
Treasury stock	(65,449)	—	(682)	—	—	—	—	(682)
ESOP shares committed to be released (12,063 shares)	—	—	—	3	—	—	120	123
Share-based compensation	—	—	—	346	—	—	—	346
Balance, June 30, 2020	17,234,291	$185	$(17,172)	$85,481	$91,904	$150	$(5,549)	$154,999
Net loss	—	—	—	—	4,009	—	—	4,009
Other comprehensive income, net of tax	—	—	—	—	—	18	—	18
Treasury stock	(117,942)	—	(1,109)	—	—	—	—	(1,109)
ESOP shares committed to be released (12,063 shares)	—	—	—	(15)	—	—	121	106
Share-based compensation	—	—	—	351	—	—	—	351
Balance, September 30, 2020	17,116,349	$185	$(18,281)	$85,817	$95,913	$168	$(5,428)	$158,374

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30, 2021 and 2020

(In thousands)

	Nine Months Ended
	September 30,
	2021	2020
Cash Flows From Operating Activities:
Net income	$10,436	$2,225
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of premiums/discounts on securities, net	57	(7)
Gain (loss) on sale of loans	(46)	62
Gain on sale of real property	(4,812)	(4,412)
Gain on derivatives	(345)	(58)
Provision for loan losses	1,844	2,037
Depreciation and amortization	1,885	1,878
ESOP compensation	513	402
Share-based compensation expense	1,055	1,049
Deferred income taxes	16	131
Changes in assets and liabilities:
Decrease (increase) in mortgage loans held for sale, fair value	20,444	(1,521)
Increase in accrued interest receivable	(1,964)	(6,013)
Increase in other assets	(1,844)	(7,393)
Increase (decrease) in accrued interest payable	178	(39)
Increase in advance payments by borrowers	2,099	1,391
(Decrease) increase in mortgage loan funding payable	(347)	220
(Decrease) increase in other liabilities	(1,139)	7,415
Net cash provided by (used in) operating activities	28,030	(2,633)
Cash Flows From Investing Activities:
Business acquisition, net of cash acquired	—	(1,005)
Proceeds from redemption of FHLBNY stock	1,102	4,378
Purchases of FHLBNY Stock	(677)	(5,057)
Purchases of available-for-sale securities	(94,186)	(10,113)
Proceeds from sale of available-for-sale securities	3,641	—
Proceeds from maturities, calls and principal repayments on available-for-sale securities	3,156	17,288
Placements with banks	249	(2,739)
Proceeds from sales of loans	12,991	3,977
Net increase in loans	(157,354)	(159,295)
Proceeds from sale of real property	8,152	4,743
Purchases of premises and equipment	(7,262)	(1,336)
Net cash used in investing activities	(230,188)	(149,159)
Cash Flows From Financing Activities:
Net increase in deposits	219,682	191,201
Repurchase of treasury stock	(1,607)	(3,803)
Proceeds from the sale of treasury stock	4,743	—
Proceeds from advances from FHLBNY	11,500	184,730
Repayments of advances from FHLBNY	(22,500)	(171,851)
Net advances on warehouse lines of credit	(18,700)	(70)
Net cash provided by financing activities	193,118	200,207
Net (decrease) increase in cash and cash equivalents	(9,040)	48,415
Cash and Cash Equivalents including restricted cash:
Beginning	72,078	27,677
Ending	$63,038	$76,092

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited) (Continued)

Nine Months Ended September 30, 2021 and 2020

(In thousands)

	Nine Months Ended
	September 30,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for interest on deposits and borrowings	$6,204	$8,769

Cash paid for income taxes	$5,848	$98

Supplemental schedule of non-cash investing activities:
Acquisitions
Non-cash assets acquired:
Mortgage loans held for sale, at fair value	$—	$10,549
Premises and equipment, net	—	302
Other assets	—	772
Total non-cash assets acquired	—	11,623
Liabilities assumed:
Warehouse lines of credit	—	9,135
Mortgage loans funding payable	—	1,237
Other liabilities	—	246
Total liabilities assumed	—	10,618
Net non-cash assets acquired	—	1,005

Cash and cash equivalents acquired	—	750
Consideration paid	$—	$1,755

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation:

The unaudited interim Consolidated Financial Statements of PDL Community Bancorp (the “Company”) presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by the U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, all adjustments and disclosures considered necessary for the fair presentation of the accompanying Consolidated Financial Statements have been included. Interim results are not necessarily reflective of the results for the entire year or for any other period. The accompanying unaudited Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto for the year ended December 31, 2020 included in the Company’s annual report on Form 10-K.

The unaudited interim Consolidated Financial Statements include the accounts of the Company, its wholly-owned subsidiaries Ponce Bank (the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”), and the Bank’s wholly-owned subsidiaries. The Bank’s subsidiaries consist of PFS Service Corp., which owns one of the Bank’s real properties, and Ponce De Leon Mortgage Corp., which is a mortgage banking entity. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations:

The Company is a financial holding company formed on September 29, 2017 in connection with the reorganization of the Bank into a mutual holding company structure. The Company is subject to the regulation and examination by the Board of Governors of the Federal Reserve. The Company’s business is conducted through the administrative office and 18 mortgage and banking offices. The banking offices are located in New York City – the Bronx (4 branches), Manhattan (2 branches), Queens (3 branches), Brooklyn (3 branches) and Union City (1 branch), New Jersey. The mortgage offices are located in Queens (2) and Brooklyn (1), New York and Englewood Cliffs (1) and Bergenfield (1), New Jersey. The Company’s primary market area currently consists of the New York City metropolitan area.

The Bank is a federally chartered stock savings association headquartered in the Bronx, New York. It was originally chartered in 1960 as a federally chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, the Bank changed its name to “Ponce De Leon Federal Savings Bank.” In 1997, the Bank changed its name again to “Ponce De Leon Federal Bank.” Upon the completion of its reorganization into a mutual holding company structure, the assets and liabilities of Ponce De Leon Federal Bank were transferred to and assumed by the Bank. The Bank is a Minority Depository Institution, a Community Development Financial Institution, and a certified Small Business Administration lender. The Bank is subject to comprehensive regulation and examination by the Office of Comptroller of the Currency (the “OCC”).

The Bank’s business primarily consists of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of one-to-four family residential (both investor-owned and owner-occupied), multifamily residential, nonresidential properties and construction and land, and, to a lesser extent, in business and consumer loans. The Bank also invests in securities, which have historically consisted of U.S. government and federal agency securities and securities issued by government-sponsored or owned enterprises, mortgage-backed securities and Federal Home Loan Bank of New York (the “FHLBNY”) stock. The Bank offers a variety of deposit accounts, including demand, savings, money markets and certificates of deposit accounts.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking entity subject to the regulation and examination of the New York State Department of Financial Services. The primary business of Mortgage World is the taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors. Although Mortgage World is permitted to do business in various states (New York, New Jersey, Pennsylvania, Florida and Connecticut), it primarily operates in the New York City metropolitan area.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Risks and Uncertainties:

The novel coronavirus (“COVID-19”) pandemic continues to disrupt the global and U.S. economies and as well as the lives of individuals throughout the world. The New York City Metropolitan area continues to experience cases of the COVID-19 pandemic. Governments, businesses, and the public are taking unprecedented actions to contain the spread of the COVID-19 pandemic and to mitigate its effects, including vaccinations and quarantines and, to a certain extent, limitations on travel.

The financial impact of the COVID-19 pandemic is still unknown at this time. However, if the pandemic continues for a sustained period of time, it may continue to adversely impact several industries within our geographic footprint and impair the ability of the Company’s customers to fulfill their contractual obligations to the Company. This could cause the Company to experience a material adverse effect on its business operations, loan portfolio, financial condition, and results of operations. During the nine months ended September 30, 2021, the provision for loan losses amounted to $1.8 million primarily due to increases in qualitative reserves as the Company continues to assess the economic impacts the COVID-19 pandemic has on its local economy and its loan portfolio. Therefore, there is a reasonable probability that the Company’s allowance for loan losses as of September 30, 2021 may change thereafter and could result in a material adverse change to the Company’s provision for loan losses, earnings and capital.

Summary of Significant Accounting Policies:

Use of Estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the date of the consolidated statement of financial condition, and revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of loans held for sale, the valuation of deferred tax assets and investment securities and the estimates relating to the valuation for share-based awards.

Interim Financial Statements: The interim consolidated financial statements at September 30, 2021, and for the three and nine months ended September 30, 2021 and 2020 are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2021, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2021, or any other period.

Significant Group Concentrations of Credit Risk: Most of the Bank's activities are with customers located within New York City. Accordingly, the ultimate collectability of a substantial portion of the Bank's loan portfolio and Mortgage World’s ability to sell originated loans in the secondary markets are susceptible to changes in the local market conditions. Note 4 discusses the types of securities that the Bank invests in. Notes 5 and 12 discuss the types of lending that the Bank engages in, and other concentrations.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and amounts due from banks (including items in process of clearing). For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans originated by the Company, interest-bearing deposits in financial institutions, and deposits are reported net. Included in cash and cash equivalents are restricted cash from escrows and good faith deposits. Escrows consist of U.S. Department of Housing and Urban Development (“HUD”) upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers. Good faith deposits consist of deposits received from commercial loan customers for use in various disbursements relating to the closing of a commercial loan. Restricted cash is included in cash and cash equivalents for purposes of the consolidated statement of cash flows.

Securities: Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each statement of financial condition date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as "held-to-maturity" and recorded at amortized cost. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings.

Securities not classified as held-to-maturity or trading, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the consolidated statement of operations and (2) OTTI related to other factors, which is recognized in other comprehensive income.

The credit loss is defined as the difference between the discounted present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Federal Home Loan Bank of New York Stock: The Bank is a member of the FHLBNY. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLBNY stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at current unpaid principal balances, net of the allowance for loan losses and including net deferred loan origination fees and costs.

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

A loan is moved to nonaccrual status in accordance with the Company’s policy, typically after 90 days of non-payment. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off if collection of principal or interest is considered doubtful. All nonaccrual loans are considered impaired loans.

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash basis or recorded against principal balances, until qualifying for return to accrual. Cash basis interest recognition is only applied on nonaccrual loans with a sufficient collateral margin to ensure no doubt with respect to the collectability of principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of time (typically six months) and future payments are reasonably assured. Accrued interest receivable is closely monitored for collectability and will be charged-off in a timely manner if deemed uncollectable.

Allowance for Loan Losses: The allowance for loan losses (“ALLL”) is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. The Company’s assessment of the economic impact of the COVID-19 pandemic on borrowers indicates that it is likely that it will be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured for impairment using the fair value of the collateral, present value of cash flows, or the observable market price of the note. Impairment measurement for all collateral dependent loans, excluding accruing troubled debt restructurings, is based on the fair value of collateral, less costs to sell, if necessary. A loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the sale or the operation of the underlying collateral.

When a loan is modified to troubled debt restructured, management evaluates for any possible impairment by using the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs, if repayment under the modified terms becomes doubtful.

The general component covers non‑impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over a rolling 12 quarter average period. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories reflecting individual borrower earnings, liquidity, leverage and cash flow, as well as the nature of underlying collateral. These risk categories and relevant risk characteristics are as follows:

Residential and Multifamily Mortgage Loans: Residential and multifamily mortgage loans are secured by first mortgages. These loans are typically underwritten with loan-to-value ratios ranging from 65% to 90%. The primary risks involved in residential mortgages are the borrower’s loss of employment, or other significant event, that negatively impacts the source of repayment. Additionally, a serious decline in home values could jeopardize repayment in the event that the underlying collateral needs to be liquidated to pay-off the loan.

Nonresidential Mortgage Loans: Nonresidential mortgage loans are primarily secured by commercial buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including hotels, restaurants and nursing homes. These loans are typically underwritten at no more than 75% loan-to-value ratio. Although terms vary, commercial real estate loans generally have amortization periods of 15 to 30 years, as well as balloon payments due in 10 to 15 years, and terms which provide that the interest rates are adjusted on a 5-year schedule.

Construction and Land Loans: Construction real estate loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that government approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of six months to two years during the construction period with fixed rates or interest rates based on a designated index and generally have a conversion to permanent financing feature.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Business Loans: Business loans are loans for commercial, corporate and business purposes, including issuing letters of credit. These loans are secured by business assets or may be unsecured and repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue. They possess greater risk than most other types of loans because the repayment capacity of the borrower may become inadequate. Business loans generally have terms of five  to seven years or less and interest rates that float in accordance with a designated published index. Substantially, all such loans are backed by the personal guarantees of the owners of the business.

Consumer Loans: Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include passbook loans and other secured and unsecured loans that have been made for a variety of consumer purposes.

Mortgage Loans Held for Sale, at Fair Value: Mortgage loans held for sale, at fair value, include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards. These loans are originated by Mortgage World which the Company intends to sell on the secondary market. Mortgage loans held for sale are carried at fair value under the fair value option accounting guidance for financial assets and financial liabilities. The gains or losses for the changes in fair value of these loans are included in income on sale of mortgage loans on the consolidated statements of operations. Interest income on mortgage loans held for sale measured under the fair value option is calculated based on the principal amount of the loan and is included in interest on loans receivable on the consolidated statements of operations.

Derivative Financial Instruments: The Company, through Mortgage World, uses derivative financial instruments as part of its price risk management activities. All such derivative financial instruments are designated as free-standing derivative instruments. In accordance with FASB Accounting Standards Codification (“ASC”) 815-25, “Derivatives and Hedging,” all derivative instruments are recognized as assets or liabilities on the consolidated statements of financial condition at their fair value. Changes in the fair value of these derivatives are reported in current period earnings.

Additionally, to facilitate the sale of mortgage loans, Mortgage World may enter into forward sale positions on securities, and mandatory delivery positions. Exposure to losses or gains on these positions is limited to the net difference between the calculated amounts to be received and paid. As of September 30, 2021, the Company did not enter into any forward sale or mandatory delivery positions on their financial instruments.

Revenue from Contracts with Customers: The Company’s revenue from contracts with customers in the scope of ASC 606, “Revenue from Contract with Customers,” is recognized within noninterest income. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company's primary source of revenue is interest income on financial assets and income from mortgage banking activities, which are explicitly excluded from the scope of ASC 606.

COVID-19 Pandemic and the CARES Act: On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings,” provides banks the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings (“TDR”) for a limited period of time to account for the effects of the COVID-19 pandemic. Additionally, on April 7, 2020, the banking agencies, including the Board of Governors of the Federal Reserve System and the OCC, issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)” (“Interagency Statement”), to encourage banks  to work prudently with borrowers and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructurings by Creditors,” apply to certain of the COVID-19 pandemic related modifications. Further, on August 3, 2020, the Federal Financial Institutions Examination Council issued a Joint Statement on Additional Loan Accommodations related to the COVID-19 pandemic, to provide prudent risk management and consumer protection principles for financial institutions to consider while working with borrowers as loans near the end of initial loan accommodation periods.

Under the CARES Act and related Interagency Statement, the Company may temporarily suspend its delinquency and nonperforming treatment for certain loans that have been granted a payment accommodation that facilitates borrowers' ability to work through the immediate impact of the pandemic. Borrowers who were current prior to becoming affected by the COVID-19 pandemic, then receive payment accommodations as a result of the effects of the COVID-19 pandemic and if all payments are current in accordance with the revised terms of the loan, generally would not be reported as past due. The Company has chosen to utilize this part of the CARES Act as it relates to delinquencies and nonperforming loans and does not report these loans as past due.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Under Section 4013 of the CARES Act, modifications of loan terms do not automatically result in TDRs and the Company generally does not need to categorize the COVID-19 pandemic-related modifications as TDRs. The Company may elect not to categorize loan modifications as TDRs if they are (1) related to the COVID-19 pandemic; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. The termination date was extended by the Consolidated Appropriations Act of 2021, to the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022. For all other loan modifications, the federal banking agencies have confirmed with staff of the Financial Accounting Standards Board ("FASB") that short-term modifications made on a good faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief, are not TDRs.

This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. Financial institutions accounting for eligible loans under Section 4013 are not required to apply ASC Subtopic 310-40 to the Section 4013 loans for the term of the loan modification. Financial institutions do not have to report Section 4013 loans as TDRs in regulatory reports, including this Form 10-Q. The Company has chosen to utilize this section of the CARES Act and does not report the COVID-19 pandemic related modifications as TDRs.

Under the CARES Act and related Interagency Statement, in regard to loans not otherwise reportable as past due, financial institutions are not expected to designate loans with deferrals granted due to the COVID-19 pandemic as past due because of the deferral. A loan's payment date is governed by the due date stipulated in the legal agreement. If a financial institution agrees to a payment deferral, this may result in no contractual payments being past due, and these loans are not considered past due during the period of the deferral. Each financial institution should refer to the applicable regulatory reporting instructions, as well as its internal accounting policies, to determine if loans to distressed borrowers should be reported as nonaccrual assets in regulatory reports. However, during the short-term arrangements, these loans generally should not be reported as nonaccrual. The Company has elected to follow this guidance of the CARES Act and reports loans that have been granted payment deferrals as current so long as they were current at the time the deferral was granted.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation.

Depreciation is computed and charged to operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Years
Buildings	39
Building improvements	15 - 39
Furniture, fixtures, and equipment	3 - 10

Leasehold improvements are amortized over the shorter of the improvements’ estimated economic lives or the related lease terms, including extensions expected to be exercised. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized. Leasehold improvements in process are not amortized until the assets are placed in operation.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets: Long-lived assets, including premises and leasehold improvements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Other Real Estate Owned: Other Real Estate Owned (“OREO”) represents properties acquired through, or in lieu of, loan foreclosure or other proceedings. OREO is initially recorded at fair value, less estimated disposal costs, at the date of foreclosure, which establishes a new cost basis. After foreclosure, the properties are held for sale and are carried at the lower of cost or fair value, less estimated costs of disposal. Any write-down to fair value, at the time of transfer to OREO, is charged to the allowance for loan losses.

Properties are evaluated regularly to ensure that the recorded amounts are supported by current fair values and charges against earnings are recorded as necessary to reduce the carrying amount to fair value, less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the OREO, while costs relating to holding the property are expensed. Gains or losses are included in operations upon disposal.

Income Taxes: The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income, or other applicable basis of taxation, in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statements of operations.

Related Party Transactions: Directors and officers of the Company and their affiliates have been customers of and have had transactions with the Company, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risk of collectability, nor favored treatment or terms, nor present other unfavorable features. Note 16 contains details regarding related party transactions.

Employee Benefit Plans: The Company maintains a KSOP, an Employee Stock Ownership Plan with 401(k) provisions incorporated, a Long-Term Incentive Plan that includes grants of restricted stock units and stock options, and a Supplemental Executive Retirement Plan (the “SERP”).

KSOP, the Employee Stock Ownership Plan with 401(k) Provisions: Compensation expense is recorded as shares are committed to be released with a corresponding credit to unearned KSOP equity account at the average fair market value of the shares during the period and the shares become outstanding for earnings per share computations. Compensation expense is recognized ratably over the service period based upon management’s estimate of the number of shares expected to be allocated by the KSOP. The difference between the average fair market value and the cost of the shares allocated by the KSOP is recorded as an adjustment to additional paid-in-capital. Unallocated common shares held by the Company’s KSOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average common shares outstanding for both basic and diluted earnings per share calculations until they are committed to be released. The 401(k) provisions provide for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

Stock Options: The Company recognizes the value of shared-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur during the period.

Restricted Stock Units: The Company recognizes compensation cost related to restricted stock units based on the market price of the stock units at the grant date over the vesting period.  The product of the number of units granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock units. The Company recognizes compensation expense for the fair value of the restricted stock units on a straight-line basis over the requisite service period.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), which are both recognized as separate components of stockholder’s equity. Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the operations and financial position of the Company.

Fair Value of Financial Instruments: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Segment Reporting: The Company’s business is conducted through two business segments: Ponce Bank, which involves the delivery of loan and deposit products to customers, and Mortgage World, which consists of mortgage underwriting and selling such mortgages to investors. Accordingly, the financial service operations of the Company are considered by management to be reported in two operating segments as more fully disclosed in Note 17.

Loan Commitments and Related Financial Instruments: Financial instruments include off‑balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings (Loss) per Share (“EPS”): Basic EPS represents net income (loss) attributable to common shareholders divided by the basic weighted average common shares outstanding. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the basic weighted average common shares outstanding, plus the effect of potential dilutive common stock equivalents outstanding during the period. Basic weighted common shares outstanding is weighted average common shares outstanding less weighted average unallocated ESOP shares.

Treasury Stock: Shares repurchased under the Company’s share repurchase programs were purchased in open-market transactions and are held as treasury stock. The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders’ equity.

Reclassification of Prior Year Presentation: Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reporting results of operations and did not affect previously reported amounts in the Consolidated Statements of Operations.

Recent Accounting Pronouncements:

As an emerging growth company (“EGC”) as defined in Rule 12b-2 of the Exchange Act, the Company has elected to use the extended transition period to delay the adoption of new or reissued accounting pronouncements applicable to public business entities until such pronouncements are made applicable to nonpublic business entities. As of September 30, 2021, there is no significant difference in the comparability of the consolidated financial statements as a result of this extended transition period.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This ASU requires all lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. Lessor accounting remains largely unchanged under the new guidance. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period, for public business entities. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.Nature of Business and Summary of Significant Accounting Policies (Continued)

The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. To date, the Company has identified its leased office spaces as within the scope of the guidance. The Company currently leases 13 branches and mortgage offices and the new guidance will result in the establishment of a right to use asset and corresponding lease obligations. The Company continues to evaluate the impact of the guidance, including determining whether other contracts exist that are deemed to be in scope and subsequent related accounting standard updates. The Company has established a project committee and has initiated training on ASU 2016-02. The Company is performing preliminary computations of its right to use asset and corresponding lease obligations for the operating leases of its 13 leased branches and mortgage offices. The Company is utilizing a new lease accounting tool to assist in the computations of its right to use asset and corresponding lease obligations for the operating leases.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard is to replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, is to apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also reportedly simplifies the accounting model for purchased credit-impaired debt, securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities, that are not deemed to be smaller reporting companies as defined by the SEC as of November 15, 2019. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Entities have to apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).

Although early adoption is permitted, the Company does not expect to elect that option. The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. As a result of the required change in approach toward determining estimated credit losses from the current “incurred loss” model to one based on estimated cash flows over a loan’s contractual life, adjusted for prepayments (a “life of loan” model), the Company expects that the new guidance will result in an increase in the allowance for loan losses, particularly for longer duration loan portfolios. The Company also expects that the new guidance may result in an allowance for available-for-sale debt securities. The Company has selected the CECL model and has begun running scenarios. In both cases, the extent of the change is indeterminable at this time as it will be dependent upon portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time.

In March 2017, the FASB issued ASU 2017-08 “Receivables – Non-Refundable Fees and Other Costs (Subtopic 310-20):  Premium Amortization on Purchased Callable Debt Securities.” The ASU requires premiums on callable debt securities to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. ASU 2017-08 is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities.  Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted the amendments in this update for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. ASU 2017-08 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.

In August 2018, the FASB issued ASU 2018-13, “Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted this standard, which had no material effect on the Company’s consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The objective of this update is to simplify the accounting for income taxes by removing certain exceptions to the general principles and improve consistent application and simplify other areas of Topic 740. The amendments in this update are effective for annual periods beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this standard, which had no material effect on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” This ASU provides optional means and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of the reference rate reform. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. This update does not have a material impact on the consolidated financial statements.

Note 2.Business Acquisition

On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World. The shareholders of Mortgage World received total consideration of $1.8 million in cash. The acquisition was accounted for using the acquisition method of accounting, and accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. Mortgage World’s results of operations have been included in the Company’s Consolidated Statements of Operations since July 10, 2020.

The assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates, using information available at the date of the acquisition. The fair values are preliminary estimates and subject to adjustment for up to one year after the closing date of the acquisition. The Company did not recognize goodwill from the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of Mortgage World:

Fair Value
(in thousands)
Fair value of acquisition consideration	$1,755
Assets:
Cash and cash equivalents	750
Mortgage loans held for sale, at fair value	10,549
Premises and equipment, net	302
Other assets	772
Total assets	$12,373

Liabilities:
Warehouse lines of credit	$9,135
Mortgage loans funding payable	1,237
Other liabilities	246
Total Liabilities	$10,618
Net assets	$1,755

Note 3.	Restrictions on Cash and Due from Banks

The Bank was previously required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. Effective March 26, 2020, the Federal Reserve Board eliminated reserve requirement for depository institutions to support lending to households and businesses.

Cash and cash equivalents include Mortgage World restricted cash which consists of escrows due to HUD for upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers and good faith deposits received from commercial loan customers relating to the closing of a commercial loan. As of September 30, 2021 and December 31, 2020, the total amount of restricted cash was $95,000 and $150,000, respectively, and these were reflected on the consolidated statements of financial condition.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4.	Available-for-Sale Securities

The amortized cost, gross unrealized gains and losses, and fair value of securities at September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30, 2021
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(in thousands)
Available-for-Sale Securities:
U.S. Government Bonds	$2,980	$3	$—	$2,983
Corporate Bonds	20,409	193	(60)	20,542
Mortgage-Backed Securities:
Collateralized Mortgage Obligations (1)	20,393	4	(143)	20,254
FNMA Certificates	61,201	—	(815)	60,386
GNMA Certificates	186	7	—	193
Total available-for-sale securities	$105,169	$207	$(1,018)	$104,358

Held-to-Maturity Securities:
FHLMC Certificates	$1,437	$—	$(39)	$1,398
Total held-to-maturity securities	$1,437	$—	$(39)	$1,398

(1)	Comprised of Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”) and Ginnie Mae (“GNMA”) issued securities.

	December 31, 2020
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(in thousands)
Available-for-Sale Securities:
Corporate Bonds	$10,381	$95	$(13)	$10,463
Mortgage-Backed Securities:
FHLMC Certificates	3,201	—	(5)	3,196
FNMA Certificates	3,506	61	—	3,567
GNMA Certificates	263	9	—	272
Total available-for-sale securities	$17,351	$165	$(18)	$17,498

Held-to-Maturity Securities:
FHLMC Certificates	$1,743	$—	$(21)	$1,722
Total held-to-maturity securities	$1,743	$—	$(21)	$1,722

There was one security classified as held-to-maturity as of September 30, 2021 and December 31, 2020. There were two available-for-sale security in the amount of $3.6 million and no held-to-maturity securities sold during the nine months ended September 30, 2021. There were no available-for-sale securities and held-to-maturity securities sold during the year ended December 31, 2020. No securities matured and/or were called during the nine months ended September 30, 2021 and $17.8 million securities matured and/or were called during the year ended December 31, 2020. The Company purchased $94.2 million in available-for-sale securities during the nine months ended September 30, 2021 and $13.6 million in available-for-sale securities and $1.7 million in held-to-maturity securities during the year ended December 31, 2020.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4.Available-for-Sale Securities (Continued)

The following table presents the Company's gross unrealized losses and fair values of its securities, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at September 30, 2021 and December 31, 2020:

	September 30, 2021
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(in thousands)
Available-for-Sale Securities:
Corporate Bonds	$11,939	$(60)	$—	$—	$11,939	$(60)
Mortgage-Backed
Collateralized Mortgage Obligations	15,536	(143)	—	—	15,536	(143)
FNMA Certificates	60,293	(815)	—	—	60,293	(815)
Total available-for-sale securities	$87,768	$(1,018)	$—	$—	$87,768	$(1,018)
Held-to-Maturity Securities:
FHLMC Certificates	$—	$—	$1,398	$(39)	$1,398	$(39)
Total held-to-maturity securities	$—	$—	$1,398	$(39)	$1,398	$(39)

	December 31, 2020
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(in thousands)
Available-for-Sale Securities:
Corporate Bonds	$1,717	$(13)	$—	$—	$1,717	$(13)
Mortgage-Backed
FHLMC Certificates	3,196	(5)	—	—	3,196	(5)
Total available-for-sale securities	$4,913	$(18)	$—	$—	$4,913	$(18)
Held-to-Maturity Securities:
FHLMC Certificates	$1,722	$(21)	$—	$—	$1,722	$(21)
Total held-to-maturity securities	$1,722	$(21)	$—	$—	$1,722	$(21)

The Company’s investment portfolio had 26 and 8 available-for-sale securities at September 30, 2021 and December 31, 2020, respectively, and one held-to-maturity security at September 30, 2021 and December 31, 2020. At September 30, 2021 and December 31, 2020, the Company had 17 and 3 available-for-sale securities, respectively, and one held-to-maturity security at September 30, 2021 and December 31, 2020 with gross unrealized loss positions. Management reviewed the financial condition of the entities underlying the securities at both September 30, 2021 and December 31, 2020 and determined that they are not other than temporarily impaired because the unrealized losses in those securities relate to market interest rate changes. The Company has the ability to hold them and does not have the intent to sell these securities, and it is not more likely than not that the Company will be required to sell these securities, before recovery of the cost basis. In addition, management also considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4.Available-for-Sale Securities (Continued)

The following is a summary of maturities of securities at September 30, 2021 and December 31, 2020. Amounts are shown by contractual maturity. Because borrowers for mortgage-backed securities have the right to prepay obligations with or without prepayment penalties, at any time, these securities are included as a total within the table.

	September 30, 2021
	Amortized	Fair
	Cost	Value
	(in thousands)
Available-for-Sale Securities:
U.S. Government Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	2,980	2,983
More than five years through ten years	—	—
	2,980	2,983
Corporate Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	7,110	7,105
More than five years through ten years	13,299	13,437
	20,409	20,542
Mortgage-Backed Securities	81,780	80,833
Total available-for-sale securities	$105,169	$104,358
Held-to-Maturity Securities:
FHLMC Certificates	$1,437	$1,398
Total held-to-maturity securities	$1,437	$1,398

	December 31, 2020
	Amortized	Fair
	Cost	Value
	(in thousands)
Available-for-Sale Securities:
Corporate Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	2,651	2,728
More than five years through ten years	7,730	7,735
	10,381	10,463
Mortgage-Backed Securities	6,970	7,035
Total available-for-sale securities	$17,351	$17,498
Held-to-Maturity Securities:
FHLMC Certificates	$1,743	$1,722
Total held-to-maturity securities	$1,743	$1,722

There were no securities pledged at September 30, 2021 and December 31, 2020.

The held-to-maturity securities held at September 30, 2021 and December 31, 2020 will mature on October 1, 2050.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses

Loans receivable at September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30,	December 31,
	2021	2020
	(in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$319,346	$319,596
Owner-Occupied	97,493	98,795
Multifamily residential	317,575	307,411
Nonresidential properties	211,075	218,929
Construction and land	133,130	105,858
Total mortgage loans	1,078,619	1,050,589
Nonmortgage loans:
Business loans (1)	207,859	94,947
Consumer loans (2)	36,095	26,517
Total non-mortgage loans	243,954	121,464
Total loans, gross	1,322,573	1,172,053
Net deferred loan origination costs	(4,327)	1,457
Allowance for loan losses	(16,008)	(14,870)
Loans receivable, net	$1,302,238	$1,158,640

(1)

As of September 30, 2021 and December 31, 2020, business loans include $195.9 million and $85.3 million, respectively, of U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans.

(2)

As of September 30, 2021 and December 31, 2020, consumer loans include $35.5 million and $25.5 million, respectively, related to Grain Technologies, LLC (“Grain”). Grain is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies.

The Company’s lending activities are conducted principally in metropolitan New York City. The Company primarily grants loans secured by real estate to individuals and businesses pursuant to an established credit policy applicable to each type of lending activity in which it engages. Although collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrowers’ ability to generate continuing cash flows. The Company also evaluates the collateral and creditworthiness of each customer. The credit policy provides that depending on the borrowers’ creditworthiness and type of collateral, credit may be extended up to predetermined percentages of the market value of the collateral or on an unsecured basis. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities.

For disclosures related to the allowance for loan losses and credit quality, the Company does not have any disaggregated classes of loans below the segment level.

Credit-Quality Indicators: Internally assigned risk ratings are used as credit-quality indicators, which are reviewed by management on a quarterly basis.

The objectives of the Company’s risk-rating system are to provide the Board of Directors and senior management with an objective assessment of the overall quality of the loan portfolio, to promptly and accurately identify loans with well-defined credit weaknesses so that timely action can be taken to minimize credit loss, to identify relevant trends affecting the collectability of the loan portfolio, to isolate potential problem areas and to provide essential information for determining the adequacy of the allowance for loan losses.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

Below are the definitions of the internally assigned risk ratings:

•	Strong Pass – Loans to a new or existing borrower collateralized at least 90 percent by an unimpaired deposit account at the Company.
•

Good Pass – Loans to a new or existing borrower in a well-established enterprise in excellent financial condition with strong liquidity and a history of consistently high level of earnings, cash flow and debt service capacity.

•

Satisfactory Pass – Loans to a new or existing borrower of average strength with acceptable financial condition, satisfactory record of earnings and sufficient historical and projected cash flow to service the debt.

•

Performance Pass – Existing loans that evidence strong payment history but document less than average strength, financial condition, record of earnings, or projected cash flows with which to service the debt.

•

Special Mention – Loans in this category are currently protected but show one or more potential weaknesses and risks which may inadequately protect collectability or borrower’s ability to meet repayment terms at some future date if the weakness or weaknesses are not monitored or remediated.

•

Substandard – Loans that are inadequately protected by the repayment capacity of the borrower or the current sound net worth of the collateral pledged, if any. Loans in this category have well defined weaknesses and risks that jeopardize the repayment. They are characterized by the distinct possibility that some loss may be sustained if the deficiencies are not remediated.

•

Doubtful – Loans that have all the weaknesses of loans classified as “Substandard” with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

Loans within the top four categories above are considered pass rated, as commonly defined. Risk ratings are assigned as necessary to differentiate risk within the portfolio. Risk ratings are reviewed on an ongoing basis and revised to reflect changes in the borrowers’ financial condition and outlook, debt service coverage capability, repayment performance, collateral value and coverage as well as other considerations.

The following tables present credit risk ratings by loan segment as of September 30, 2021 and December 31, 2020:

	September 30, 2021
	Mortgage Loans				Nonmortgage Loans
				Construction			Total
	1-4 Family	Multifamily	Nonresidential	and Land	Business	Consumer	Loans
	(Dollars in thousands)
Risk Rating:
Pass	$407,746	$305,790	$208,728	$125,558	$207,859	$36,095	$1,291,776
Special mention	504	5,356	—	6,650	—	—	12,510
Substandard	8,589	6,429	2,347	922	—	—	18,287
Total	$416,839	$317,575	$211,075	$133,130	$207,859	$36,095	$1,322,573

	December 31, 2020
	Mortgage Loans				Nonmortgage Loans
				Construction			Total
	1-4 Family	Multifamily	Nonresidential	and Land	Business	Consumer	Loans
	(in thousands)
Risk Rating:
Pass	$406,993	$301,015	$213,882	$88,645	$94,947	$26,517	$1,131,999
Special mention	2,333	—	—	17,213	—	—	19,546
Substandard	9,065	6,396	5,047	—	—	—	20,508
Total	$418,391	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.Loans Receivable and Allowance for Loan Losses (Continued)

An aging analysis of loans, as of September 30, 2021 and December 31, 2020, is as follows:

	September 30, 2021
		30-59	60-89	90 Days			90 Days
		Days	Days	or More		Nonaccrual	or More
	Current	Past Due	Past Due	Past Due	Total	Loans	Accruing
	(in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$317,668	$—	$708	$970	$319,346	$1,907	$—
Owner-Occupied	95,585	—	159	1,749	97,493	3,290	—
Multifamily residential	314,998	—	—	2,577	317,575	2,577	—
Nonresidential properties	211,075	—	—	—	211,075	1,489	—
Construction and land	133,130	—	—	—	133,130	922	—
Nonmortgage loans:
Business	207,729	130	—	—	207,859	—	—
Consumer	32,829	1,805	1,461	—	36,095	—	—
Total	$1,313,014	$1,935	$2,328	$5,296	$1,322,573	$10,185	$—

	December 31, 2020
		30-59	60-89	90 Days			90 Days
		Days	Days	or More		Nonaccrual	or More
	Current	Past Due	Past Due	Past Due	Total	Loans	Accruing
	(in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$313,960	$2,222	$1,507	$1,907	$319,596	$3,058	$—
Owner-Occupied	95,775	1,572	348	1,100	98,795	3,250	—
Multifamily residential	305,325	1,140	—	946	307,411	946	—
Nonresidential properties	215,657	—	—	3,272	218,929	4,429	—
Construction and land	105,858	—	—	—	105,858	—	—
Nonmortgage loans:
Business	94,847	100	—	—	94,947	—	—
Consumer	25,529	497	316	175	26,517	—	—
Total	$1,156,951	$5,531	$2,171	$7,400	$1,172,053	$11,683	$—

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

The following schedules detail the composition of the allowance for loan losses and the related recorded investment in loans as of and for the three and nine months ended September 30, 2021 and 2020, and as of and for the year ended December 31, 2020:

	For the Nine Months Ended September 30, 2021
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870
Provision charged to expense	(81)	(46)	67	(124)	240	14	1,774	1,844
Losses charged-off	—	—	—	—	—	—	(782)	(782)
Recoveries	—	—	—	—	—	7	69	76
Balance, end of period	$3,769	$1,214	$5,281	$2,070	$2,060	$275	$1,339	$16,008
Ending balance: individually evaluated for impairment	$98	$116	$—	$39	$—	$—	$—	$253
Ending balance: collectively evaluated for impairment	3,671	1,098	5,281	2,031	2,060	275	1,339	15,755
Total	$3,769	$1,214	$5,281	$2,070	$2,060	$275	$1,339	$16,008
Loans:
Ending balance: individually evaluated for impairment	$5,028	$5,687	$2,577	$2,228	$922	$—	$—	$16,442
Ending balance: collectively evaluated for impairment	314,318	91,806	314,998	208,847	132,208	207,859	36,095	1,306,131
Total	$319,346	$97,493	$317,575	$211,075	$133,130	$207,859	$36,095	$1,322,573

	For the Three Months Ended September 30, 2021
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,835	$1,209	$5,393	$2,099	$1,956	$347	$1,036	$15,875
Provision charged to expense	(66)	5	(112)	(29)	104	(74)	744	572
Losses charged-off	—	—	—	—	—	—	(510)	(510)
Recoveries	—	—	—	—	—	2	69	71
Balance, end of period	$3,769	$1,214	$5,281	$2,070	$2,060	$275	$1,339	$16,008

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.Loans Receivable and Allowance for Loan Losses (Continued)

	For the Nine Months Ended September 30, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329
Provision charged to expense	353	134	1,024	330	(63)	182	77	2,037
Losses charged-off	—	—	—	—	—	—	(6)	(6)
Recoveries	—	—	—	4	—	17	—	21
Balance, end of period	$3,856	$1,201	$4,889	$2,183	$1,719	$453	$80	$14,381
Ending balance: individually evaluated for impairment	$121	$137	$—	$37	$—	$—	$—	$295
Ending balance: collectively evaluated for impairment	3,735	1,064	4,889	2,146	1,719	453	80	14,086
Total	$3,856	$1,201	$4,889	$2,183	$1,719	$453	$80	$14,381
Loans:
Ending balance: individually evaluated for impairment	$6,412	$5,442	$210	$5,245	$—	$—	$—	$17,309
Ending balance: collectively evaluated for impairment	314,026	87,898	284,565	212,526	99,721	96,700	9,806	1,105,242
Total	$320,438	$93,340	$284,775	$217,771	$99,721	$96,700	$9,806	$1,122,551

	For the Three Months Ended September 30, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,857	$1,194	$4,741	$2,085	$1,670	$204	$10	$13,761
Provision charged to expense	(1)	7	148	98	49	245	74	620
Losses charged-off	—	—	—	—	—	—	(4)	(4)
Recoveries	—	—	—	—	—	4	—	4
Balance, end of period	$3,856	$1,201	$4,889	$2,183	$1,719	$453	$80	$14,381

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.Loans Receivable and Allowance for Loan Losses (Continued)

	For the Year Ended December 31, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(in thousands)
Allowance for loan losses:
Balance, beginning of year	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329
Provision charged to expense	347	193	1,349	341	38	(95)	270	2,443
Losses charged-off	—	—	—	—	—	—	(6)	(6)
Recoveries	—	—	—	4	—	95	5	104
Balance, end of year	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870
Ending balance: individually evaluated for impairment	$118	$134	$—	$40	$—	$—	$—	$292
Ending balance: collectively evaluated for impairment	3,732	1,126	5,214	2,154	1,820	254	278	14,578
Total	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870
Loans:
Ending balance: individually evaluated for impairment	$7,468	$5,754	$946	$5,184	$—	$—	$—	$19,352
Ending balance: collectively evaluated for impairment	312,128	93,041	306,465	213,745	105,858	94,947	26,517	1,152,701
Total	$319,596	$98,795	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

Loans are considered impaired when current information and events indicate all amounts due may not be collectable according to the contractual terms of the related loan agreements. Impaired loans, including troubled debt restructurings, are identified by applying normal loan review procedures in accordance with the allowance for loan losses methodology. Management periodically assesses loans to determine whether impairment exists. Any loan that is, or will potentially be, no longer performing in accordance with the terms of the original loan contract is evaluated to determine impairment.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.Loans Receivable and Allowance for Loan Losses (Continued)

The following information relates to impaired loans as of and for the nine months ended September 30, 2021 and 2020 and as of and for the year ended December 31, 2020:

	Unpaid Contractual	Recorded Investment	Recorded Investment	Total		Average	Interest Income
	Principal	With No	With	Recorded	Related	Recorded	Recognized
As of and For the Nine Months Ended September 30, 2021	Balance	Allowance	Allowance	Investment	Allowance	Investment	on a Cash Basis
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential	$11,107	$8,701	$2,014	$10,715	$214	$12,166	$189
Multifamily residential	2,555	2,577	—	2,577	—	939	—
Nonresidential properties	2,716	1,866	362	2,228	39	4,404	38
Construction and land	922	922	—	922	—	154	—
Nonmortgage loans:
Business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	24	—
Total	$17,300	$14,066	$2,376	$16,442	$253	$17,687	$227

	Unpaid Contractual	Recorded Investment	Recorded Investment	Total		Average	Interest Income
	Principal	With No	With	Recorded	Related	Recorded	Recognized
As of and For the Nine Months Ended September 30, 2020	Balance	Allowance	Allowance	Investment	Allowance	Investment	on a Cash Basis
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential	$12,715	$9,688	$2,166	$11,854	$257	$12,190	$146
Multifamily residential	207	210	—	210	—	44	—
Nonresidential properties	5,639	4,873	372	5,245	38	5,369	54
Construction and land	—	—	—	—	—	751	—
Nonmortgage loans:
Business	—	—	—	—	—	17	—
Consumer	—	—	—	—	—	—	—
Total	$18,561	$14,771	$2,538	$17,309	$295	$18,371	$200

	Unpaid Contractual	Recorded Investment	Recorded Investment	Total		Average	Interest Income
	Principal	With No	With	Recorded	Related	Recorded	Recognized
As of and for the Year Ended December 31, 2020	Balance	Allowance	Allowance	Investment	Allowance	Investment	on a Cash Basis
	(in thousands)
Mortgage loans:
1-4 Family residential	$14,118	$10,613	$2,609	$13,222	$252	$12,306	$321
Multifamily residential	946	946	—	946	—	231	34
Nonresidential properties	5,632	4,813	371	5,184	40	5,339	33
Construction and land	—	—	—	—	—	405	—
Nonmortgage loans:
Business	—	—	—	—	—	8	—
Consumer	—	—	—	—	—	—	—
Total	$20,696	$16,372	$2,980	$19,352	$292	$18,289	$388

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

The loan portfolio also includes certain loans that have been modified to troubled debt restructurings. Under applicable standards, loans are modified to troubled debt restructurings when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, unless it results in a delay in payment that is insignificant. These concessions could include a reduction of interest rate on the loan, payment and maturity extensions, forbearance, or other actions intended to maximize collections. When a loan is modified to a troubled debt restructuring, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful. If management determines that the value of the modified loan in a troubled debt restructuring is less than the recorded investment in the loan, impairment is recognized through a specific allowance estimate or charge-off against the allowance for loan losses.

During the nine months ended September 30, 2021, and for the year ended December 31, 2020, there were no loans restructured as a troubled debt restructuring.

At September 30, 2021, there were 30 troubled debt restructured loans totaling $8.8 million of which $6.3 million are on accrual status. At December 31, 2020, there were 32 troubled debt restructured loans totaling $9.7 million of which $6.6 million are on accrual status. There were no commitments to lend additional funds to borrowers whose loans have been modified in a troubled debt restructuring. The financial impact from the concessions made represents specific impairment reserves on these loans, which aggregated to $253,000 and $292,000 at September 30, 2021 and December 31, 2020, respectively.

Loan modifications and payment deferrals as a result of the COVID-19 pandemic that meet the criteria established under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators are excluded from evaluation of TDR classification and will continue to be reported as current during the payment deferral period. The Company’s policy is to continue to accrue interest during the deferral period. Loans that do not meet the CARES Act or regulatory guidance criteria are evaluated for TDR and non-accrual treatment under the Company’s existing policies and procedures.

Mortgage Loans Held for Sale at Fair Value

At September 30, 2021 and at December 31, 2020, 25 loans and 70 loans related to Mortgage World in the amount of $13.9 million and $34.4 million, respectively, were held for sale and accounted for under the fair value option accounting guidance for financial assets and financial liabilities. At December 31, 2020, there was one loan in the amount of $1.0 million held for sale related to the Bank. Refer to Note 13 Fair Value for additional information.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6.Premises and Equipment

Premises and equipment at September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30,	December 31,
	2021	2020
	(in thousands)
Land	$3,283	$3,897
Buildings and improvements	18,029	17,119
Leasehold improvements	26,476	26,104
Furniture, fixtures and equipment	9,361	9,184
	57,149	56,304
Less: accumulated depreciation and amortization	(23,068)	(24,259)
Total premises and equipment	$34,081	$32,045

Depreciation and amortization expense amounted to $646,000 and $652,000 for the three months ended September 30, 2021 and 2020, respectively, and $1.9 million for both the nine months ended September 30, 2021 and 2020, and are included in occupancy and equipment in the accompanying consolidated statements of operations. Compared to December 31, 2020, buildings and improvements increased by $910,000 million to $18.0 million as a result of $3.2 million related to a new building, offset by $2.3 million due to the sale of real property and other disposals. Leasehold improvements increased by $372,000 to $26.5 million due to $2.6 million primarily as a result of renovations of premises, offset by $2.2 million as a due to the sale of real property. Furniture, fixtures and equipment increased by $177,000 to $9.4 million primarily as a result of renovations of premises. Land decreased by $614,000 to $3.3 million as a result of sale of real property.

Note 7.	Deposits

Deposits at September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30,	December 31,
	2021	2020
	(in thousands)
Demand (1)	$297,777	$189,855
Interest-bearing deposits:
NOW/IOLA accounts	28,025	39,296
Money market accounts	199,758	136,258
Reciprocal deposits	147,226	131,363
Savings accounts	142,851	125,820
Total NOW, money market, reciprocal and savings	517,860	432,737
Certificates of deposit of $250K or more	70,996	78,435
Brokered certificates of deposits (2)	83,505	52,678
Listing service deposits (2)	66,340	39,476
Certificates of deposit less than $250K	212,783	236,398
Total certificates of deposit	433,624	406,987
Total interest-bearing deposits	951,484	839,724
Total deposits	$1,249,261	$1,029,579
(1)	As of September 30, 2021 and December 31, 2020, included in demand deposits are deposits related to net PPP funding.
(2)

As of September 30, 2021 and December 31, 2020, there were $28.9 million and $27.0 million, respectively, in individual listing service deposits amounting to $250,000 or more. All brokered certificates of deposit individually amounted to less than $250,000.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7.Deposits (Continued)

At September 30, 2021 scheduled maturities of certificates of deposit were as follows:

(in thousands)
2022	$251,016
2023	52,385
2024	28,895
2025	41,128
2026	56,200
Thereafter	4,000
$433,624

Overdrawn deposit accounts that have been reclassified to loans amounted to $121,000 and $102,000 as of September 30, 2021 and December 31, 2020, respectively.

Note 8.	Borrowings

FHLBNY Advances: As a member of the FHLBNY, the Bank has the ability to borrow from the FHLBNY based on a certain percentage of the value of the Bank's qualified collateral, as defined in the FHLBNY Statement of Credit Policy, at the time of the borrowing. In accordance with an agreement with the FHLBNY, the qualified collateral must be free and clear of liens, pledges and encumbrances.

The Bank had $106.3 million and $109.3 million of outstanding term advances from the FHLBNY at September 30, 2021 and December 31, 2020, respectively. The Bank repaid $11.0 million in advances from FHLBNY during the nine months ended September 30, 2021. Additionally, the Bank had an unsecured line of credit in the amount of $25.0 million with a correspondent bank at both September 30, 2021 and December 31, 2020, none of which was outstanding as of such dates. The Bank also had a guarantee from the FHLBNY through letters of credit of up to $31.5 million and $61.5 million at September 30, 2021 and December 31, 2020, respectively.

Borrowed funds at September 30, 2021 and December 31, 2020 consist of the following and are summarized by maturity and call date below:

	September 30,			December 31,
	2021			2020
	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate
	(Dollars in thousands)
FHLBNY Overnight line of credit advance	$—	$—	—%	$8,000	$8,000	0.34%

FHLBNY Term advances ending:
2021	—	—	—	3,000	3,000	1.84
2022	77,880	77,880	1.73	77,880	77,880	1.73
2023	28,375	28,375	2.82	28,375	28,375	2.82
	$106,255	$106,255	2.02	$117,255	$117,255	1.90%

Interest expense on FHLBNY term advances totaled $549,000 and $612,000 for the three months ended September 30, 2021 and 2020, and $1.6 million and $1.8 million for the nine months ended September 30, 2021 and 2020, respectively. There were no interest expense on FHLBNY overnight advances for the three months ended September 30, 2021, and $43,000 for the three months ended September 30, 2020, respectively. There were no interest expense on FHLBNY overnight advances for the nine months ended September 30, 2021 and $51,000 for the nine months ended September 30, 2020, respectively.

As of September 30, 2021 and December 31, 2020, the Bank had eligible collateral of approximately $356.7 million and $336.8 million, respectively, in residential 1-4 family and multifamily mortgage loans available to secure advances from the FHLBNY.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8.Borrowings (Continued)

Warehouse Lines of Credit:  Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the originations and sale of residential mortgages. The lines of credit are repaid with proceeds from the sale of the mortgage loans. The lines are secured by the assets collaterizing underlying mortgages. The agreements with the warehouse lenders provide for certain restrictive covenants such as minimum net worth and liquidity ratios for Mortgage World. As of September 30, 2021 and December 31, 2020, Mortgage World was in full compliance with all financial covenants.

Warehouse Line of Credit #1

The interest rate is based on the 30-day LIBOR rate plus 3.25%. The effective rate at September 30, 2021 was 3.38% and the effective rate as of December 31, 2020 was 3.39%. The line of credit is an evergreen agreement that terminates upon request by either the financial institution or Mortgage World.

Warehouse Line of Credit #2

The interest rate is based on the 30-day LIBOR rate plus 3.00% for loans funded. The effective rate at September 30, 2021 was 3.13% and the effective rate as of December 31, 2020 was 3.14%. The warehouse line of credit was renewed for a period of one year and will expire on June 30, 2022.

Total interest expense on warehouse lines of credit totaled $72,000 and $284,000 for the three and nine months ended September 30, 2021, respectively. Total interest expense on warehouse lines of credit totaled $43,000 for the three months ended September 30, 2020.

	September 30, 2021
	Credit Line	Unused Line
	Maximum	of Credit	Balance
	(in thousands)
Warehouse Line of Credit #1	$15,000	$8,062	$6,938
Warehouse Line of Credit #2	5,000	677	4,323
Total long-term debt	$20,000	$8,739	$11,261

	December 31, 2020
	Credit Line	Unused Line
	Maximum	of Credit	Balance
	(in thousands)
Warehouse Line of Credit #1	$29,900	$2,171	$27,729
Warehouse Line of Credit #2	5,000	2,768	2,232
Total	$34,900	$4,939	$29,961

Mortgage Loan Funding Payable:  Mortgage loan funding payable consists of liabilities to borrowers in connection with the origination of residential loans originated and intended for sale in the secondary market, that remain unfunded by the Company because there is typically a three day period from when the loans close to when they are funded by the warehouse line of credit. This liability is presented at cost and fully offsets the principal balance of the related loans included in mortgage loans held for sale, at fair value on the consolidated statement of financial condition. At September 30, 2021 and December 31, 2020, the balance of mortgage loan funding payable was $1.1 million and $1.5 million, respectively.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9.	Income Taxes

The provision (benefit) for income taxes for the three and nine months ended September 30, 2021 and 2020 consists of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Federal:
Current	$322	$359	$3,378	$636
Deferred	455	489	(478)	120
	777	848	2,900	756
State and local:
Current	179	65	570	179
Deferred	(1,275)	1,074	(574)	(182)
	(1,096)	1,139	(4)	(3)
Valuation allowance	1,637	(840)	1,068	145
Provision (benefit) for income taxes	$1,318	$1,147	$3,964	$898

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 21% for the three and nine months ended September 30, 2021 and 2020, respectively, to income before income taxes as a result of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Income tax, at federal rate	$708	$1,082	$3,024	$655
State and local tax, net of federal taxes	(1,501)	899	(638)	(3)
Valuation allowance, net of the federal benefit	1,637	(840)	1,068	145
Other	474	6	510	101
	$1,318	$1,147	$3,964	$898

Management maintains a valuation allowance against its net New York State and New York City deferred tax assets as it is unlikely these deferred tax assets will be utilized to reduce the Company's tax liability in future years. The valuation allowance increased by $1.1 million for the nine months ended September 30, 2021 and by $145,000 for the nine months ended September 30, 2020.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9.Income Taxes (Continued)

Management has determined that it is not required to establish a valuation allowance against any other deferred tax assets since it is more likely than not that the deferred tax assets will be fully utilized in future periods. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods that the temporary differences comprising the deferred tax assets will be deductible.

For federal income tax purposes, a financial institution may carry net operating losses (“NOLs”) to forward tax years indefinitely. The use of NOLs to offset income is limited to 80%. The CARES Act allows NOLs generated in 2018, 2019 and 2020 to be carried back to each of the five preceding tax years. The Company did not generate NOLs in 2018, 2019 or 2020 so no carryback is available. At September 30, 2021, the Company had no federal NOLs carryforwards.

The state and city of New York allow for a three-year carryback period and carryforward period of twenty years on NOLs generated on or after tax year 2015. For tax years prior to 2015, no carryback period is allowed. Ponce De Leon Federal Bank, the predecessor of Ponce Bank, has pre-2015 carryforwards of $1.9 million for New York State purposes and $528,000 for New York City purposes. Furthermore, there are post-2015 carryforwards available of $37.4 million for New York State purposes and $7.8 million for New York City purposes. Finally, for New Jersey purposes, losses may only be carried forward 20 years, with no allowable carryback period. At September 30, 2021, the Bank had no New Jersey NOLs carryforwards.

At September 30, 2021 and December 31, 2020, the Company had no unrecognized tax benefits recorded. The Company does not expect that the total amount of unrecognized tax benefits will significantly increase in the next twelve months.

The Company is subject to U.S. federal income tax, New York State income tax, Connecticut income tax, New Jersey income tax, Florida income tax, Pennsylvania income tax and New York City income tax. The Company is no longer subject to examination by taxing authorities for years before 2017.

On March 27, 2020, the CARES Act was signed to help individuals and businesses that have been negatively impacted by the COVID-19 pandemic. Among other provisions, the CARES Act allows NOLs, which were modified with the Tax Cuts and Jobs Act of 2017, to be carried back five years. It also modifies the useful lives of qualified leasehold improvements, relaxing the excess loss limitations on pass-through and increasing the interest expense limitation. The Company does not expect the CARES Act to have a material tax impact on the Company's consolidated financial statements.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2021 and December 31, 2020 are presented below:

	September 30,	December 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$5,144	$4,846
Deferred loan fees	—	—
Interest on nonaccrual loans	109	792
Unrealized loss on available-for-sale securities	—	—
Amortization of intangible assets	55	70
Deferred rent payable	128	120
Depreciation of premises and equipment	(1,174)	79
Net operating losses	4,227	3,990
Charitable contribution carryforward	1,483	1,366
Compensation and benefits	778	326
Other	103	78
Total gross deferred tax assets	10,853	11,667
Deferred tax liabilities:
Deferred loan fees	(1,390)	475
Unrealized loss on available-for-sale securities	(161)	25
Other	38	39
Total gross deferred tax liabilities	(1,513)	539
Valuation allowance	7,540	6,472
Net deferred tax assets	$4,826	$4,656

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10.	Compensation and Benefit Plans

401(k) Provisions:

Prior to January 1, 2021, the Company provided a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan qualifies under the Internal Revenue Service safe harbor provisions, as defined. Employees are eligible to participate in the 401(k) Plan at the beginning of each quarter (January 1, April 1, July 1, or October 1). The 401(k) Plan provides for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided. The Company is currently making a safe harbor contribution of 3%. The 401(k) expenses recorded in the consolidated statements of operations amounted to $96,000 and $103,000 for the three months ended September 30, 2021 and 2020, and $279,000 and $474,000 for the nine months ended September 30, 2021 and 2020, respectively.

Effective January 1, 2021, the Company amended and restated its ESOP into a KSOP, Employee Stock Ownership Plan with 401(k) provision, to include substantially the same 401(k) provisions contained in the previously separate 401(k) plan. The Company made a safe harbor contribution of 3% into the 401(k) Plan. There were no changes to the provisions of the previously separately formed ESOP as discussed below.

KSOP, Employee Stock Ownership Plan with 401 (k) Provisions:

In connection with the reorganization, the Company established an ESOP for the exclusive benefit of eligible employees. The ESOP borrowed $7.2 million from the Company sufficient to purchase 723,751 shares (approximately 3.92% of the common stock sold in the Company’s initial stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, and then the remainder will be applied to principal. The loan is expected to be repaid over a period of 15 years. Shares purchased with the loan proceeds are held by the trustee in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants, subject to applicable regulations.

Contributions to the ESOP are to be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, compensation expense equal to the average market price of the shares for the respective periods are recognized, and the shares become outstanding for earnings per share computations (see Note 11).

A summary of the ESOP shares as of September 30, 2021 and December 31, 2020 are as follows:

	September 30, 2021	December 31, 2020
	(Dollars in thousands)
Shares committed-to-be released	36,189	48,250
Shares allocated to participants	172,467	129,270
Unallocated shares	494,562	530,751
Total	703,218	708,271
Fair value of unallocated shares	$7,127	$5,578

The Company recognized ESOP related compensation expense, including ESOP equalization expense, of $182,000 and $115,000 for the three months ended September 30, 2021 and 2020, and $513,000 and $402,000 for the nine months ended September 30, 2021 and 2020 respectively.

Supplemental Executive Retirement Plan:

The Bank maintains a non-qualified supplemental executive retirement plan (“SERP”) for the benefit of one key executive officer. The SERP expense recognized for both the three months ended September 30, 2021 and 2020 was $15,000 and was $45,000 for both the nine months ended September 30, 2021 and 2020.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10.	Compensation and Benefit Plans (Continued)

2018 Incentive Plan

The Company’s stockholders approved the PDL Community Bancorp 2018 Long-Term Incentive Plan (the “2018 Incentive Plan”) at the Special Meeting of Stockholders on October 30, 2018.  The maximum number of shares of common stock which can be issued under the 2018 Incentive Plan is 1,248,469. Of the 1,248,469 shares, the maximum number of shares that may be awarded under the 2018 Incentive Plan pursuant to the exercise of stock options or stock appreciation rights (“SARs”) is 891,764 shares (all of which may be granted as incentive stock options), and the number of shares of common stock that may be issued as restricted stock awards or restricted stock units is 356,705 shares. However, the 2018 Incentive Plan contains a flex feature that provides that awards of restricted stock and restricted stock units in excess of the 356,705 share limitation may be granted but each share of stock covered by such excess award shall reduce the 891,764 share limitation for awards of stock options and SARs by 3.0 shares of common stock.  The Company converted 462,522 awards of stock options into 154,174 restricted stock units in 2018 and 45,000 awards of stock options into 15,000 restricted stock units in 2020.

Under the 2018 Incentive Plan, the Company made grants equal to 674,645 shares on December 4, 2018 which include 119,176 incentive options to executive officers, 44,590 non-qualified options to outside directors, 322,254 restricted stock units to executive officers, 40,000 restricted stock units to non-executive officers and 148,625 restricted stock units to outside directors. During the year ended December 31, 2020, the Company awarded 40,000 incentive options and 15,000 restricted stock units to non-executive officers under the 2018 Incentive Plan. Awards to directors generally vest 20% annually beginning with the first anniversary of the date of grant. Awards to a director with fewer than five years of service at the time of grant vest over a longer period and will not become fully vested until the director has completed ten years of service. Awards to the executive officer who is not a director vest 20% annually beginning on December 4, 2020. As of September 30, 2021 and December 31, 2020, the maximum number of stock options and SARs remaining to be awarded under the Incentive Plan was 189,476 for both periods. As of September 30, 2021 and December 31, 2020, the maximum number of shares of common stock that may be issued as restricted stock or restricted stock units remaining to be awarded under the Incentive Plan was none, for both periods. If the 2018 Incentive Plan’s flex feature described above were fully utilized, the maximum number of shares of common stock that may be awarded as restricted stock or restricted stock units would be 63,159 as of September 30, 2021 and December 31, 2020, but would eliminate the availability of stock options and SARs available for award.

The product of the number of units granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock units under the Company’s 2018 Incentive Plan. Management recognizes compensation expense for the fair value of restricted stock units on a straight-line basis over the requisite service period for the entire award.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10. Compensation and Benefit Plans (Continued)

A summary of the Company’s restricted stock unit awards activity and related information for the three and nine months ended September 30, 2021 and year ended December 31, 2020 are as follows:

	September 30, 2021
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	335,919	$12.66
Granted	—	—
Forfeited	—	—
Vested	—	—
Non-vested at March 31	335,919	12.66
Granted	—	—
Forfeited	—	—
Vested	—	—
Non-vested at June 30	335,919	$12.66
Granted	—	—
Forfeited	—	—
Vested	(3,000)	10.05
Non-vested at September 30	332,919	$12.68

	December 31, 2020
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	420,744	$12.78
Granted	15,000	10.05
Forfeited	(3,000)	12.77
Vested	(96,825)	12.77
Non-vested at December 31	335,919	$12.66

Compensation expense related to restricted stock units was $318,000 and $319,000 for the three months ended September 30, 2021 and 2020, respectively and was $955,000 and $956,000 for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, the total remaining unrecognized compensation cost related to restricted stock units was $3.2 million, which is expected to be recognized over the next 25 quarters.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10. Compensation and Benefit Plans (Continued)

A summary of the Company’s stock option awards activity and related information for the three and nine months ended September 30, 2021 and year ended December 31, 2020 are as follows:

	September 30, 2021
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	203,766	$12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at March 31	203,766	12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at June 30	203,766	12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at September 30 (1)	203,766	$12.02
Exercisable at September 30 (1)	63,938	$12.29

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10. Compensation and Benefit Plans (Continued)

	December 31, 2020
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	163,766	$12.78
Granted	40,000	8.93
Exercised	—	—
Forfeited	—	—
Outstanding at December 31 (1)	203,766	$12.02
Exercisable at December 31 (1)	55,938	$12.77
(1)

The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at respective periods and the stated exercise price of the underlying options, was $478,000 for outstanding options and $136,000 for exercisable options at September 30, 2021 and was $0 for outstanding options and $0 for exercisable options December 31, 2020.

The weighted-average exercise price for the options as of September 30, 2021 was $12.02 per share and the weighted average remaining contractual life is 7.1 years. The weighted average period over which compensation expenses are expected to be recognized as of June 30, 2021 is 4.0 years. There were 63,938 shares and 55,938 shares exercisable as of September 30, 2021 and December 31, 2020, respectively. Total compensation cost related to stock options recognized was $33,000 for both the three months ended September 30, 2021 and 2020, respectively and $99,000 and $93,000 for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, the total remaining unrecognized compensation cost related to unvested stock options was $386,000, which is expected to be recognized over the next 25 quarters.

The fair value of each option grant is estimated on the date of grant using Black-Scholes option pricing model with the following weighted average assumptions:

	For the Nine Months Ended September 30,
	2021	2020
Dividend yield	0.00%	0.00%
Expected life	6.5 years	6.5 years
Expected volatility	38.51%	38.51%
Risk-free interest rate	0.48%	0.48%
Weighted average grant date fair value	$3.77	$3.77

The expected volatility is based on the Company’s historical volatility. The expected life is an estimate based on management’s review of the various factors and calculated using the simplified method for plain vanilla options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Treasury Stock:

The Company adopted a share repurchase program effective March 25, 2019 which expired on September 24, 2019. Under the repurchase program, the Company was authorized to repurchase up to 923,151 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. On November 13, 2019, the Company adopted a second share repurchase program. Under this second program, the Company was authorized to repurchase up to 878,835 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s second share repurchase program was terminated on March 27, 2020 in response to the uncertainty related to the unfolding COVID-19 pandemic. On June 1, 2020, the Company adopted a third share repurchase program. Under this third program, the Company was authorized to repurchase up to 864,987 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s third share repurchase program expired on November 30, 2020. On December 14, 2020, the Company adopted a fourth share repurchase program. Under this fourth program, the Company was authorized to repurchase up to 852,302 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares.  The fourth repurchase program was terminated on May 4, 2021.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10. Compensation and Benefit Plans (Continued)

As of September 30, 2021, the Company had repurchased a total of 1,670,619 shares under the repurchase programs at a weighted average price of $13.22 per share, of which 1,132,086 shares are reported as treasury stock. Of the 1,670,619 shares repurchased, a total of 189,960 shares have been used for grants given to directors, executive officers and non-executive officers under the Company’s 2018 Long-Term Incentive Plan pursuant to restricted stock units which vested on December 4, 2020 and 2019 and July 23, 2021. Of the 189,960 shares, 166 shares were retained to satisfy a recipient’s taxes and other withholding obligations and these shares remain as part of treasury stock.  In addition, during the three months ended June 30, 2021, 348,739 shares were sold to Banc of America Strategic Investments Corporation in a privately negotiated transaction.

Note 11.	Earnings Per Share

The following table presents a reconciliation of the number of shares used in the calculation of basic and diluted earnings per common share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands except share data)

Net income	$2,052	$4,009	$10,436	$2,225

Common shares outstanding for basic EPS:
Weighted average common shares outstanding	17,330,225	17,166,882	17,222,464	17,278,439
Less: Weighted average unallocated Employee Stock Ownership Plan (ESOP) shares	506,494	554,677	518,467	566,762
Basic weighted average common shares outstanding	16,823,731	16,612,205	16,703,997	16,711,677
Basic earnings per common share	$0.12	$0.24	$0.62	$0.13
Potential dilutive common shares:
Add: Dilutive effect of restricted stock awards and stock options	91,102	—	42,557	12,522
Diluted weighted average common shares outstanding	16,914,833	16,612,205	16,746,554	16,724,199
Diluted earnings per common share	$0.12	$0.24	$0.62	$0.13

Note 12.	Commitments, Contingencies and Credit Risk

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, financial instruments with off-balance-sheet risk may be used to meet the financing needs of customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. The same credit policies are used in making commitments and contractual obligations as for on-balance-sheet instruments. Financial instruments whose contractual amounts represent credit risk at September 30, 2021 and December 31, 2020 are as follows:

	September 30,	December 31,
	2021	2020
	(Dollars in thousands)
Commitments to grant mortgage loans	$153,211	$101,722
Commitments to sell loans at lock-in rates	14,881	11,276
Unfunded commitments under lines of credit	65,533	38,261
	$233,625	$151,259

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 12.Commitments, Contingencies and Credit Risk (Continued)

Commitments to Grant Mortgage Loans: Commitments to grant mortgage loans are agreements to lend to a customer as long as all terms and conditions are met as established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee by the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties. Material losses are not anticipated as a result of these transactions.

Commitments to Sell Loans at Lock-in Rates: In order to assure itself of a marketplace to sell its loans, Mortgage World has agreements with investors who will commit to purchase loans at locked-in rates. Mortgage World has off-balance sheet market risk to the extent that Mortgage World does not obtain matching commitments from these investors to purchase the loans. This will expose Mortgage World to the lower of cost or market valuation environment.

Repurchases, Indemnifications and Premium Recaptures: Loans sold by Mortgage World under investor programs are subject to repurchase or indemnification if they fail to meet the origination criteria of those programs. In addition, loans sold to investors are also subject to repurchase or indemnifications if the loan is two or three months delinquent during a set period which usually varies from six months to a year after the loan is sold. There are no open repurchase or indemnification requests for loans sold as a correspondent lender or where the Company acted as a broker in the transaction as of September 30, 2021.

Unfunded Commitments Under Lines of Credit: Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually contain a specified maturity date and, ultimately, may not be drawn upon to the total extent to which the Company is committed.

Letters of Credit: Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Letters of credit are largely cash secured.

Concentration by Geographic Location: Loans, commitments to extend credit and letters of credit have been granted to customers who are located primarily in the New York City metropolitan area. Generally, such loans most often are secured by one-to-four family residential. The loans are expected to be repaid from the borrowers' cash flows.

Loan Concentrations: As of September 30, 2021, approximately 4.9% of Mortgage World total originated loan volume was insured and approximately 71.8% of total originated loan volume was sold to three investors. Mortgage World is permitted to close loans in five states and has closed approximately 99.0% of its loan volume in two states, New York and New Jersey.

Lease Commitments: At September 30, 2021, there are noncancelable operating leases for office space that expire on various dates through 2036. Certain of these leases contains an escalation clause providing for increased rental based primarily on increases in real estate taxes.

On February 11, 2021, the Company completed a sale-leaseback transaction for one real property with an initial fifteen-year lease agreement at an initial base annual rent of approximately $145,000 subject to annual rent increases of 1.5%. The sale lease-back resulted in a gain of approximately $662,546, net of expenses, which is included in other non-interest income in the accompanying consolidated statements of operations.  Under the lease agreement, the Bank has four (4) consecutive options to extend the term of the lease by five (5) years for each such option.

On June 4, 2021, the Company completed another sale-leaseback transaction for another real property with a fifteen-year lease agreement at an initial base annual rent of approximately $281,010 subject to annual rent increases of 1.75%. The sale lease-back resulted in a gain of approximately $4.2 million, net of expenses, which is included in other non-interest income in the accompanying consolidated statements of operations.

Rental expenses under operating leases, included in occupancy and equipment, totaled $495,000 and $460,000 for the three months ended September 30, 2021 and 2020, and $1.6 million and $969,000 for the nine months ended September 30, 2021 and 2020, respectively.

On August 10, 2021, the Bank executed an agreement to sell the real property it owns located at 169-174 Smith Street, Brooklyn, New York for a sale price of $4.0 million. Upon closing of the sale, the Bank and the purchaser anticipate entering into a fifteen-year lease agreement whereby the Bank will lease back the property at an annual rent of approximately $200,000 subject to annual rent increases of 1.50%. Barring any unforeseen events or circumstances, the Bank anticipates closing the sale during the fourth quarter of 2021.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 12.Commitments, Contingencies and Credit Risk (Continued)

The projected minimum rental payments under the terms of the leases at September 30, 2021 are as follows:

(in thousands)
Remainder of 2021	$496
2022	1,813
2023	1,792
2024	1,808
2025	1,782
2026	1,523
Thereafter	8,021
$17,235

Legal Matters: The Company is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Note 13.Fair Value

The following fair value hierarchy is used based on the lowest level of input significant to the fair value measurement. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Cash and Cash Equivalents, Placements with Banks, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable: The carrying amount is a reasonable estimate of fair value. These assets and liabilities are not recorded at fair value on a recurring basis.

Available-for-Sale Securities: These financial instruments are recorded at fair value in the consolidated financial statements on a recurring basis. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models (e.g., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds and mortgage-backed securities. Level 3 securities are securities for which significant unobservable inputs are utilized. There were no changes in valuation techniques used to measure similar assets during the period.

FHLBNY Stock: The carrying value of FHLBNY stock approximates fair value since the Bank can redeem such stock with FHLBNY at cost. As a member of the FHLBNY, the Company is required to purchase this stock, which is carried at cost and classified as restricted equity securities.

Loans Receivable: For variable rate loans, which reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using estimated market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. Impaired loans are valued using a present value discounted cash flow method, or the fair value of the collateral. Loans are not recorded at fair value on a recurring basis.

Mortgage Loans Held for Sale: Mortgage loans held for sale, at fair value, consists of mortgage loans originated for sale by Mortgage World and accounted for under the fair value option. These assets are valued using stated investor pricing for substantially equivalent loans as Level 2. In determining fair value, such measurements are derived based on observable market data, including whole-loan transaction pricing and similar market transactions adjusted for portfolio composition, servicing value and market conditions. Loans held for sale by the Bank are carried at the lower of cost or fair value as determined by investor bid prices.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 13.Fair Value (Continued)

Under the fair value option, management has elected, on an instrument-by-instrument basis, fair value for substantially all forms of mortgage loans originated for sale on a recurring basis. The fair value carrying amount of mortgages held for sale measured under the fair value option was $13.9 million and the aggregate unpaid principal amounted to $13.6 million.

Interest Rate Lock Commitments: Mortgage World enters into rate lock commitments to extend credit to borrowers for generally up to a 60 day period for origination and/or purchase of loans. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these loan commitments expose Mortgage World to variability in its fair value due to changes in interest rates.

The FASB determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in income on sale of mortgage loans. Fair value is based on active market pricing for substantially similar underlying mortgage loans commonly referred to as best execution pricing or investment commitment pricing, if the loan is committed to an investor through a best efforts contract.  In valuing interest rate lock commitments, there are several unobservable inputs such as the fair value of the mortgage servicing rights, estimated remaining cost to originate the loans, and the pull through rate of the open pipeline. Accordingly, such derivative is classified as Level 3.

The approximate notional amounts of Mortgage World’s derivative instruments were $14.9 million and $11.3 million at September 30, 2021 and December 31, 2020, respectively. The fair value of derivatives related to interest rate lock commitments not subject to a forward loan sale commitment, amounted to $345,000 and $166,000 as of September 30, 2021 and December 31, 2020 and is included in other assets on the consolidated statements of financial position.

The table below presents the changes in derivatives from interest rate lock commitments that are measured at fair value on a recurring basis:

(in thousands)
Balance as of December 31, 2020	$166
Change in fair value of derivative instrument reported in earnings	(107)
Balance as of March 31, 2021	59
Change in fair value of derivative instrument reported in earnings	224
Balance as of June 30, 2021	283
Change in fair value of derivative instrument reported in earnings	62
Balance as of September 30, 2021	$345

Other Real Estate Owned: Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value less estimated disposal costs on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the asset is classified as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the asset is classified as Level 3.

Deposits: The fair values of demand deposits, savings, NOW and money market accounts equal their carrying amounts, which represent the amounts payable on demand at the reporting date. Fair values for fixed-term, fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on certificates of deposit to a schedule of aggregated expected monthly maturities on such deposits. Deposits are not recorded at fair value on a recurring basis.

FHLBNY Advances: The fair value of the advances is estimated using a discounted cash flow calculation that applies current market-based FHLBNY interest rates for advances of similar maturity to a schedule of maturities of such advances. These borrowings are not recorded at fair value on a recurring basis.

Warehouse Lines of Credit: The carrying amounts of warehouse lines of credit and mortgage loan funding payable approximate fair value and due to their short-term nature are classified as Level 2.

Off-Balance-Sheet Instruments: Fair values for off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Off-balance-sheet instruments are not recorded at fair value on a recurring basis.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 13.Fair Value (Continued)

The following tables detail the assets that are carried at fair value and measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020, and indicate the level within the fair value hierarchy utilized to determine the fair value:

		September 30, 2021
Description	Total	Level 1	Level 2	Level 3
	(in thousands)
Available-for-Sale Securities, at fair value:
U.S. Government Bonds	$2,983	$—	$2,983	$—
Corporate bonds	20,542	—	20,542	—
Mortgage-Backed Securities:
Collateralized Mortgage Obligations	20,254	—	20,254	—
FNMA Certificates	60,386	—	60,386	—
GNMA Certificates	193	—	193	—
Mortgage Loans Held for Sale, at fair value	13,930	—	13,930	—
Derivatives from interest rate lock commitments	345	—	—	345
	$118,633	$—	$118,288	$345

		December 31, 2020
Description	Total	Level 1	Level 2	Level 3
	(in thousands)
Available-for-Sale Securities:
Corporate bonds	$10,463	$—	$10,463	$—
Mortgage-Backed Securities:
FHLMC Certificates	3,196	—	3,196	—
FNMA Certificates	3,567	—	3,567	—
GNMA Certificates	272	—	272	—
Mortgage Loans Held for Sale, at fair value	35,406	—	35,406	—
Derivatives from interest rate lock commitments	166	—	—	166
	$53,070	$—	$52,904	$166

Management’s assessment and classification of an investment within a level can change over time based upon maturity or liquidity of the investment and would be reflected at the beginning of the quarter in which the change occurred.

The following tables detail the assets carried at fair value and measured at fair value on a nonrecurring basis as of September 30, 2021 and December 31, 2020 and indicate the fair value hierarchy utilized to determine the fair value:

	September 30, 2021
	Total	Level 1	Level 2	Level 3
	(in thousands)
Impaired loans	$16,442	$—	$—	$16,442

	December 31, 2020
	Total	Level 1	Level 2	Level 3
	(in thousands)
Impaired loans	$19,352	$—	$—	$19,352

Losses on assets carried at fair value on a nonrecurring basis were de minimis for the three and nine months ended September 30, 2021 and 2020, respectively.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 13.Fair Value (Continued)

As of September 30, 2021 and December 31, 2020, the carrying values and estimated fair values of the Company's financial instruments were as follows:

	Carrying	Fair Value Measurements
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
September 30, 2021
Financial assets:
Cash and cash equivalents	$63,038	$63,038	$—	$—	$63,038
Available-for-sale securities, at fair value	104,358	—	104,358	—	104,358
Held-to-maturity securities, at amortized cost	1,437	—	1,398	—	1,398
Placements with banks	2,490	—	2,490	—	2,490
Mortgage loans held for sale, at fair value	13,930	—	13,930	—	13,930
Loans receivable, net	1,302,238	—	—	1,321,772	1,321,772
Accrued interest receivable	13,360	—	13,360	—	13,360
FHLBNY stock	6,001	6,001	—	—	6,001
Financial liabilities:
Deposits:
Demand deposits	297,777	297,777	—	—	297,777
Interest-bearing deposits	517,860	517,860	—	—	517,860
Certificates of deposit	433,624	—	435,939	—	435,939
Advance payments by borrowers for taxes and insurance	9,118	—	9,118	—	9,118
Advances from FHLBNY	106,255	—	107,105	—	107,105
Warehouse lines of credit	11,261	—	11,261	—	11,261
Mortgage loan funding payable	1,136	—	1,136	—	1,136
Accrued interest payable	238	—	238	—	238

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 13.	Fair Value (Continued)

	Carrying	Fair Value Measurements
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
December 31, 2020
Financial assets:
Cash and cash equivalents	$72,078	$72,078	$—	$—	$72,078
Available-for-sale securities, at fair value	17,498	—	17,498	—	17,498
Held-to-maturity securities, at amortized cost	1,743	—	1,722	—	1,722
Placements with banks	2,739	—	2,739	—	2,739
Mortgage loans held for sale, at fair value	35,406	—	35,406		35,406
Loans receivable, net	1,158,640	—	—	1,182,971	1,182,971
Accrued interest receivable	11,396	—	11,396	—	11,396
FHLBNY stock	6,426	6,426	—	—	6,426
Financial liabilities:
Deposits:
Demand deposits	189,855	189,855	—	—	189,855
Interest-bearing deposits	432,737	432,737	—	—	432,737
Certificates of deposit	406,987	—	411,742	—	411,742
Advance payments by borrowers for taxes and insurance	7,019	—	7,019	—	7,019
Advances from FHLBNY	117,255	—	119,248	—	119,248
Warehouse lines of credit	29,961	—	29,961	—	29,961
Mortgage loan funding payable	1,483	—	1,483	—	1,483
Accrued interest payable	60	—	60	—	60

Off-Balance-Sheet Instruments: Loan commitments on which the committed interest rate is less than the current market rate are insignificant at September 30, 2021 and December 31, 2020.

The fair value information about financial instruments are disclosed, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The estimated fair value amounts for 2021 and 2020 have been measured as of their respective period-ends and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at each period.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other banks may not be meaningful.

Note 14.	Regulatory Capital Requirements

The Company, the Bank and Mortgage World are subject to various regulatory capital requirements administered by the Federal Reserve Board, the OCC, the U.S. Department of Housing and Urban Development, and the NYS Department of Financial Services, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s operations and financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the maintenance of minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets (as defined), common equity Tier 1 capital (as defined), and Tier 1 capital to adjusted total assets (as defined) adjusted total assets (as defined). As of September 30, 2021 and December 31, 2020, the applicable capital adequacy requirements specified below have been met.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 14.Regulatory Capital Requirements (Continued)

The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions including dividend payments and certain discretionary bonus payments to executive officers. The applicable capital buffer for the Bank was 8.15% at September 30, 2021 and 7.95% at December 31, 2020.

The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, common equity risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There were no conditions or events since then that have changed the Bank's category.

The Company's and the Bank’s actual capital amounts and ratios as of September 30, 2021 and December 31, 2020 as compared to regulatory requirements are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
September 30, 2021
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$187,604	17.96%	$83,556	8.00%	$104,445	10.00%
Tier 1 Capital to Risk-Weighted Assets	174,509	16.71%	62,667	6.00%	83,556	8.00%
Common Equity Tier 1 Capital Ratio	174,509	16.71%	47,000	4.50%	67,889	6.50%
Tier 1 Capital to Total Assets	174,509	11.77%	59,297	4.00%	74,121	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$168,170	16.15%	$83,298	8.00%	$104,123	10.00%
Tier 1 Capital to Risk-Weighted Assets	155,115	14.90%	62,474	6.00%	83,298	8.00%
Common Equity Tier 1 Capital Ratio	155,115	14.90%	46,855	4.50%	67,680	6.50%
Tier 1 Capital to Total Assets	155,115	9.98%	62,147	4.00%	77,684	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2020
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$171,578	17.68%	$77,644	8.00%	$97,055	10.00%
Tier 1 Capital to Risk-Weighted Assets	159,410	16.42%	58,233	6.00%	77,644	8.00%
Common Equity Tier 1 Capital Ratio	159,410	16.42%	43,675	4.50%	63,086	6.50%
Tier 1 Capital to Total Assets	159,410	13.34%	47,814	4.00%	59,768	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$153,951	15.95%	$77,213	8.00%	$96,516	10.00%
Tier 1 Capital to Risk-Weighted Assets	141,850	14.70%	57,909	6.00%	77,213	8.00%
Common Equity Tier 1 Capital Ratio	141,850	14.70%	43,432	4.50%	62,735	6.50%
Tier 1 Capital to Total Assets	141,850	11.19%	50,715	4.00%	63,394	5.00%

Mortgage World is subject to various net worth requirements in connection with regulatory authorities and lending agreements that Mortgage World has entered with purchase facility lenders. Failure to maintain minimum capital requirements could result in Mortgage World’s inability to originate and service loans, and, therefore, could have a direct material effect on the Company’s consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 14.	Regulatory Capital Requirements (Continued)

Mortgage World’s minimum net worth requirements as of September 30, 2021 and December 31, 2020 are reflected below:

Minimum
Requirement
(in thousands)
HUD	$1,000
New York Department of Financial Services	250
Other State Banking Departments	250

As of September 30, 2021 and December 31, 2020, Mortgage World is in compliance with the applicable minimum capital requirements specified above have been met.

Note 15.	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows:

	September 30, 2021
	December 31, 2020	Change	September 30, 2021
	(in thousands)
Unrealized gains (losses) on available-for-sale securities, net	$135	$(756)	$(621)
Total	$135	$(756)	$(621)

	December 31, 2020
	December 31, 2019	Change	December 31, 2020
	(In thousands)
Unrealized gains on available-for-sale securities, net	$20	$115	$135
Total	$20	$115	$135

Note 16.Transactions with Related Parties

Directors, executive officers and non-executive officers of the Company have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Aggregate loan transactions with related parties for the three and nine months ended September 30, 2021 and 2020 were as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousand)
Beginning balance	$414	$1,237	$424	$1,260
Originations	—	—	10	—
Payments	(53)	(9)	(73)	(32)
Ending balance	$361	$1,228	$361	$1,228

The Company held deposits in the amount of $6.4 million and $6.9 million from directors, executive officers and non-executive officers at September 30, 2021 and December 31, 2020, respectively.

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 17.Segment Reporting

The Company has two reportable segments: Ponce Bank and Mortgage World. Income from Ponce Bank consists primarily of interest earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit and loss is measured by net income on a legal entity basis. Significant intercompany transactions are eliminated in consolidation.

The following tables set forth condensed consolidated statements of operations and total assets for the operating segments for the three and nine months ended September 30, 2021 and 2020, respectively:

	For the Three Months Ended September 30, 2021
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(in thousands)
Interest and dividend income	$17,333	$92	$41	$(41)	$17,425
Interest expense	1,954	72	—	(41)	1,985
Net interest income	15,379	20	41	—	15,440
Provision for loan losses	572	—	—	—	572
Net interest income after provision for loan losses	14,807	20	41	—	14,868
Non-interest income	1,422	2,081	—	(269)	3,234
Non-interest expense	12,133	2,039	827	(267)	14,732
Income (loss) before income taxes	4,096	62	(786)	(2)	3,370
Provision (benefit) for income taxes	867	(24)	475	—	1,318
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	3,315	(3,315)	—
Net income (loss)	$3,229	$86	$2,054	$(3,317)	$2,052

	For the Three Months Ended September 30, 2020
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(in thousands)
Interest and dividend income	$13,552	$51	$57	$(57)	$13,603
Interest expense	2,766	43	—	(57)	2,752
Net interest income	10,786	8	57	—	10,851
Provision for loan losses	620	—	—	—	620
Net interest income after provision for loan losses	10,166	8	57	—	10,231
Non-interest income	5,186	2,194	—	(128)	7,252
Non-interest expense	9,803	1,555	1,097	(128)	12,327
Income (loss) before income taxes	5,549	647	(1,040)	—	5,156
Provision (benefit) for income taxes	1,217	142	(212)	—	1,147
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	4,837	(4,837)	—
Net income (loss)	$4,332	$505	$4,009	$(4,837)	$4,009

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 17.Segment Reporting (Continued)

	For the Nine Months Ended September 30, 2021
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(in thousands)
Interest and dividend income	$48,122	$324	$122	$(122)	$48,446
Interest expense	6,220	284	—	(122)	6,382
Net interest income	41,902	40	122	—	42,064
Provision for loan losses	1,844	—	—	—	1,844
Net interest income after provision for loan losses	40,058	40	122	—	40,220
Non-interest income	9,193	7,081	—	(806)	15,468
Non-interest expense	32,742	6,840	2,512	(806)	41,288
Income (loss) before income taxes	16,509	281	(2,390)	—	14,400
Provision (benefit) for income taxes	3,717	74	173	—	3,964
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	12,999	(12,999)	—
Net income (loss)	$12,792	$207	$10,436	$(12,999)	$10,436

Total assets at September 30, 2021	$1,542,915	$21,023	$172,902	$(176,288)	$1,560,552

Total assets at December 31, 2020	$1,315,287	$38,397	$159,811	$(158,264)	$1,355,231

	For the Nine Months Ended September 30, 2020
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(in thousands)
Interest and dividend income	$38,975	$51	$192	$(192)	$39,026
Interest expense	8,879	43	—	(192)	8,730
Net interest income	30,096	8	192	—	30,296
Provision for loan losses	2,037	—	—	—	2,037
Net interest income after provision for loan losses	28,059	8	192	—	28,259
Non-interest income	6,639	2,194	—	(385)	8,448
Non-interest expense	29,661	1,555	2,753	(385)	33,584
Loss before income taxes	5,037	647	(2,561)	—	3,123
Provision (benefit) for income taxes	1,266	142	(510)	—	898
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	4,276	(4,276)	—
Net income (loss)	$3,771	$505	$2,225	$(4,276)	$2,225

PDL Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 18.Subsequent Events

Sale of Real Property

On November 11, 2021, PFS Service Corp, (“PFS”), a service company subsidiary of the Bank, completed the sale of real property that PFS owned, located at 2244 Westchester Avenue, Bronx, New York. The sale price of this real property was $16.1 million. Concurrent with the sale, the Bank and the purchaser entered into a seventeen-year lease agreement whereby the Bank will lease back the real property at an initial annual base rent of approximately $926,000, subject to annual rent increases of 1.75%.

Plan of Conversion and Reorganization

The Boards of Directors of Ponce Bank Mutual Holding Company, the Company and the Bank have adopted a Plan of Conversion and Reorganization, as amended (the “Plan”). Pursuant to the Plan, Ponce Bank Mutual Holding Company and the Company will reorganize into a new stock holding company and will conduct a second-step stock offering of new shares of common stock.

As part of the proposed “second step” conversion, the current mutual holding company structure of Ponce Bank Mutual Holding Company, the Company, the Bank and Mortgage World will convert to the fully-converted stock holding company structure and, thereafter, Ponce Bank Mutual Holding Company and the Company will no longer exist. A new stock holding company for the Bank and Mortgage World, named Ponce Financial Group, Inc., will succeed to Ponce Bank Mutual Holding Company and the Company will offer for sale shares of its common stock, representing Ponce Bank Mutual Holding Company’s ownership interest in the Company. In addition, each share of common stock of the Company held by persons other than Ponce Bank Mutual Holding Company (the “minority stockholders”) will be converted into and become the right to receive a number of shares of common stock of Ponce Financial Group, Inc. pursuant to an exchange ratio, established at the completion of the proposed transaction, designed to preserve in Ponce Financial Group, Inc. approximately the same aggregate percentage ownership interest that the minority stockholders will have in the Company immediately before the completion of the proposed transaction. The total number of shares of common stock of Ponce Financial Group, Inc. to be issued in the proposed transaction will be based on the aggregate pro forma market value of the common stock of Ponce Financial Group, Inc., as determined by an independent appraisal.

The transactions contemplated by the Plan are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than Ponce Bank Mutual Holding Company) and the members of Ponce Bank Mutual Holding Company. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency, granted their respective necessary approvals of the transactions contemplated by the Plan during October 2021.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

Management’s discussion and analysis of financial condition and results of operations at September 30, 2021 and December 31, 2020, and for the three and nine months ended September 30, 2021 and 2020, is intended to assist in understanding the financial condition and results of operations of PDL Community Bancorp (the “Company”). The information contained in this section should be read in conjunction with the unaudited financial statements and the notes thereto appearing in Part I, Item 1, of this quarterly report on Form 10-Q.

Cautionary Note Regarding Forward-Looking Statements

This quarterly report contains forward-looking statements, which can be identified by the use of words such as "estimate," "project," "intend," "anticipate," "assume," "plan," "seek," "expect," "will," "may," "should," "indicate," "would," "believe," "contemplate," "continue," "target" and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of the Company’s goals, intentions and expectations;
•	statements regarding its business plans, prospects, growth and operating strategies;
•	statements regarding the quality of its loan and investment portfolios;
•	estimates of the risks and future costs and benefits;
•	statements regarding the Company’s intention to consummate the Plan of Conversion and Reorganization, adopted on May 25, 2021, as amended on September 15, 2021; and
•	statements regarding the Company’s application with the U.S. Department of the Treasury for an investment under the Emergency Capital Investment Program.

These forward-looking statements are based on current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Management is under no duty to and does not assume any obligation to update any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•

the scope, duration and severity of the COVID-19 pandemic and its effects on our business and operations, our customers, including their ability to make timely payments on loans, our service providers, and on the economy and financial markets in general;

•	changes in consumer spending, borrowing and savings habits;
•	general economic conditions, either nationally or in the market areas, that are worse than expected;
•	the Company’s ability to manage market risk, credit risk and operational risk in the current economic environment;
•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;
•	the ability to access cost-effective funding;
•	fluctuations in real estate values and real estate market conditions;
•	demand for loans and deposits in the market area;
•	the Company’s ability to implement and change its business strategies;
•	competition among depository and other financial institutions;
•

inflation and changes in the interest rate environment that reduce the Company’s margins and yields, its mortgage banking revenues, the fair value of financial instruments or the level of loan originations, or increase the level of defaults, losses and prepayments on loans the Company have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the implementing regulations;
•	changes in the quality or composition of the Company’s loan or investment portfolios;
•	technological changes that may be more difficult or expensive than expected;
•	the inability of third party providers to perform as expected;
•	the Company’s ability to enter new markets successfully and capitalize on growth opportunities;
•

the Company’s ability to successfully integrate into its operations, Mortgage World and any assets, liabilities, customers, systems and management personnel the Company may acquire and management’s ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	the Company’s ability to retain key employees;
•	the Company’s compensation expense associated with equity allocated or awarded to its employees; and
•	changes in the financial condition, results of operations or future prospects of issuers of securities that the Company may own.

Additional factors that may affect the Company’s results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” filed with the SEC on March 29, 2021, as updated in this Quarterly Report on Form 10-Q.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. The Company assumes no obligation to update any forward-looking statements after the date they were made (whether as a result of new information, events or otherwise), except as may be required by law.

Employees and Human Capital Resources

As of September 30, 2021, the Company had 230 full time equivalent employees. None of the Company’s employees are represented by a labor union, and management considers its relationship with employees to be good. The Company believes its ability to attract and retain employees is key to its success. Accordingly, the Company strives to offer competitive salaries and employee benefits to all employees and monitor salaries and other compensation in its market area.

The Company encourages and supports the growth and development of its employees. Continual learning and career development is advanced through ongoing performance and development conversations with employees, internally developed training programs and educational reimbursement programs.

Non-GAAP Financial Measures

The following discussion contains a certain non-GAAP financial measure in addition to results presented in accordance with GAAP. The non-GAAP measure is intended to provide the reader with additional supplemental perspective on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. The Company’s non-GAAP measures may not be comparable to similar non-GAAP information which may be presented by other companies. In all cases, it should be understood that non-GAAP operating measures do not depict amounts that accrue directly to the benefit of shareholders. An item that management excludes when computing non-GAAP adjusted earnings can be of substantial importance to the Company’s results and condition for any particular year. A reconciliation of non-GAAP financial measures to GAAP measures is provided below.

The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP. Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions. However, the information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

The table below includes references to the Company's net income and earnings per share for the nine months ended September 30, 2021 and 2020 before gain on sale of real property. In management's view, that information, which is considered non-GAAP information, may be useful to investors as it will improve an understanding of core operations for the current and future periods. The non-GAAP net income amount and earnings per share reflect adjustments of the non-recurring gain on sale of real property, net of tax effect. A reconciliation of the non-GAAP information to GAAP net income and earnings per share is provided below.

Non-GAAP Reconciliation – Net Income before Gain on Sale of Real Property (Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2020
	(Dollars in thousands, except per share data)
Net income - GAAP	$10,436	$2,225
Gain on sale of real property	(4,812)	(4,412)
Income tax benefit	1,011	927
Net income (loss) - non-GAAP	$6,635	$(1,260)

Earnings per common share (GAAP) (1)	$0.62	$0.13

Earnings (loss) per common share (non-GAAP) (1)	$0.40	$(0.08)
(1)

Earnings per share were computed (for the GAAP and non-GAAP basis) based on the weighted average number of basic shares outstanding for the nine months ended September 30, 2021 and 2020 (16,703,997 shares and 16,711,677 shares, respectively). The assumed exercise of outstanding stock options and vesting of restricted stock units were included in computing the non-GAAP earnings per share and do not result in material dilution.

COVID-19 Pandemic and the CARES Act

On March 27, 2020, Congress passed, and the President signed, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) to address the economic effects of the COVID-19 pandemic.

The CARES Act appropriated $349.0 billion for PPP loans and on April 24, 2020, the SBA received another $310.0 billion in PPP funding. On December 27, 2020, the Economic Aid Act appropriated $284.0 billion for both first and second draw PPP loans, bringing the total appropriations for PPP loans to $943.0 billion. PPP ended on May 31, 2021. Loans under the PPP that meet SBA requirements may be forgiven in certain circumstances, and are 100% guaranteed by the SBA. The Company had received SBA approval and originated 5,405 PPP loans, of which 3,548 loans totaling $195.9 million were outstanding at September 30, 2021. PPP loans have a two-year or five-year term, provide for fees of up to 5% of the loan amount and earn interest at a rate of 1% per annum. It is our expectation that a significant portion of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. The average authorized loan size is $55,000 and the median authorized loan size is $16,000. The Bank, which is designated as both a Community Development Financial Institution (“CDFI”) and a Minority Depository Institution (“MDI”), originated 5,405 PPP loans in the amount of $271.1 million significantly exceeded the reported average performance of banks in our peer group.
As a result of the initial COVID-19 pandemic outbreak, the Company continues to alter the way it has historically provided services to its deposit customers while seeking to maintain normal day-to-day back-office operations and lending functions. To that end, as of September 30, 2021, all back-office and lending personnel have been formed into teams which alternate between a remote and in office work environment while the branch network continues to provide traditional banking services to its communities and has for the most part returned to normal operating hours while continuing to shift service delivery to electronic and web-based products. The Company continues its extensive and intensive communications program geared to informing customers of the alternative resources provided by the Company for retaining access to financial services, closing loans and conducting banking transactions, such as ATM networks, online banking, mobile applications, remote deposits and the Company’s Contact Center. The Company proactively manages its day-to-day operations by using video and telephonic conferencing. The Company remains vigilant of the potential for other COVID-19 variant outbreaks and remains prepared to restore the necessary protocols to to minimize any disruptions to its current operations and services.

As of September 30, 2021, five loans in the amount of $9.9 million remained in forbearance as a result of renewed forbearance for a period of three months. Of the five loans receiving renewed forbearance, one loan in the amount of $6.6 million is related to construction real estate, three loans, totaling $2.9 million are related to one-to-four family residential real estate and one loan in the amount of $388,000 related to non-residential properties. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies. Under the CARES Act, none of these loans is currently classified as a TDR.

Federal Economic Relief Funds To Aid Lending to Small Businesses

On August 10, 2021, the Company through its subsidiary, the Bank, received from the United States Department of the Treasury a grant in the amount of $1.8 million in federal Economic Relief Funds for Small Businesses.

Plan of Conversion and Reorganization

The Boards of Directors of Ponce Bank Mutual Holding Company, the Company and the Bank have adopted a Plan of Conversion and Reorganization, as amended (the “Plan”). Pursuant to the Plan, Ponce Bank Mutual Holding Company and the Company will reorganize into a new stock holding company and will conduct a second-step stock offering of new shares of common stock. See Note 18, “Subsequent Events - Plan of Conversion and Reorganization,” to the accompanying Financial Statements for a discussion of the Plan and the related transactions.

Critical Accounting Policies

Accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management and that could have a material impact on the carrying value of certain assets, liabilities or on income under different assumptions or conditions. Management believes that the most critical accounting policy relates to the allowance for loan losses.

The allowance for loan losses is established as probable incurred losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The discussion and analysis of the financial condition and results of operations are based on the Company’s consolidated financial statements, which are prepared in conformity with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. The estimates and assumptions used are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

See Note 1, “Nature of Business and Summary of Significant Accounting Policies,” to the accompanying Financial Statements for a discussion of significant accounting policies.

Factors Affecting the Comparability of Results

Purchase of Real Property. On January 22, 2021, the Bank completed the purchase of property located at 135-12/14 Northern Boulevard, Flushing, New York through a qualified intermediary in an IRS Code 1031 like-kind exchange related to the previously disclosed sale of real property on July 27, 2020 that was owned by the Bank. The purchase price of the property was $3.6 million.

Sale of Real Property. On February 11, 2021, PFS Service Corp. (“PFS”), a service company subsidiary of the Bank, completed the sale of real property that was owned by PFS, located at 3821 Bergenline Avenue, Union City, New Jersey. The sale price of this property was $2.4 million. Concurrent with the sale, the Bank and the purchaser entered into an initial fifteen-year lease agreement whereby the Bank will lease back this real property at an initial annual base rent of approximately $145,000 subject to annual rent increases of 1.5%. Under the lease agreement, the Bank has four (4) consecutive options to extend the term of the lease by five (5) years for each such option.

On June 4, 2021, the Bank completed the sale of real property it owned located at 5560 Broadway, Bronx, New York. The sale price of this real property was $5.7 million. Concurrent with the sale, the Bank and the purchaser entered into a fifteen-year lease agreement whereby the Bank will lease back this real property at an initial base annual rent of approximately $281,000, subject to annual rent increases of 1.75%.

Vision 2025 Evolves

The Company is now in the later stages of its multi-pronged effort to upgrade its infrastructure, adopt electronic banking services and restructure its retail business model. Dubbed internally “Vision 2020,” the effort has resulted in significant beneficial results, continues to involve significant investments and has served to ameliorate the otherwise detrimental effects of the COVID-19 pandemic.

As part of Vision 2020, the Company partnered with Salesforce to deploy applications throughout the organization, including retail services, lending processes, back-office operations, digital banking and loan underwriting. Although the full implementation of the applications, dubbed internally as “GPS, a Guided Path to Success,” has been somewhat delayed due to the COVID-19 pandemic, phase 1 is operational throughout the Bank. The remaining phases are expected to be implemented by year end 2021.

The infrastructure upgrade has focused primarily on implementing technology, cybersecurity and network progression while establishing a Virtual Private Network (“VPN”). Centered largely on the Bank and its core processor, to date the infrastructure upgrade has resulted in relocating and migrating network and in-house servers, replacing outdated PCs, enhancing internet capabilities, purchasing and deploying VPN-enabled laptops to a significant majority of the Bank’s personnel and the redeployment of disaster recovery capabilities. The infrastructure upgrade is now focused on Mortgage World’s operations. The Company has achieved certain manpower-related cost savings and enabled the uninterrupted continuity of operations by its staff working remotely during the COVID-19 pandemic using its newly deployed disaster recovery capabilities. The infrastructure upgrade has added resiliency, capacity and redundancies to the Company’s technology structures and enhances the capability of the Company to increase its flexibility with alternate locations of personnel.

Since late 2018, the Company has adopted and deployed over 48 new electronic banking services, products and applications. These services range from on-line banking, mobile banking, bill pay, positive pay, remote deposit capture, cash management services, e-statements, data storage and management, ACH services, electronic document storage, a paperless environment, dual-language telephone banking service and VoIP telecommunications with an automation-based, dual-language Customer Contact Center. These services have not only enabled the Company to continue serving its customers as they, and the Company, converted to a remote work environment; the services have served to increase the product penetration and deepening relationships with customers.

The Company has also added to its social media capabilities and has begun to use them in coordination with new targeted marketing campaigns now enabled by GPS and its Marketing Cloud platform. The combination of social media and targeted marketing campaigns has been particularly effective with PPP loan originations using many partnerships established with non-profit groups and community-based organizations. Such efforts enabled the Company to more than triple the number of second round PPP loan applications compared to the first round, and has resulted in significant growth in retail deposits and new relationships.

In 2020, the Company deployed its first Fintech-based product in partnership with the startup company Grain Technologies, Inc. (“Grain”). Grain’s product is a mobile application geared to the underbanked and new generations entering the financial services market that utilizes non-traditional underwriting methodologies. Under the terms of its agreement with Grain, the Bank is the lender and depository for Grain-originated microloans and, where applicable, security deposits, to consumers, with credit lines currently up to $1,000. Grain originates and services the loans and is responsible for maintaining compliance with the Bank’s origination and servicing standards. To the extent such standards are not maintained, the Company may reject such loans and any related losses become the responsibility of Grain. The Company, pursuant to its partnership with Grain, has 59,228 consumer loans with outstanding balances totaling $35.5 million at September 30, 2021. The Company is seeking to provide additional digital banking services to these customers and to extend Grain to its retail facilities. The Company is an investor in Grain and is integrating Grain and GPS. On June 30, 2021, July 31, 2021, August 31, 2021 and September 30, 2021, the Bank and Grain entered into loan sale agreements, whereby the Bank agreed to sell to Grain consumer loans in the aggregate amount of $5.0 million, $52,000, $899,000 and $1.1 million, respectively, with an initial payment by Grain of 50% upon closing and the remaining balance in monthly installments with the entire amount paid by the later of December 31, 2021 or upon the closing of Grain’s series A financing round.

The Company is also in the final stages of deploying a Fintech-based small business automated lending technology in partnership with LendingFront Technologies, Inc. The technology is a mobile application that digitizes the lending workflow from pre-approval to servicing and enables the Company to originate, close and fund small business loans within very short spans of time, without requiring a physical presence within banking offices and with automated underwriting using both traditional and non-traditional methods. The application has full loan origination and servicing capabilities and is integrated with Salesforce. All Commercial Relationship Officers and Business Development Managers will utilize these capabilities upon the easing of the COVID-19 pandemic. The Company is seeking to establish loan origination partnerships with non-profit and community-based organizations to ensure penetration in underserved and underbanked markets.

The Company also established a relationship with SaveBetter, LLC, a fintech startup focusing on brokered deposits. As of September 30, 2021, the Company had $66.1 million in such deposits. The recent regulatory easing of brokered deposit rules may enable the Company to classify such deposits as core deposits.

The Company’s on-going adoption of a new retail business model has been all-encompassing. It has involved the redesign of its retail branches, the shift of branch operations to a centralized back office, the deployment of smart ITM-enabled ATMs and Teller Cash Recyclers, the automation of manual processes and, importantly, the adoption of universal bankers and retail sales. In 2019, the Company earned national recognition as Branch Innovators of the Year for its retail banking model at the 2019 Future Branches Retail Banking Summit in Austin, Texas.

The Company anticipates renovating the remaining branches over the next 18 months, at lower costs than previous renovation costs as a result of economies of scale, design modifications and adoption of buildout techniques used by non-bank retail organizations. As a result, the Bank’s Riverdale branch was recently transformed into a new flagship branch while recapturing previously subleased space. This $1.5 million construction project commenced on March 1, 2021 and was completed on time and on budget. Our grand re-opening took place on July 27, 2021 and was attended by the Bronx Borough President who praised Ponce Bank for remaining committed to the Bronx and for a long history of leadership within the community. Our Astoria branch renovation project was also completed in the second quarter of 2021 slightly above budgeted costs of $315,000.  Architectural surveys for all of the remaining branches have been completed and it is anticipated that the first two branches of the next phase will be completed by year end. Mortgage World’s  branded services have been deployed to all of the Bank’s branches during the third quarter of 2021. Loan referrals generated from the branches, are tracked through the Company’s newly deployed Salesforce CRM portal. The Company intends to open a full-service branch and a  satellite banking office at two of Mortgage World’s existing office locations.

Vision 2020 already has had a transformational effect on the Company. The Company had approximately $1.06 billion in assets, $918.5 million in loans and $809.8 million in deposits, at December 31, 2018, and $2.7 million net income and $0.15 in earnings per share for the year ended December 31, 2018. The Company has since grown to $1.56 billion in assets, $1.30 billion in loans and $1.25 billion in deposits at September 30, 2021, and $10.4 million in net income and $0.62 in earnings per share for the nine months ended September 30, 2021, all while investing in infrastructure, implementing digital banking, acquiring Mortgage World, adopting GPS, diversifying its product offering, meeting the challenges of the COVID-19 pandemic, partnering with Fintech companies and assisting its communities with over 5,405 requests for PPP loans totaling approximately $271.1 million. Now, the Company believes that it is poised to enhance its presence, locally and in similar communities outside New York, as a leading CDFI and MDI financial holding company. The Company filed an application with the U.S. Department of the Treasury (“Treasury”) for an investment by Treasury in the amount of $225.0 million under the Emergency Capital Investment Program (“ECIP”). Under the ECIP, Treasury will provide investment capital directly to depository institutions that are CDFIs or MDIs, to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, in low-income and underserved communities. Treasury’s investment will be made in exchange for the issuance of senior perpetual noncumulative preferred stock directly to Treasury. Subject to approval of our application and completion of the second step conversion, Ponce Financial Group, Inc. will issue the senior preferred stock. Treasury has indicated that the investment will qualify as Tier 1 capital. No dividends will accrue or be due for the first two years after issuance. For years three through ten, depending upon the level of qualified and/or deep impact lending made in targeted communities, as defined in the ECIP guidelines, dividends will be at an annual rate of either 2.0%, 1.25% or 0.5% and, thereafter, will be fixed at one of the foregoing rates. The preferred stock will provide for customary preferences, including provisions upon nonpayment of dividends and board seats in such an event as well as customary protective provisions. The Company cannot provide any assurance or guarantee concerning whether its application will be approved, that the $225.0 million applied for will be accepted, in whole or in part, what the actual terms, conditions and preferences of  the senior preferred stock will be or whether they will be acceptable to the Company. The Company is cementing Vision 2025, its roadmap to acquiring the resources needed to lead efforts to remediate the disparate effects of the COVID-19 pandemic, and the wealth and financial gaps present, in its communities and similar communities outside the New York City metropolitan area. The Company traces its roots to its organization in 1960 as Ponce De Leon Federal Savings and Loan Association by Latino leaders concerned that the Bronx and its Latino population were not being recognized. True to its roots, the Company remains committed to ensuring that the disparate effects of the COVID-19 pandemic, and the wealth and financial gaps present, in minority communities, are addressed in earnest.

The following table presents as of September 30, 2021, the Company’s PPP loans:

			Aggregate	Median	Average
		Number	Amount	Amount	Amount
State	Counties	of Loans	of Loans	of Loans	of Loans
		(Dollars in thousands)
New York	Kings	546	$64,086	$17	$117
	Bronx	762	33,758	14	44
	Queens	1,082	30,468	16	28
	New York	498	46,686	17	94
	Nassau	195	7,457	16	38
	Westchester	74	1,729	14	23
	Suffolk	65	1,524	16	23
	Richmond	46	1,002	17	22
	Albany	2	132	66	66
	Rockland	14	370	20	26
	Dutchess	10	655	21	66
	Sullivan	1	14	14	14
	Orange	6	146	12	24
	Oneida	2	42	21	21
	Schenectady	1	21	21	21
	Putnam	1	13	13	13
	Ulster	3	42	19	14
	Greene	1	20	20	20
	Total New York	3,309	$188,165	$16	$57

New Jersey	Monmouth	7	$674	21	96
	Essex	37	438	12	12
	Hudson	56	2,563	19	46
	Passaic	23	746	12	32
	Union	19	355	16	19
	Bergen	47	1,694	20	36
	Morris	3	64	28	21
	Middlesex	9	235	20	26
	Burlington	3	54	20	18
	Mercer	2	52	26	26
	Sussex	1	12	12	12
	Atlantic	4	25	6	6
	Somerset	3	33	11	11
	Camden	1	21	21	21
	Ocean	4	63	10	16
	Total New Jersey	219	$7,029	$17	$32

California	Los Angeles	1	10	10	10
	San Diego	1	21	21	21
	Total California	2	$31	$15	$16

Connecticut	Fairfield	4	141	10	35
	Litchfield	1	141	141	141
	New Haven	2	15	7	8
	Total Connecticut	7	$297	$9	$42

Arizona	Pima	1	$21	21	21
Delaware	New Castle	1	253	253	253
Florida	Orange	1	2	2	2
Pennsylvania	Berks	1	15	16	15
Indiana	Lake	4	$72	10	18
Kentucky	Jefferson	2	10	5	5
Rhode Island	Providence	1	16	16	16
	Total	3,548	$195,911	$16	$55

Comparison of Financial Condition at September 30, 2021 and December 31, 2020

Total Assets. Total consolidated assets increased $205.3 million, or 15.2%, to $1.56 billion at September 30, 2021 from $1.36 billion at December 31, 2020. The increase in total assets is attributable to increases of $143.6 million in net loans receivable, including $110.6 million net increase in PPP loans, $86.9 million in available-for-sale securities, $2.2 million in other assets, $2.0 million, net, in premises and equipment, $2.0 million in accrued interest receivable and $170,000 in deferred tax assets. The increase in total assets was reduced by decreases of $21.5 million in mortgage loans held for sale, at fair value, $9.0 million in cash and cash equivalents, $425,000 in FHLBNY stock, $306,000 in held-to-maturity securities and $249,000 in placement with banks.

Cash and Cash Equivalents. Cash and cash equivalents decreased $9.1 million, or 12.5%, to $63.0 million at September 30, 2021, compared to $72.1 million at December 31, 2020. The decrease in cash and cash equivalents was primarily the result of an increase of loan funding and originations, purchases of available-for-sale securities, a decrease in advances of warehouse lines of credit, repayment of advances from the FHLBNY, and purchases of premises and equipment, primarily related to the purchase of real property. The decrease in cash and cash equivalents was offset by an increase in net deposits, proceeds from the sale of real property, net proceeds from the sale and purchase of shares for treasury stock, proceeds from the sale and maturities of available-for-sale securities and proceeds from the sale of loans.

Securities. The composition of securities at September 30, 2021 and December 31, 2020 and the amounts maturing of each classification are summarized as follows:

	September 30, 2021		December 31, 2020
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)
Available-for-Sale Securities:
U.S. Government Bonds:
Amounts maturing:
Three months or less	$—	$—	$—	$—
More than three months through one year	—	—	—	—
More one year through five years	2,980	2,983	—	—
More than five years through ten years	—	—	—	—
	2,980	2,983	—	—
Corporate Bonds:
Amounts maturing:
Three months or less	—	—	—	—
More than three months through one year	—	—	—	—
More one year through five years	6,665	6,659	2,651	2,728
More than five years through ten years	13,744	13,883	7,730	7,735
	20,409	20,542	10,381	10,463
Mortgage-Backed Securities	81,780	80,833	6,970	7,035
Total Available-for-Sale Securities	$105,169	$104,358	$17,351	$17,498

Held-to-Maturity Securities:
Mortgage-Backed Securities	1,437	1,398	1,743	1,722
Total Held-to-Maturity Securities	$1,437	$1,398	$1,743	$1,722

The $86.9 million increase in available-for-sale securities was due to $94.2 million in available-for-sale securities that were purchased during the nine months ended September 30, 2021. The increase was offset primarily by a $3.6 million in available-for-sale security sold and $2.7 million in principal payments and $782,000 in unrealized loss during the nine months ended September 30, 2021. No securities matured and/or were called during the nine months ended September 30, 2021.

Loans. The composition of gross loans receivable at September 30, 2021 and at December 31, 2020 and the percentage of each classification to total loans are summarized as follows:

	September 30, 2021		December 31, 2020		Increase (Decrease)
	Amount	Percent	Amount	Percent	Dollars	Percent
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$319,346	24.1%	$319,596	27.3%	$(250)	(0.1%)
Owner-Occupied	97,493	7.4%	98,795	8.4%	(1,302)	(1.3%)
Multifamily residential	317,575	24.0%	307,411	26.2%	10,164	3.3%
Nonresidential properties	211,075	16.0%	218,929	18.7%	(7,854)	(3.6%)
Construction and land	133,130	10.1%	105,858	9.0%	27,272	25.8%
Total mortgage loans	1,078,619	81.6%	1,050,589	89.6%	28,030	2.7%
Nonmortgage loans:
Business loans (1)	207,859	15.7%	94,947	8.1%	112,912	118.9%
Consumer loans (2)	36,095	2.7%	26,517	2.3%	9,578	36.1%
	243,954	18.4%	121,464	10.4%	122,490	100.8%
Total	$1,322,573	100.0%	$1,172,053	100.0%	$150,520	12.8%

(1)	As of September 30, 2021 and December 31, 2020, business loans include $195.9 million and $85.3 million, respectively, of PPP loans.
(2)	As of September 30, 2021 and December 31, 2020, consumer loans include $35.5 million and $25.5 million of loans originated by the Bank pursuant to its arrangement with Grain.

The increase in the loan portfolio was primarily the result of a $110.6 million increase in PPP loans at September 30, 2021 compared to December 31, 2020. Based on current internal loan reviews, the Company believes that the quality of our underwriting, our weighted average loan-to-value ratio of 56.5% and our customer selection processes have served us well and provided us with a reliable base with which to maintain a well-protected loan portfolio.

Commercial real estate loans, as defined by applicable banking regulations, include multifamily residential, nonresidential properties, and construction and land mortgage loans. At September 30, 2021 and December 31, 2020, approximately 7.5% and 7.9%, respectively, of the outstanding principal balance of the Bank’s commercial real estate mortgage loans were secured by owner-occupied commercial real estate. Owner-occupied commercial real estate is similar in many ways to commercial and industrial lending in that these loans are generally made to businesses predominantly on the basis of the cash flows of the business rather than on valuation of the real estate.

Loan Payment Deferrals. As of September 30, 2021, five loans in the amount of $9.9 million remained in forbearance, in accordance with the CARES Act, as a result of renewed forbearance for a period of three months. Of the five loans receiving renewed forbearance, one loan in the amount of $6.6 million is related to construction real estate, three loans, totaling $2.9 million are related to one-to-four family residential real estate and one loan in the amount of $388,000 is related to non-residential properties. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies. Under the CARES Act, none of these loans are currently classified as a TDR.

Banking regulations have established guidelines relating to the amount of construction and land mortgage loans and investor- owned commercial real estate mortgage loans of 100% and 300% of total risk-based capital, respectively. Should a bank’s ratios be in excess of these guidelines, banking regulations generally require an increased level of monitoring in these lending areas by bank management. The Bank’s policy is to operate within the 100% guideline for construction and land mortgage loans and up to 400% for investor owned commercial real estate mortgage loans. Both ratios are calculated by dividing certain types of loan balances for each of the two categories by the Bank’s total risk-based capital. At September 30, 2021 and December 31, 2020, the Bank’s construction and land mortgage loans as a percentage of total risk-based capital was 78.7% and 68.3%, respectively. Investor owned commercial real estate mortgage loans as a percentage of total risk-based capital was 393.8% and 379.8% as of September 30, 2021 and December 31, 2020, respectively. At September 30, 2021, the Bank was within the 100% guideline for construction and land mortgage loans established by banking regulations, but exceeded the 300% guideline for investor owned commercial real estate mortgage loans. However, the Bank was within its 400% policy limit established by the Bank’s internal loan policy. Management believes that it has established the appropriate level of controls to monitor the Bank’s lending in these areas.

Mortgage Loans Held For Sale. Mortgage loans held for sale, at fair value, at September 30, 2021 decreased $21.5 million to $13.9 million from $35.4 million at December 31, 2020.

Deposits.  The composition of deposits at September 30, 2021 and December 31, 2020 and changes in dollars and percentages are summarized as follows:

	September 30, 2021		December 31, 2020		Increase (Decrease)
		Percent		Percent
	Amount	of Total	Amount	of Total	Dollars	Percent
	(Dollars in thousands)
Demand (1)	$297,777	23.8%	$189,855	18.5%	$107,922	56.8%
Interest-bearing deposits:
NOW/IOLA accounts	28,025	2.2%	39,296	3.8%	(11,271)	(28.7%)
Money market accounts	199,758	16.0%	136,258	13.2%	63,500	46.6%
Reciprocal deposits	147,226	11.8%	131,363	12.8%	15,863	12.1%
Savings accounts	142,851	11.4%	125,820	12.2%	17,031	13.5%
Total NOW, money market, reciprocal and savings	517,860	41.5%	432,737	42.0%	85,123	19.7%
Certificates of deposit of $250K or more	70,996	5.7%	78,435	7.6%	(7,439)	(9.5%)
Brokered certificates of deposit	83,505	6.7%	52,678	5.1%	30,827	58.5%
Listing service deposits (2)	66,340	5.3%	39,476	3.8%	26,864	68.1%
Certificates of deposit less than $250K	212,783	17.0%	236,398	23.0%	(23,615)	(10.0%)
Total certificates of deposit	433,624	34.7%	406,987	39.5%	26,637	6.5%
Total interest-bearing deposits	951,484	76.2%	839,724	81.5%	111,760	13.3%
Total deposits	$1,249,261	100.0%	$1,029,579	100.0%	$219,682	21.3%

(1)	As of September 30, 2021 and December 31, 2020, included in demand deposits are deposits related to net PPP funding.
(2)

As of September 30, 2021 and December 31, 2020, there were $28.9 million and $27.0 million, respectively, in individual listing service deposits amounting to $250,000 or more. All brokered certificates of deposit individually amounted to less than $250,000.

When wholesale funding is necessary to complement the Company's core deposit base, management determines which source is best suited to address both liquidity risk and interest rate risk management objectives. The Company’s Interest Rate Risk Policy imposes limitations on overall wholesale funding and noncore funding reliance. The overall reliance on wholesale funding and noncore funding were within those policy limitations as of September 30, 2021 and December 31, 2020. The Management Asset/Liability Committee generally meets on a bi-weekly basis to review funding needs, if any, and to ensure the Company operates within the approved limitations.

Advances from FHLBNY. The Bank had outstanding borrowings at September 30, 2021 and December 31, 2020 of $106.3 million and $117.3 million, respectively. These borrowings are in the form of advances from the FHLBNY.

Warehouse Lines of Credit. Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the origination and sale of residential mortgages. At September 30, 2021 and December 31, 2020, Mortgage World utilized $11.3 million and $30.0 million, respectively, for funding of mortgage loans held for sale and had unused lines of credit of $8.7 million and $4.9 million, respectively.

Stockholders’ Equity. The Company’s consolidated stockholders’ equity increased $14.3 million, or 9.0%, to $173.9 million at September 30, 2021 from $159.5 million at December 31, 2020. The $14.3 million increase in stockholders’ equity was mainly attributable to $10.4 million in net income, $3.1 million in net treasury stock activity, $1.1 million related to share-based compensation and $472,000 related to the Company’s Employee Stock Ownership Plan, offset by $756,000 related to unrealized loss on available-for-sale securities.

Comparison of Results of Operations for the Three Months Ended September 30, 2021 and 2020

The discussion of the Company’s results of operations for the three months ended September 30, 2021 and 2020 are presented below. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the three months ended September 30, 2021 was $2.1 million compared to net income of $4.0 million for the three months ended September 30, 2020. Earnings per basic and diluted share was $0.12 for the three months ended September 30, 2021 compared to earnings per basic and diluted share of $0.24 for three months ended September 30, 2020. The $2.0 million decrease in net income for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was due substantially to a decrease of $4.0 million in non-interest income primarily resulting from a decrease of $4.4 million in gain, net of expenses, on sale of real property. The decrease in net income was also attributable to an increase of $2.4 million in non-interest expense and an increase of $171,000 in provision for income taxes, offset by an increase of $4.6 million in net interest income.

Interest and Dividend Income.  Interest and dividend income increased $3.8 million, or 28.1%, to $17.4 million for the three months ended September 30, 2021 from $13.6 million for the three months ended September 30, 2020. Interest income on loans receivable, which is the Company’s primary source of income, increased $3.6 million, or 27.0%, to $17.0 million for the three months ended September 30, 2021 from $13.4 million for the three months ended September 30, 2020 primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased $246.3 million, or 22.2% to $1.36 billion for the three months ended September 30, 2021 as compared to $1.11 billion for the three months ended September 30, 2020. Interest and dividend on available-for-sale securities and FHLBNY stock and deposits due from banks increased $206.0 million, or 90.4%, to $434,000 for the three months ended September 30, 2021 from $228,000 for the three months ended September 30, 2020.

Interest Expense.  Interest expense decreased $767,000, or 27.9%, to $2.0 million for the three months ended September 30, 2021 from $2.8 million for the three months ended September 30, 2020, primarily due to lower market interest rates.

Net Interest Income.  Net interest income increased $4.6 million, or 42.3%, to $15.4 million for the three months ended September 30, 2021 from $10.9 million for the three months ended September 30, 2020. The increase for the three months ended September 30, 2021 compared to three months ended September 30, 2020 was attributable to an increase of $3.8 million in interest and dividend income primarily due to an increase in average loans receivable due mostly to PPP lending and a decrease of $767,000 in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 59 basis points to 3.92% for the three months ended September 30, 2021 from 3.33% for the three months ended September 30, 2020. The increase in the net interest rate spread for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was primarily due to a decrease in the average rates paid on interest-bearing liabilities of 50 basis points to 0.74% for the three months ended September 30, 2021 from 1.24% for the three months ended September 30, 2020, and a slight increase in the average yields on interest-earning assets of 9 basis points to 4.66% for the three months ended September 30, 2021 from 4.57% for the three months ended September 30, 2020.

Net interest margin increased 48 basis points for the three months ended September 30, 2021, to 4.13% from 3.65% for the three months ended September 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending. The Federal Reserve Board reduced the federal funds interest rate by an aggregate of 225 basis points during the second half of 2019 and the first quarter of 2020. The 2020 rate cuts were in response to severe market turmoil as a result of the onset of the COVID-19 pandemic. The Federal Reserve Board has stated that its federal funds interest rate policy may remain accommodative at least through 2023. This continuing low interest rate environment is expected to continue to put downward pressure on resetting adjustable rate instruments as well as reduced interest rates on new fixed-rate real estate loan and adjustable-rate loan originations and securities purchases as management’s ability to lower funding costs on interest-bearing deposits would more than likely not exceed the pace with the impact to the Company’s yields on its earning assets. Because the length of the COVID-19 pandemic and the efficacy of the extraordinary measures being put in place to address its economic consequences are unknown, including the 150 basis point reductions in the targeted federal funds rate in 2020, until the pandemic and the repercussions thereof subside, the Company expects its net interest income and net interest margin will be adversely affected in 2021 and possibly longer.

Non-Interest Income.  Non-interest income decreased $4.0 million, to $3.2 million for the three months ended September 30, 2021 from $7.3 million for the three months ended September 30, 2020. The derease in non-interest income for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was primarily due to decreases of $4.4 million in gain, net of expenses, from the sale of real property recognized in the third quarter of 2020, $197,000 in income on sale of mortgage loans attributable to Mortgage World, $177,000 in brokerage commissions and $30,000 in other non-interest income, offset by increases of $356,000 in loan origination fees attributable to Mortgage World, $258,000 in service charges and fees and $184,000 in late and prepayment charges.

Non-Interest Expense.  Non-interest expense increased $2.4 million, or 19.5%, to $14.7 million for the three months ended September 30, 2021 from $12.3 million for the three months ended September 30, 2020. The increase in non-interest expense for the three months ended September 30, 2021, compared to the three months ended September 30, 2020 primarily reflects increases of $873,000 in compensation and benefits, which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA recognized in the third quarter of 2020. Other increases in non-interest expense include $321,000 in data processing expenses, $279,000 in other operating expenses, $265,000 in occupancy and equipment expense, $259,000 in direct loan expenses, $240,000 in office supplies, telephone and postage and $212,000 in professional fees.

Income Tax Provision.  The Company had a provision for income tax expense of $1.3 million for the three months ended September 30, 2021 compared to $1.1 million for three months ended September 30, 2020, resulting in effective tax rates of 39.1% and 22.2%, respectively. The increase in the  effective tax rate is attributable to an increase of $642,000 in the valuation allowance related to the unused non-deductible portion of the remaining charitable contribution deduction.

Segments.  The Company has two reportable segments: the Bank and Mortgage World. Income from the Bank consists primarily of interest and fees earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The table below shows the results of operations for the Company’s segments, the Bank and Mortgage World, for the periods indicated.

	Ponce Bank				Mortgage World
	For the Three Months Ended September 30,		Increase (Decrease)		For the Three Months Ended September 30,		Increase (Decrease)
	2021	2020	Dollars	Percent	2021	2020	Dollars	Percent
	(Dollars in thousands)
Interest and dividend income	$17,333	$13,552	$3,781	27.9%	$92	$51	$41	80.4%
Interest expense	1,954	2,766	(812)	(29.4%)	72	43	29	67.4%
Net interest income	15,379	10,786	4,593	42.6%	20	8	12	150.0%
Provision for loan losses	572	620	(48)	(7.7%)	—	—	—	—%
Net interest income after provision for loan losses	14,807	10,166	4,641	45.7%	20	8	12	150.0%
Non-interest income	1,422	5,186	(3,764)	(72.6%)	2,081	2,194	(113)	(5.2%)
Non-interest expense	12,133	9,803	2,330	23.8%	2,039	1,555	484	31.1%
Income before income taxes	4,096	5,549	(1,453)	(26.2%)	62	647	(585)	(90.4%)
Provision (benefit) for income taxes	867	1,217	(350)	(28.8%)	(24)	142	(166)	(116.9%)
Net income	$3,229	$4,332	$(1,103)	(25.5%)	$86	$505	$(419)	(83.0%)

Average Balance Sheets

The following tables set forth average outstanding balances, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average balances are derived from average daily balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended September 30
	2021			2020
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,356,130	$16,991	4.97%	$1,109,799	$13,375	4.79%
Securities (3)	72,960	355	1.93%	13,741	132	3.81%
Other (4)	53,182	79	0.59%	60,068	96	0.64%
Total interest-earning assets	1,482,272	17,425	4.66%	1,183,608	13,603	4.57%
Non-interest-earning assets	90,110			58,493
Total assets	$1,572,382			$1,242,101
Interest-bearing liabilities:
NOW/IOLA	$30,221	$23	0.30%	$29,687	$40	0.54%
Money market	323,840	294	0.36%	224,339	422	0.75%
Savings	137,078	36	0.10%	121,355	37	0.12%
Certificates of deposit	448,191	1,010	0.89%	371,094	1,597	1.71%
Total deposits	939,330	1,363	0.58%	746,475	2,096	1.12%
Advance payments by borrowers	10,061	1	0.04%	7,756	1	0.05%
Borrowings	117,824	621	2.09%	126,729	655	2.06%
Total interest-bearing liabilities	1,067,215	1,985	0.74%	880,960	2,752	1.24%
Non-interest-bearing liabilities:
Non-interest-bearing demand	317,727	—		191,269	—
Other non-interest-bearing liabilities	10,154	—		9,607	—
Total non-interest-bearing liabilities	327,881	—		200,876	—
Total liabilities	1,395,096	1,985		1,081,836	2,752
Total equity	177,286			160,265
Total liabilities and total equity	$1,572,382		0.74%	$1,242,101		1.24%
Net interest income		$15,440			$10,851
Net interest rate spread (5)			3.92%			3.33%
Net interest-earning assets (6)	$415,057			$302,648
Net interest margin (7)			4.13%			3.65%
Average interest-earning assets to interest-bearing liabilities			138.89%			134.35%

(1)	Annualized where appropriate.
(2)	Loans include loans and mortgage loans held for sale, at fair value.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the Company’s net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Three Months Ended September 30,
	2021 vs. 2020
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans (1)	$1,226	$2,390	$3,616
Securities (2)	1,596	(1,373)	223
Other	8	(25)	(17)
Total interest-earning assets	2,830	992	3,822
Interest-bearing liabilities:
NOW/IOLA	54	(71)	(17)
Money market	1,129	(1,257)	(128)
Savings	22	(23)	(1)
Certificates of deposit	3,079	(3,666)	(587)
Total deposits	4,284	(5,017)	(733)
Borrowings	(75)	41	(34)
Total interest-bearing liabilities	4,209	(4,976)	(767)
Change in net interest income	$(1,379)	$5,968	$4,589

(1)Loans include loans and mortgage loans held for sale, at fair value.

(2) Securities include available-for-sale securities and held-to-maturity securities.

Ponce Bank Segment

Total Assets. The Bank’s total assets increased $227.6 million, or 17.3%, to $1.54 billion at September 30, 2021 from $1.32 billion at December 31, 2020. The increase in the Bank’s total assets was primarily due to increases of $142.6 million in loans receivable, $86.9 million in available-for-sale securities, $4.0 million in other assets, $2.1 million in premises and equipment, $1.9 million in accrued interest receivable and $550,000 in deferred tax assets, offset by decreases of $9.4 million in cash and cash equivalents, $306,000 in held-to-maturity securities and $249,000 in placements with banks.

Net Income.  The Bank’s net income was $3.2 million for the three months ended September 30, 2021 compared to net income of $4.3 million for the three months ended September 30, 2020.

Interest and Dividend Income.  Interest and dividend income increased $3.8 million, or 27.9%, to $17.3 million for the three months ended September 30, 2021 from $13.6 million for the three months ended September 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $3.5 million, or 26.8%, to $16.9 million for the three months ended September 30, 2021 from $13.3 million for the three months ended September 30, 2020.

The following table presents interest income on loans receivable for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
1-4 Family residential	$5,028	$5,157	$(129)	(2.5%)
Multifamily residential	3,566	3,311	255	7.7%
Nonresidential properties	2,524	2,411	113	4.7%
Construction and land	2,117	1,641	476	29.0%
Business loans	2,996	746	2,250	301.6%
Consumer loans	668	58	610	*
Total interest income on loans receivable	$16,899	$13,324	$3,575	26.8%

* Represents more than 500%.

The following table presents interest income on securities and FHLBNY stock and deposits due from banks for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Interest on deposits due from banks	$9	$7	$2	28.6%
Interest on available-for-sale securities	355	131	224	171.0%
Dividend on FHLBNY stock	70	90	(20)	(22.2%)
Total interest and dividend income	$434	$228	$206	90.4%

Interest Expense.  Interest expense decreased $812,000, or 29.4%, to $2.0 million for the three months ended September 30, 2021 from $2.8 million for the three months ended September 30, 2020.

The following table presents interest expense for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Certificates of deposit	$1,010	$1,597	$(587)	(36.8%)
Money market	301	441	(140)	(31.7%)
Savings	35	37	(2)	(5.4%)
NOW/IOLA	22	39	(17)	(43.6%)
Advance payments by borrowers	1	1	—	—%
Borrowings	585	651	(66)	(10.1%)
Total interest expense	$1,954	$2,766	$(812)	(29.4%)

Net Interest Income.  Net interest income increased $4.6 million, or 42.6%, to $15.4 million for the three months ended September 30, 2021 from $10.8 million for the three months ended September 30, 2020, primarily as a result of organic loan growth and a lower average cost of funds on interest bearing liabilities.

Provision for loan losses.  The provision for loan losses represents a charge to earnings necessary to establish the ALLL that, in management’s opinion, should be adequate to provide coverage for the inherent losses on outstanding loans.

In evaluating the level of the ALLL, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See Note 1, “Nature of Business and Summary of Significant Accounting Policies —Allowance for Loan Losses” of the Notes to the accompanying Consolidated Financial Statements for additional information.

After an evaluation of these factors, the Bank established a provision for loan losses for the three months ended September 30, 2021 of $572,000 compared to $620,000 for the three months ended September 30, 2020. To the best of management’s knowledge, the Bank recorded all loan losses that are both probable and reasonably expected at September 30, 2021. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to the Bank’s loan portfolio, could result in material increases in the Bank’s provision for loan losses.

In addition, the OCC, as an integral part of its examination process, periodically reviews the Bank’s allowance for loan losses and as a result of such reviews, the Bank may determine to adjust the ALLL. However, regulatory agencies are not directly involved in establishing the ALLL as the process is management’s responsibility and any increase or decrease in the allowance is the responsibility of management. The Bank has selected the CECL model and has begun running parallel scenarios. The extent of the change to ALLL is indeterminable at this time as it will be dependent upon the portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time. The Company is taking advantage of the extended transition period for complying with this new accounting standard. Assuming it remains a smaller reporting company, the Bank will adopt the CECL standard for fiscal years beginning after December 15, 2022. See Note 1, “Nature of Business and Summary of Significant Accounting Policies” of the Notes to the accompanying Consolidated Financial Statements for a discussion of the CECL standard.

Non-interest Income.  Non-interest income decreased $3.8 million to $1.4 million for the three months ended September 30, 2021 from $5.2 million for the three months ended September 30, 2020. The decrease in non-interest income was primarily due to a $4.4 million gain, net of expenses, from sale of real property.

The following table presents non-interest income for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$494	$236	$258	109.3%
Brokerage commissions	79	42	37	88.1%
Late and prepayment charges	329	145	184	126.9%
Gain on sale of real property	—	4,412	(4,412)	—%
Other	520	351	169	48.1%
Total non-interest income	$1,422	$5,186	$(3,764)	(72.6%)

Non-interest Expense.  Non-interest expense increased $2.3 million, or 23.8%, to $12.1 million for the three months ended September 30, 2021 from $9.8 million for the three months ended September 30, 2020.

The following table presents non-interest expense for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$4,825	$4,385	$440	10.0%
Occupancy and equipment	2,805	2,418	387	16.0%
Data processing expenses	917	585	332	56.8%
Direct loan expenses	368	100	268	268.0%
Insurance and surety bond premiums	147	134	13	9.7%
Office supplies, telephone and postage	431	349	82	23.5%
Professional fees	1,355	936	419	44.8%
Marketing and promotional expenses	48	117	(69)	(59.0%)
Directors fees	67	69	(2)	(2.9%)
Regulatory dues	74	49	25	51.0%
Other operating expenses	1,096	661	435	65.8%
Total non-interest expense	$12,133	$9,803	$2,330	23.8%

Mortgage World Segment

Total Assets. Mortgage World’s total assets decreased $17.4 million, or 45.2%, to $21.0 million at September 30, 2021 from $38.4 million at December 31, 2020. The decrease in Mortgage World’s total assets was primarily due to decreases of $20.4 million in mortgage loans held for sale, at fair value, and $1.7 million in other assets, offset by an increase of $4.4 million in cash and cash equivalents.

Net Income.  Mortgage World had net income was $86,000 for the three months ended September 30, 2021 compared to net income of $505,000 for the three months ended September 30, 2020.

Non-interest Income.  Non-interest income decreased $113,000 to $2.1 million for the three months ended September 30, 2021 from $2.2 million for the three months ended September 30, 2020.

The following table presents non-interest income for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Brokerage commissions	$191	$405	$(214)	(52.8%)
Gain on sale of mortgage loans	1,175	1,372	(197)	(14.4%)
Loan origination	625	269	356	132.3%
Other	90	148	(58)	(39.2%)
Total non-interest income	$2,081	$2,194	$(113)	(5.2%)

Non-interest Expense.  Non-interest expense increased $484,000, or 31.1%, to $2.0 million for the three months ended September 30, 2021 from $1.6 million for the three months ended September 30, 2020.

The following table presents non-interest expense for the periods indicated:

	For the Three Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$1,251	$817	$434	53.1%
Occupancy and equipment	29	152	(123)	(80.9%)
Data processing	—	11	(11)	—%
Direct loan expense	327	337	(10)	(3.0%)
Insurance and surety bond premiums	—	4	(4)	—%
Office supplies, telephone and postage	195	37	158	427.0%
Professional fees	94	32	62	193.8%
Marketing and promotional expenses	3	10	(7)	(70.0%)
Other operating expenses	140	155	(15)	(9.7%)
Total non-interest expense	$2,039	$1,555	$484	31.1%

Comparison of Results of Operations for the Nine Months Ended September 30, 2021 and 2020

The discussion of the Company’s results of operations for the nine months ended September 30, 2021 and 2020 are presented below. Included in the results of operations of the Company for the nine months ended September 30, 2021 are the results of operations of Mortgage World which was acquired on July 10, 2020. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the nine months ended September 30, 2021 was $10.4 million, compared to $2.2 million of net income for the nine months ended September 30, 2020, an increase of $8.2 million, or 369.0%. Earnings per basic and diluted share was $0.62 for the nine months ended September 30, 2021 compared to $0.13 for the nine months ended September 30, 2020. The increase in net income was primarily due to an $11.8 million increase in net interest income and a $193,000 decrease in provision for loan losses, partially offset by increases of $7.7 million in non-interest expense and $3.1 million in provision for income taxes.

Interest and Dividend Income.  Interest and dividend income increased $9.4 million, or 24.1%, to $48.4 million for the nine months ended September 30, 2021 from $39.0 million for the nine months ended September 30, 2020. Interest income on loans receivable, which is the Company’s primary source of income, increased $9.2 million, or 24.0%, to $47.5 million for the nine months ended September 30, 2021 from $38.3 million for the nine months ended September 30, 2020, primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased $273.1 million, or 26.3%, to $1.31 billion for the nine months ended September 30, 2021 as compared to $1.04 billion for the nine months ended September 30, 2020. Interest and dividend income on securities and FHLBNY stock and deposits due from banks increased $220,000, or 31.1%, to $927,000 for the nine months ended September 30, 2021 from $707,000 for the nine months ended September 30, 2020.

Interest Expense.  Interest expense decreased $2.3 million, or 26.9%, to $6.4 million for the nine months ended September 30, 2021 from $8.7 million for the nine months ended September 30, 2020, primarily due to lower market interest rates.

Net Interest Income.  Net interest income increased $11.8 million, or 38.8%, to $42.1 million for the nine months ended September 30, 2021 from $30.3 million for the nine months ended September 30, 2020. The increase for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was attributable to an increase of $9.4 million in interest and dividend income primarily due to an increase in average loans receivable due mostly to PPP lending and a decrease of $2.3 million in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 45 basis points to 3.77% for the nine months ended September 30, 2021 from 3.32% for the nine months ended September 30, 2020. The increase in the net interest rate spread for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was primarily due to a decrease in the average rates paid on interest-bearing liabilities of 55 basis points to 0.83% for the nine months ended September 30, 2021 from 1.38% for the nine months ended September 30, 2020, offset by a decrease in the average yields in interest-earning assets of 10 basis points to 4.60% for the nine months ended September 30, 2021 from 4.70% for the nine months ended September 30, 2020.

Net interest margin increased 34 basis points for the nine months ended September 30, 2021, to 3.99% from 3.65% for the nine months ended September 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending.

Non-interest Income. Non-interest income increased $7.0 million, or 83.1%, to $15.5 million for the nine months ended September 30, 2021 from $8.5 million for the nine months ended September 30, 2020. The increase in non-interest income for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was primarily due to increases of $2.6 million on sale of mortgage loans and $1.9 million in loan origination fees attributable to Mortgage World. Other increases in non-interest income include $597,000 in other non-interest income, $594,000 in late and prepayment charges, $560,000 in service charges and fees, $404,000 in brokerage commissions and $400,000 in gain, net of expenses, from on the sale of real property.

Non-interest Expense.  Non-interest expense increased $7.7 million, or 22.9%, to $41.3 million for the nine months ended September 30, 2021 from $33.6 million for the nine months ended September 30, 2020. The increase in non-interest expense for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020 was attributable to increases of $2.0 million in direct loan expenses, $1.4 million in occupancy and equipment expense, $1.4 million in professional fees, primarily due to an increase in consulting expenses related to a third-party service provider that provided loan origination services related to PPP loans, and $1.1 million in compensation and benefits. Other increases in non-interest expense include $790,000 in other operating expenses, $685,000 in data processing expenses and $103,000 in regulatory dues, offset by a decrease of $369,000 in marketing and promotional expenses.

Income Tax Provision.  The Company had a provision for income tax expense of $4.0 million for the nine months ended September 30, 2021 compared to $898,000 for nine months ended September 30, 2020, resulting in effective tax rates of 27.5% and 28.8%, respectively.

Segments.  The Company has two reportable segments: the Bank and Mortgage World. Income from the Bank consists primarily of interest and fees earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The table below shows the results of operations for the Company’s segments, the Bank and Mortgage World, for the periods indicated.

	Ponce Bank				Mortgage World
	For the Nine Months Ended September 30,		Increase (Decrease)		For the Nine Months Ended September 30,		Increase (Decrease)
	2021	2020	Dollars	Percent	2021	2020	Dollars	Percent
	(Dollars in thousands)
Interest and dividend income	$48,122	$38,975	$9,147	23.5%	$324	$51	$273	535.3%
Interest expense	6,220	8,879	(2,659)	(29.9%)	284	43	241	560.5%
Net interest income	41,902	30,096	11,806	39.2%	40	8	32	400.0%
Provision for loan losses	1,844	2,037	(193)	(9.5%)	—	—	—	—%
Net interest income after provision for loan losses	40,058	28,059	11,999	42.8%	40	8	32	400.0%
Non-interest income	9,193	6,639	2,554	38.5%	7,081	2,194	4,887	222.7%
Non-interest expense	32,742	29,661	3,081	10.4%	6,840	1,555	5,285	339.9%
Income before income taxes	16,509	5,037	11,472	227.8%	281	647	(366)	(56.6%)
Provision for income taxes	3,717	1,266	2,451	193.6%	74	142	(68)	(47.9%)
Net income	$12,792	$3,771	$9,021	239.2%	$207	$505	$(298)	(59.0%)

Average Balance Sheets

The following tables set forth average outstanding balances, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average balances are derived from average daily balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Nine Months Ended September 30,
	2021			2020
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,309,765	$47,519	4.85%	$1,036,706	$38,319	4.94%
Securities (3)	45,749	701	2.05%	16,227	361	2.97%
Other (4)	53,425	226	0.57%	55,746	346	0.83%
Total interest-earning assets	1,408,939	48,446	4.60%	1,108,679	39,026	4.70%
Non-interest-earning assets	73,493			53,945
Total assets	$1,482,432			$1,162,624
Interest-bearing liabilities:
NOW/IOLA	$31,215	$93	0.40%	$29,469	$117	0.53%
Money market	300,594	909	0.40%	193,951	1,497	1.03%
Savings	131,849	113	0.11%	117,424	109	0.12%
Certificates of deposit	428,653	3,337	1.04%	375,303	5,154	1.83%
Total deposits	892,311	4,452	0.67%	716,147	6,877	1.28%
Advance payments by borrowers	10,020	3	0.04%	8,226	3	0.05%
Borrowings	122,203	1,927	2.11%	118,701	1,850	2.08%
Total interest-bearing liabilities	1,024,534	6,382	0.83%	843,074	8,730	1.38%
Non-interest-bearing liabilities:
Non-interest-bearing demand	275,865	—		155,158	—
Other non-interest-bearing liabilities	12,182	—		5,927	—
Total non-interest-bearing liabilities	288,047	—		161,085	—
Total liabilities	1,312,581	6,382		1,004,159	8,730
Total equity	169,851			158,465
Total liabilities and total equity	$1,482,432		0.83%	$1,162,624		1.38%
Net interest income		$42,064			$30,296
Net interest rate spread(5)			3.77%			3.32%
Net interest-earning assets (6)	$384,405			$265,605
Net interest margin (7)			3.99%			3.65%
Average interest-earning assets to interest-bearing liabilities			137.52%			131.50%

(1)	Annualized where appropriate.
(2)	Loans include loans and mortgage loans held for sale, at fair value.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the Company’s net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Nine Months Ended September 30,
	2021 vs. 2020
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans (1)	$10,376	$(1,176)	$9,200
Securities (2)	761	(421)	340
Other	19	(139)	(120)
Total interest-earning assets	11,156	(1,736)	9,420
Interest-bearing liabilities:
NOW/IOLA	16	(40)	(24)
Money market	1,314	(1,902)	(588)
Savings	16	(12)	4
Certificates of deposit	1,551	(3,368)	(1,817)
Total deposits	2,897	(5,322)	(2,425)
Borrowings	31	46	77
Total interest-bearing liabilities	2,928	(5,276)	(2,348)
Change in net interest income	$8,228	$3,540	$11,768

(1)	Loans include loans and mortgage loans held for sale, at fair value.

(2) Securities include available-for-sale securities and held-to-maturity securities.

Ponce Bank Segment

Net Income.  The Bank’s net income was $12.8 million for the nine months ended September 30, 2021 compared to net income of $3.8 million for the nine months ended September 30, 2020.

Interest Income.  Interest and dividend income increased $9.1 million, or 23.5%, to $48.1 million for the nine months ended September 30, 2021 from $39.0 million for the nine months ended September 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $8.9 million, or 23.3% to $47.2 million for the nine months ended September 30, 2021 from $38.3 million for the nine months ended September 30, 2020.

The following table presents interest income on loans receivable for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
1-4 Family residential	$15,395	$15,146	$249	1.6%
Multifamily residential	10,664	9,551	1,113	11.7%
Nonresidential properties	7,315	7,330	(15)	(0.2%)
Construction and land	6,067	5,010	1,057	21.1%
Business loans	5,361	1,120	4,241	378.7%
Consumer loans	2,393	111	2,282	*
Total interest income on loans receivable	$47,195	$38,268	$8,927	23.3%

* Represents more than 500%.

The following table presents interest income on securities and FHLBNY stock and deposits due from banks for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Interest on deposits due from banks	$13	$76	$(63)	(82.9%)
Interest on available-for-sale securities	701	360	341	94.7%
Dividend on FHLBNY stock	213	271	(58)	(21.4%)
Total interest and dividend income	$927	$707	$220	31.1%

Interest Expense.  Interest expense decreased $2.7 million, or 29.9%, to $6.2 million for the nine months ended September 30, 2021 from $8.9 million for the nine months ended September 30, 2020.

The following table presents interest expense for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Certificates of deposit	$3,337	$5,154	$(1,817)	(35.3%)
Money market	924	1,575	(651)	(41.3%)
Savings	113	109	4	3.7%
NOW/IOLA	92	116	(24)	(20.7%)
Advance payments by borrowers	3	3	—	—%
Borrowings	1,751	1,922	(171)	(8.9%)
Total interest expense	$6,220	$8,879	$(2,659)	(29.9%)

Net Interest Income.  Net interest income increased $11.8 million, or 39.2%, to $41.9 million for the nine months ended September 30, 2021 from $30.1 million for the nine months ended September 30, 2020, primarily as a result of organic loan growth and a lower average cost of funds on interest bearing liabilities.

Provision for loan losses.  The provision for loan losses represents a charge to earnings necessary to establish ALLL that, in management’s opinion, should be adequate to provide coverage for the inherent losses on outstanding loans.

The Bank established a provision for loan losses for the nine months ended September 30, 2021 of $1.8 million compared to $2.0 million for the nine months ended September 30, 2020. The provision for loan losses during the nine months ended September 30, 2021 was impacted by the COVID-19 pandemic and the increase in qualitative factors related to Grain during the period. The provision for loan losses during the nine months ended September 30, 2020 primarily reflects the Bank’s assessment of the economic impact of the COVID-19 pandemic on borrowers and their ability to repay in the short-term.

Non-interest Income.  Non-interest income increased $2.6 million, or 38.5%, to $9.2 million for the nine months ended September 30, 2021 from $6.6 million for the nine months ended September 30, 2020.

The following table presents non-interest income for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$1,189	$629	$560	89.0%
Brokerage commissions	217	114	103	90.4%
Late and prepayment charges	871	277	594	214.4%
Gain on sale of real property	4,812	4,412	400	9.1%
Other	2,104	1,207	897	74.3%
Total non-interest income	$9,193	$6,639	$2,554	38.5%

Non-interest Expense.  Non-interest expense increased $3.1, or 10.4%, to $32.7 million for the nine months ended September 30, 2021 from $29.7 million for the nine months ended September 30, 2020. The increases were primarily due to $1.6 million in professional fees primarily related to consulting expenses incurred with a third-party service provider that provided loan origination services related to PPP loans and $1.2 million in occupany and equipment. This was offset by a $2.1 million decrease in compensation and benefits which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA. Included in non-interest expense for the nine months ended September 30, 2021 was $935,000 of expenses incurred as a result of the COVID-19 pandemic.

The following table presents non-interest expense for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$11,252	$13,340	$(2,088)	(15.7%)
Occupancy and equipment	7,931	6,685	1,246	18.6%
Data processing expenses	2,226	1,548	678	43.8%
Direct loan expenses	1,495	511	984	192.6%
Insurance and surety bond premiums	435	383	52	13.6%
Office supplies, telephone and postage	1,186	977	209	21.4%
Professional fees	4,670	3,256	1,414	43.4%
Marketing and promotional expenses	121	496	(375)	(75.6%)
Directors fees	205	207	(2)	(1.0%)
Regulatory dues	254	151	103	68.2%
Other operating expenses	2,967	2,107	860	40.8%
Total non-interest expense	$32,742	$29,661	$3,081	10.4%

Mortgage World Segment

Net Income.  Mortgage World’s net income was $207,000 for the nine months ended September 30, 2021 compared to net income of $505,000 for the nine months ended September 30, 2020.

Non-interest Income.  Non-interest income increased $4.9 million, or 222.7%, to $7.1 million for the nine months ended September 30, 2021 from $2.2 million for the nine months ended September 30, 2020. The increase in non-interest income was attributable to a $2.6 million gain on sale of mortgage loans and $1.9 million increase in loan origination fees.

The following table presents non-interest income for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Brokerage commissions	$706	$405	$301	74.3%
Gain on sale of mortgage loans	3,971	1,372	2,599	189.4%
Loan origination	2,135	269	1,866	693.7%
Other	269	148	121	81.8%
Total non-interest income	$7,081	$2,194	$4,887	222.7%

Non-interest Expense.  Non-interest expense increased $5.3 million, or 339.9%, to $6.8 million for the nine months ended September 30, 2021 from $1.6 million for the nine months ended September 30, 2020. The increase was primarily due to increases of $3.2 million in compensation and benefits and $1.0 million in direct loan expense.

The following table presents non-interest expense for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$3,997	$817	$3,180	389.2%
Occupancy and equipment	347	152	195	128.3%
Data processing	18	11	7	63.6%
Direct loan expense	1,360	337	1,023	303.6%
Insurance and surety bond premiums	1	4	(3)	(75.0%)
Office supplies, telephone and postage	316	37	279	754.1%
Professional fees	285	32	253	790.6%
Marketing and promotional expenses	16	10	6	60.0%
Other operating expenses	500	155	345	222.6%
Total non-interest expense	$6,840	$1,555	$5,285	339.9%

Management of Market Risk

General. The most significant form of market risk is interest rate risk because, as a financial institution, the majority of the Bank’s assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of the Bank’s operations is to manage interest rate risk and limit the exposure of its financial condition and results of operations to changes in market interest rates. The Bank’s Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in the Bank’s assets and liabilities, for determining the level of risk that is appropriate, given the business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with policies and guidelines approved by the Board of Directors. The Bank currently utilizes a third-party modeling solution that is prepared on a quarterly basis, to evaluate its sensitivity to changing interest rates, given the Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

The Bank does not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities. Mortgage World currently is not engaged in hedging activities to cover the risks of interest rate movements while it holds mortgages for sale. The current low mortgage interest rates and their limited volatility has effectively mitigated such risks. Should the mortgage interest rate environment change, Mortgage World may consider renewed hedging strategies.

Net Interest Income Simulation Models. Management utilizes a respected, sophisticated third party designed asset liability modeling software that measures the Bank’s earnings through simulation modeling. Earning assets, interest-bearing liabilities and off-balance sheet financial instruments are combined with forecasts of interest rates for the next 12 months and are combined with other factors in order to produce various earnings simulations over that same 12-month period. To limit interest rate risk, the Bank has policy guidelines for earnings risk which seek to limit the variance of net interest income in both gradual and instantaneous changes to interest rates. As of September 30, 2021, in the event of an instantaneous upward and downward change in rates from management's flat interest rate forecast over the next twelve months, assuming a static balance sheet, the following estimated changes are calculated:

	Net Interest Income	Year 1 Change
Rate Shift (1)	Year 1 Forecast	from Level
	(Dollars in thousands)
+400	$54,400	(6.60%)
+300	55,735	(4.31%)
+200	56,852	(2.39%)
+100	57,726	(0.89%)
Level	58,247	—%
-100	56,953	(2.22%)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

Although an instantaneous and severe shift in interest rates was used in this analysis to provide an estimate of exposure under these scenarios, management believes that a gradual shift in interest rates would have a more modest impact. Further, the earnings simulation model does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could alter any potential adverse impact of changes in interest rates.

The behavior of the deposit portfolio in the baseline forecast and in alternate interest rate scenarios set out in the table above is a key assumption in the projected estimates of net interest income. The projected impact on net interest income in the table above assumes no change in deposit portfolio size or mix from the baseline forecast in alternative rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher-yielding deposits or market-based funding would reduce the benefit in those scenarios.

At September 30, 2021, the earnings simulation model indicated that the Bank was in compliance with the Board of Directors approved Interest Rate Risk Policy.

Economic Value of Equity Model. While earnings simulation modeling attempts to determine the impact of a changing rate environment to net interest income, the Economic Value of Equity Model (“EVE”) measures estimated changes to the economic values of assets, liabilities and off-balance sheet items as a result of interest rate changes. Economic values are determined by discounting expected cash flows from assets, liabilities and off-balance sheet items, which establishes a base case EVE. Rates are then shocked as prescribed by the Interest Rate Risk Policy to measure the sensitivity in EVE values for each of those shocked rate scenarios versus the base case. The Interest Rate Risk Policy sets limits for those sensitivities. At September 30, 2021, the EVE modeling calculated the following estimated changes in EVE due to instantaneous upward and downward changes in rates:

				EVE as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in			Increase
Change in Interest	Estimated	EVE		EVE	(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	Ratio (4)	(basis points)
	(Dollars in thousands)
+400	$149,586	$(50,414)	(25.21%)	10.25%	(2,521)
+300	164,646	(35,354)	(17.68%)	11.05%	(1,768)
+200	178,564	(21,436)	(10.72%)	11.74%	(1,072)
+100	191,185	(8,815)	(4.41%)	12.31%	(441)
Level	200,000	—	—%	12.64%	—
-100	217,188	17,188	8.59%	13.48%	859

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Although an instantaneous and severe shift in interest rates was used in this analysis to provide an estimate of exposure under these scenarios, management believes that a gradual shift in interest rates would have a more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could alter the adverse impact of changes in interest rates.

At September 30, 2021, the EVE model indicated that the Bank was in compliance with the Board of Directors approved Interest Rate Risk Policy.

Most Likely Earnings Simulation Models.  Management also analyzes a most-likely earnings simulation scenario that projects the expected change in rates based on a forward yield curve adopted by management using expected balance sheet volumes forecasted by management.  Separate growth assumptions are developed for loans, investments, deposits, etc.  Other interest rate scenarios analyzed by management may include delayed rate shocks, yield curve steepening or flattening, or other variations in rate movements to further analyze or stress the balance sheet under various interest rate scenarios. Each scenario is evaluated by management and weighted to determine the most likely result. These processes assist management to better anticipate financial results and, as a result, management may determine the need to review other operating strategies and tactics which might enhance results or better position the balance sheet to reduce interest rate risk going forward.

Each of the above analyses may not, on its own, be an accurate indicator of how net interest income will be affected by changes in interest rates.  Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates.  In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income.  For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates.  In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors) which limit changes in interest rates.  Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. The Asset/Liability Committee reviews each of the above interest rate sensitivity analyses along with several different interest rate scenarios as part of its responsibility to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

Management's model governance, model implementation and model validation processes and controls are subject to review in the Bank’s regulatory examinations to ensure they are in compliance with the most recent regulatory guidelines and industry and regulatory practices. Management utilizes a respected, sophisticated third party designed asset liability modeling software to help ensure implementation of management's assumptions into the model are processed as intended in a robust manner. That said, there are numerous assumptions regarding financial instrument behaviors that are integrated into the model. The assumptions are formulated by combining observations gleaned from the Bank’s historical studies of financial instruments and the best estimations of how, if at all, these instruments may behave in the future given changes in economic conditions, technology, etc. These assumptions may prove to be inaccurate. Additionally, given the large number of assumptions built into Bank’s asset liability modeling software, it is difficult, at best, to compare its results to other banks.

The Asset/Liability Management Committee may determine that the Company should over time become more or less asset or liability sensitive depending on the underlying balance sheet circumstances and its conclusions regarding interest rate fluctuations in future periods. The Federal Reserve Board decreased the targeted federal funds interest rate by an aggregate of 225 basis points during the second half of 2019 and the first quarter of 2020. The 2020 rate cuts were in response to unprecedented market turmoil as a result of the onset of the COVID-19 pandemic. The Federal Reserve Board has stated that its federal funds interest rate policy will remain accommodative at least through 2023. The Company cannot make any representation as to whether, or how many times, the Federal Reserve Board will decrease or increase the targeted federal funds rate in the future.

GAP Analysis. In addition, management analyzes interest rate sensitivity by monitoring the Bank’s interest rate sensitivity "gap." The interest rate sensitivity gap is the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a period exceeds the amount of interest rate sensitive liabilities maturing or repricing during the same period, and a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a period exceeds the amount of interest rate sensitive assets maturing or repricing during the same period.

The following table sets forth the Company’s interest-earning assets and its interest-bearing liabilities at September 30, 2021, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2021, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments.

The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	September 30, 2021
	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$33,673	$33,673	$33,673	$33,673	$33,673	$33,673	$33,673	$29,365	$63,038
Securities (1)	7,055	10,613	21,492	32,672	71,890	106,640	106,640	(845)	105,795
Placements with banks	2,490	2,490	2,490	2,490	2,490	2,490	2,490	—	2,490
Net loans (includes LHFS)	208,491	301,316	481,061	720,244	1,272,532	1,310,042	1,310,042	6,126	1,316,168
FHLBNY stock	6,001	6,001	6,001	6,001	6,001	6,001	6,001	—	6,001
Other assets	—	—	—	—	—	—	—	67,060	67,060
Total	$257,710	$354,093	$544,717	$795,080	$1,386,586	$1,458,846	$1,458,846	$101,706	$1,560,552
Liabilities:
Non-maturity deposits	$55,665	$111,330	$222,660	$298,077	$473,651	$544,407	$544,407	$271,230	$815,637
Certificates of deposit	76,624	144,112	251,148	303,533	430,001	434,001	434,001	(377)	433,624
Other liabilities	—	12,880	77,880	106,255	106,255	106,255	106,255	31,149	137,404
Total liabilities	132,289	268,322	551,688	707,865	1,009,907	1,084,663	1,084,663	302,002	1,386,665
Capital	—	—	—	—	—	—	—	173,887	173,887
Total liabilities and capital	$132,289	$268,322	$551,688	$707,865	$1,009,907	$1,084,663	$1,084,663	$475,889	$1,560,552
Asset/liability gap	$125,421	$85,771	$(6,971)	$87,215	$376,679	$374,183	$374,183
Gap/assets ratio	194.81%	131.97%	98.74%	112.32%	137.30%	134.50%	134.50%

(1)	Includes available-for-sale securities and held-to-maturity securities.

The following table sets forth the Company’s interest-earning assets and its interest-bearing liabilities at December 31, 2020, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2020, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	December 31, 2020
	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$72,078	$72,078	$72,078	$72,078	$72,078	$72,078	$72,078	$—	$72,078
Securities (1)	802	1,514	6,183	7,865	10,883	19,094	19,094	147	19,241
Placement with banks	2,739	2,739	2,739	2,739	2,739	2,739	2,739	—	2,739
Net loans (includes LHFS)	182,337	273,469	451,205	710,938	1,147,028	1,195,099	1,195,099	(1,053)	1,194,046
FHLBNY stock	6,426	6,426	6,426	6,426	6,426	6,426	6,426	—	6,426
Other assets	—	—	—	—	—	—	—	60,701	60,701
Total	$264,382	$356,226	$538,631	$800,046	$1,239,154	$1,295,436	$1,295,436	$59,795	$1,355,231
Liabilities:
Non-maturity deposits	$16,445	$30,887	$59,771	$117,545	$256,222	$449,570	$449,570	$173,022	$622,592
Certificates of deposit	103,737	168,744	271,229	353,272	402,987	406,987	406,987	—	406,987
Other liabilities	8,000	8,000	8,000	120,324	148,699	148,699	148,699	17,409	166,108
Total liabilities	128,182	207,631	339,000	591,141	807,908	1,005,256	1,005,256	190,431	1,195,687
Capital	—	—	—	—	—	—	—	159,544	159,544
Total liabilities and capital	$128,182	$207,631	$339,000	$591,141	$807,908	$1,005,256	$1,005,256	$349,975	$1,355,231
Asset/liability gap	$136,200	$148,595	$199,631	$208,905	$431,246	$290,180	$290,180
Gap/assets ratio	206.26%	171.57%	158.89%	135.34%	153.38%	128.87%	128.87%

(1)	Includes available-for-sale securities and held-to-maturity securities.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and EVE tables presented assume that the composition of the interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and EVE tables provide an indication of the interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and EVE and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes the ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the Company’s customers and to fund current and future planned expenditures. The primary sources of funds are deposits, principal and interest payments on loans and securities and proceeds from the sale of loans. The Bank also has access to borrow from the FHLBNY. At September 30, 2021 and December 31, 2020, the Bank had $106.3 million and $117.3 million, respectively, of term and overnight outstanding advances from the FHLBNY, and also had a guarantee from the FHLBNY through letters of credit of up to $31.5 million and $61.5 million, respectively. At September 30, 2021 and December 31, 2020, there was eligible collateral of approximately $356.7 million and $336.8 million, respectively, in mortgage loans available to secure advances from the FHLBNY. The Bank also has an unsecured line of credit of $25.0 million with a correspondent bank, of which there was none outstanding at September 30, 2021 and December 31, 2020. The Bank did not have any outstanding securities sold under repurchase agreements with brokers as of September 30, 2021 and December 31, 2020.

Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the origination and sale of residential mortgage loans. As of September 30, 2021, the maximum credit line of $20.0 million, of which $11.3 million was utilized, with $8.7 million remaining unused. As of December 31, 2020, the maximum credit line of $34.9 million, of which $30.0 million was utilized, with $4.9 million remaining unused.

Although maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. The most liquid assets are cash and interest-bearing deposits in banks. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period.

Net cash provided by (used in) operating activities was $28.0 million and ($2.6 million) for the nine months ended September 30, 2021 and 2020, respectively. Net cash (used in) investing activities, which consists primarily of disbursements for loan originations, purchases of new securities, and purchase of equipment offset by principal collections on loans, proceeds from maturing securities and pay downs on mortgage-backed securities, and proceeds from the sale of real estate was $(230.2 million) and $(149.2 million) for the nine months ended September 30, 2021 and 2020, respectively. Net cash provided by financing activities, consisting of activities in deposit accounts, advances, and repurchase and sale of shares as treasury stock, was $193.1 million and $200.2 million for the nine months ended September 30, 2021 and 2020, respectively.

At September 30, 2021 and December 31, 2020, all regulatory capital requirements were met, resulting in the Company and the Bank being categorized as well capitalized at September 30, 2021 and December 31, 2020. Management is not aware of any conditions or events that would change this categorization.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, the Company routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. Although these contractual obligations represent the Company’s future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans originated. At September 30, 2021 and December 31, 2020, the Company had outstanding commitments to originate loans and extend credit of $229.9 million and $151.3 million, respectively.

It is anticipated that the Company will have sufficient funds available to meet its current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from September 30, 2021 totaled $251.0 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits are not retained, the Company may utilize FHLBNY advances, unsecured credit lines with correspondent banks, or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of its operations, the Company enters into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The information required by this item is included in Part I, Item 2 of this report under “Management of Market Risk”.

Item 4. Controls and Procedures.

An evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Securities and Exchange Act of 1934, as amended) as of September 30, 2021.  Based on that evaluation, the Company’s management, including the Chief Executive Officer and the Chief Financial Officer, concluded that the Registrant’s disclosure controls and procedures were effective.

During the three months ended September 30, 2021, there were no changes in the Company’s internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

The Company is not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceeding occurring in the ordinary course of business. At September 30, 2021, the Company was not involved in any legal proceedings the outcome of which management believes would be material to its financial condition or results of operations.

Item 1A. Risk Factors.

The risk factors presented below supplement, update, supersede and/or replace, as appropriate, the risk factors found in our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”) filed with the SEC on March 29, 2021 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2021, filed with the SEC on August 16, 2021.

If we receive approval of our application to the U.S. Treasury for an investment under the Emergency Capital Investment Program, in exchange for the issuance of senior perpetual preferred stock, we may not be able to effectively deploy the funds and it may present unanticipated and uncustomary issues.

We filed an application with the Treasury for an investment by Treasury in the amount of $225.0 million under the ECIP, created pursuant to the Consolidated Appropriations Act, 2021. Under the ECIP, Treasury will provide investment capital directly to depository institutions that are CDFIs or MDIs, such as the Bank, to provide loans, grants, and forbearance to small businesses, minority-owned businesses, and consumers in low-income and underserved communities. If made, Treasury’s investment would be in exchange for Ponce Financial issuing senior perpetual noncumulative preferred stock directly to Treasury on terms established by the Treasury. If Treasury makes the investment, we may not be able to effectively deploy the funds or do so in an appropriate time frame. The ECIP funds will put demands on our management team which may require the hiring of additional executives. Treasury will be a stockholder of Ponce Financial, which may present unanticipated and uncustomary issues. The issuance of senior preferred stock to the Treasury may affect our ability to pay dividends on our common stock. We cannot provide any assurance or guarantee concerning whether our application will be approved, that the $225.0 million applied for will be accepted, in whole or in part, what the actual terms, conditions and preferences of the senior preferred stock will be or whether they will be acceptable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the three months ended September 30, 2021, the Company had no unregistered sales of equity securities and the Company did not repurchase any equity securities.

Item 3. Defaults Upon Senior Securities.

None

Item 4. Mine Safety Disclosures.

None

Item 5. Other Information.

None

Item 6. Exhibits

Exhibit Number	Description

2.1

Plan of Conversion and Reorganization of Ponce Bank Mutual Holding Company dated May 25, 2021 (attached as Exhibit 2.1 to the Registrant’s Form 8-K (Filed No. 001-38224) filed with the Commission on May 25, 2021).

2.2*	Amended Plan of Conversion and Reorganization of Ponce Bank Mutual Holding Company dated September 15, 2021.

3.1	Charter of PDL Community Bancorp (attached as Exhibit 3.1 to the Registrant’s amendment No. 1 to the Form S-1 (File No. 333-217275) filed with the Commission on May 22, 2017).

3.2	Bylaws of PDL Community Bancorp (attached as Exhibit 3.2 to the Registrant’s amendment No. 2 to the Form S-1 (File No. 333-217275) filed with the Commission on July 27, 2017.

4.1

Form of Common Stock Certificate of PDL Community Bancorp (attached as Exhibit 4.1 to the Registrant’s amendment No. 2 to the Form S-1 (File No, 333-217275) filed with the Commission on July 27, 2017).

4.2

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (attached as Exhibit 4.2 Form 10-K (File No. 001-38224) filed with the Commission on March 17, 2020).

10.1	Ponce Bank Employee Stock Ownership Plan (attached as Exhibit 10.1 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.2	Ponce Bank ESOP Equalization Plan (attached as Exhibit 10.2 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.3	Ponce De Leon Federal Deferred Compensation Plan (attached as Exhibit 10.3 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.4

Employment Agreement dated as of March 23, 2017, by and between Ponce de Leon Federal Bank and Carlos P. Naudon (attached as Exhibit 10.4 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.5

Form of Employment Agreement to be entered into by and among Ponce Bank Mutual Holding Company, PDL Community Bancorp and Carlos P. Naudon (attached as Exhibit 10.5 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.6

Employment Agreement dated March 23, 2017, by and between Ponce De Leon Federal Bank and Steven Tsavaris (attached as Exhibit 10.6 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.7

Form of Employment Agreement to be entered into by and among Ponce Bank Mutual Holding Company, PDL Community Bancorp and Steven Tsavaris (attached as Exhibit 10.7 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.8

Employment Agreement dated March 31, 2017, by and between Ponce De Leon Federal Bank and Frank Perez (attached as Exhibit 10.8 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.9

Form of Employment Agreement to be entered into by and among Ponce Bank Mutual Holding Company, PDL Community Bancorp and Frank Perez (attached as Exhibit 10.9 to the Registrant’s Form S-1 (File No. 333-217275) filed with the Commission on April 12, 2017).

10.10	Specimen Form of Restricted Stock Unit Award Agreement for Employees (attached as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-38224) filed with the Commission on December 12, 2018).

10.11

Specimen Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (attached as Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001-38224) filed with the Commission on December 12, 2018).

10.12	Specimen Form of Stock Option Agreement for Employees (attached as Exhibit 10.3 to the Registrant’s Form 8-K (File No. 001-38224) filed with the Commission on December 12, 2018).

10.13	Specimen Form of Stock Option Agreement for Non-Employee Directors (attached as Exhibit 10.4 to the Registrant’s Form 8-K (File No. 001-38224) filed with the Commission on December 12, 2018).

21.1	Subsidiaries of the Registrant (attached as Exhibit 21.1 to the Registrant’s Form 10-K/A (File No. 001-38224) filed with the Commission on May 24, 2021).

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PDL Community Bancorp (Registrant)

Date: November 15, 2021	By:	/s/ Carlos P. Naudon
Carlos P. Naudon
President and Chief Executive Officer

Date: November 15, 2021	By:	/s/ Frank Perez
Frank Perez
Executive Vice President and Chief Financial Officer

Exhibit 2.2

AMENDED PLAN OF CONVERSION AND REORGANIZATION

OF

PONCE BANK MUTUAL HOLDING COMPANY

September 15, 2021

92037747v.4

AMENDED PLAN OF CONVERSION AND REORGANIZATION
OF
Ponce Bank Mutual Holding Company

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	PROCEDURES FOR CONVERSION	6
4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	8
5.	SALE OF SUBSCRIPTION SHARES	8
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY	9
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	10
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	10
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	11
12.	COMMUNITY OFFERING	11
13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING	12
14.	LIMITATIONS ON PURCHASES	12
15.	PAYMENT FOR SUBSCRIPTION SHARES	14
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	14
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	15
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	15
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS	15
20.	CONTRIBUTION TO THE FOUNDATION	17
21.	VOTING RIGHTS OF STOCKHOLDERS	18
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	18
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	18
24.	TRANSFER OF DEPOSIT ACCOUNTS	19
25.	REGISTRATION AND MARKETING	19
26.	TAX RULINGS OR OPINIONS	19
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	19
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	20
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	21
30.	ARTICLES OF INCORPORATION AND BYLAWS	21
31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	21
32.	EXPENSES OF CONVERSION	21
33.	AMENDMENT OR TERMINATION OF PLAN	21
34.	CONDITIONS TO CONVERSION	22
35.	INTERPRETATION	22

Exhibit A	Form of Agreement of Merger between Ponce Bank Mutual Holding Company and PDL Community Bancorp
Exhibit B	Form of Agreement of Merger between PDL Community Bancorp and Ponce Financial Group, Inc.

AMENDED PLAN OF CONVERSION AND REORGANIZATION OF
Ponce Bank Mutual Holding Company

1.	INTRODUCTION

This Amended Plan of Conversion and Reorganization (the “Plan”) provides for the conversion of Ponce Bank Mutual Holding Company, a federal mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization. The Mutual Holding Company currently owns a majority of the common stock of PDL Community Bancorp., a federal stock corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of Ponce Bank (the “Bank”), a federally-chartered stock savings association. A new stock holding company (the “Holding Company”) will be established as part of the Conversion, will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will issue Holding Company Common Stock in the Conversion. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization which will provide the Bank and the Holding Company with additional capital to grow and to respond to changing regulatory and market conditions. The Conversion will also provide the Bank and the Holding Company greater flexibility to effect corporate transactions, including mergers, acquisitions and branch expansions. The Holding Company Common Stock will be offered for sale in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Holding Company Common Stock in the Community Offering, in the Syndicated Community Offering or in the Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Directors of the Bank and the Holding Company. As part of the Conversion, each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares. The Conversion will have no impact on depositors, borrowers or other customers of the Bank except for their member rights in the Mutual Holding Company. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

In furtherance of the Bank’s commitment to its community, this Plan contemplates that a contribution of Holding Company Common Stock and/or cash, subject to regulatory limitations, will be made to the Foundation. The funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term.

This Plan has been adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank. This Plan also must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Members at the Special Meeting of Members, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders. Approval of this Plan by the Voting Members shall constitute approval of each of the transactions necessary to implement this Plan, including the MHC Merger and the Mid-Tier Merger, by Voting Members in their capacity as members of the Mutual Holding Company. The Federal Reserve must approve this Plan before it is presented to Voting Members and Stockholders of the Mid-Tier Holding Company for their approval.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder – Any Person holding a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person

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who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

Articles of Combination – The Articles of Combination filed with the Federal Reserve and any similar documents filed with the Bank Regulators in connection with the consummation of any merger relating to the Conversion.

Articles of Merger – The Articles of Merger filed with the Secretary of State of the State of Maryland and any similar documents in connection with the consummation of any merger relating to the Conversion.

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and (A) who lives in the same home as such person or (B) who is a Director or Officer of the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank – Ponce Bank, Bronx, New York.

Bank Liquidation Account – The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Bank Regulators – The Federal Reserve and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the mergers required to effect the Conversion.

Code – The Internal Revenue Code of 1986, as amended.

Community – Bronx - Bronx County; Manhattan – New York County; Queens – Queens County; and Brooklyn – Kings County, New York and Hudson County, New Jersey.

Community Offering – The offering of Subscription Shares not subscribed for in the Subscription Offering for sale to certain members of the general public directly by the Holding Company. The Community Offering may occur concurrently with the Subscription Offering, any Syndicated Community Offering or both, or upon conclusion of the Subscription Offering.

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Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 238.

Conversion – The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Exchange Offering.

Conversion Stock – The Subscription Shares, the Exchange Shares and the Foundation Shares.

Deposit Account – Any withdrawable account as defined in 12 C.F.R. § 239.2(r) and 12 CFR § 239.52(j).

Director – A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is April 30, 2020.

Employees – All Persons who are employed by the Bank, the Mid-Tier Holding Company, the Mutual Holding Company, Mortgage World Bankers Inc. or the Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, its subsidiaries or the Holding Company, including any KSOP.

Exchange Offering – The offering of Holding Company Common Stock to Minority Stockholders in exchange for Minority Shares.

Exchange Ratio – The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio (which shall be rounded to four decimal places) shall be determined such that as of the closing of the Conversion the rate will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by them in the aggregate immediately prior to the consummation of the Conversion before giving effect to (a) cash in lieu of any fractional shares and (b) any Subscription Shares purchased by Minority Stockholders in the Offering; provided that, the exchange ratio will be adjusted to reflect assets held by the Mutual Holding Company (other than shares of stock of Mid-Tier Holding Company).

Exchange Shares – The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

Foundation –Ponce De Leon Foundation, a charitable foundation which qualifies as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended that will receive Holding Company Common Stock and/or cash in connection with the Offering.

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Foundation Shares – Shares of Holding Company Common Stock issued to the Foundation in connection with the Conversion.

Holding Company – The Maryland corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Holding Company Common Stock will be issued in the Conversion to Participants, Minority Stockholders and others in the Conversion.

Holding Company Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Independent Appraiser – The appraiser retained by the Mutual Holding Company, Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company.

KSOP – The Bank’s KSOP, Employee Stock Ownership Plan with 401K Provisions.

Liquidation Account – The account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately prior to the Conversion.

Majority Ownership Interest – A fraction, the numerator of which is equal to the number of shares of Mid–Tier Holding Company common stock owned by the Mutual Holding Company immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid–Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion.

Meeting of Stockholders – The special or annual meeting of stockholders of the Mid-Tier Holding Company and any adjournments thereof held to consider and vote upon this Plan.

Member – Any Person who qualifies as a member of the Mutual Holding Company pursuant to its charter.

MHC Merger – The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, which merger shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company – PDL Community Bancorp, the federal corporation that owns 100% of the Bank’s common stock and any successor thereto.

Mid-Tier Merger – The merger of the Mid-Tier Holding Company with the Holding Company, with the Holding Company as the resulting entity, which merger shall occur immediately following the MHC Merger and prior to the completion of the Conversion, as set forth in this Plan.

Minority Shares – Any outstanding common stock of the Mid-Tier Holding Company, or shares of common stock of the Mid-Tier Holding Company issuable upon the exercise of options or grant of stock awards, owned by persons other than the Mutual Holding Company.

Minority Stockholder – Any owner of Minority Shares.

Mutual Holding Company – Ponce Bank Mutual Holding Company, the mutual holding company of the Mid-Tier Holding Company.

Offering – The offering and issuance, pursuant to this Plan, of Holding Company Common Stock in a Subscription Offering, Community Offering and/or Syndicated Community Offering or Firm Commitment Underwritten Offering, as the case may be. The term “Offering” does not include Holding Company Common Stock issued in the Exchange Offering.

Offering Range – The range of the number of shares of Holding Company Common Stock offered for sale in the Offering multiplied by the Subscription Price. The Offering Range shall be equal to the Appraised Value Range

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multiplied by the Majority Ownership Interest (as adjusted to reflect assets held by Mutual Holding Company other than shares of stock of the Mid-Tier Holding Company). The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.

Officer – The term Officer means the president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Person holding a Deposit Account with a positive balance on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and any borrower who qualifies as a Voting Member.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Conversion Stock.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, to be a Resident the principal place of business or headquarters of the corporation or business entity must be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and the Bank. A Person must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.

SEC – The United States Securities and Exchange Commission.

Special Meeting of Members – The special or annual meeting of Voting Members and any adjournments thereof held to consider and vote upon this Plan.

Stockholder – Any owner of outstanding common stock of the Mid-Tier Holding Company, including the Mutual Holding Company.

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Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be $10.00 unless otherwise determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Holding Company Common Stock offered for sale in the Offering. Subscription Shares do not include Exchange Shares.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Mutual Holding Company, the Bank and the Mid-Tier Holding Company (unless the Federal Reserve grants a waiver permitting a Director or Officer to be included) and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the application for conversion. The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Conversion within 15 months after the Eligibility Record Date.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur concurrently with the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Mutual Holding Company.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members and/or the Meeting of Stockholders.

3.	PROCEDURES FOR CONVERSION
A.

After approval of the Plan by the Boards of Directors of the Bank, the Mid-Tier Holding Company and the Mutual Holding Company, the Plan together with all other requisite material shall be submitted to the Bank Regulators for approval. Notice of the adoption of the Plan by the Boards of Directors of the Bank, the Mutual Holding Company and the Mid-Tier Holding Company will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of the Plan will be made available at each office of the Bank for inspection by depositors. The Mutual Holding Company will publish a notice of the filing with the Bank Regulators of an application to convert in accordance with the provisions of the Plan as well as notices required in connection with any holding company, merger or other applications required to complete the Conversion.

B.

Promptly following approval by the Bank Regulators, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members and of the Stockholders at the Meeting of Stockholders. The Mutual Holding Company will mail to all Voting Members, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members. The Mid-Tier Holding Company will mail to all Minority Stockholders a proxy statement describing this Plan, which will be submitted to a vote of Stockholders at the Meeting of Stockholders. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of

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Subscription Shares. In addition, all Participants will receive, or will be given the opportunity to request by either telephone or by letter addressed to the Bank’s Secretary, a copy of this Plan as well as the articles of incorporation or bylaws of the Holding Company. This Plan must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Members at the Special Meeting of Members, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders. Upon such approval of this Plan, the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C.

The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any shares of Holding Company Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, and/or a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of shares of Holding Company Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Mutual Holding Company and the Holding Company with the approval of the Bank Regulators.

D.

The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members and Stockholders of the Mid-Tier Holding Company also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Holding Company will be organized as a first-tier stock subsidiary of the Mid-Tier Holding Company.
(2)

The Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Members will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)

Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit B, whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Members as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account, and each of the Minority Shares shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale the Holding Company Common Stock in the Offering.
(5)

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

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E.

As part of the Conversion, each of the Minority Shares outstanding immediately prior to consummation of the Conversion shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio. The basis for exchange of Minority Shares for Holding Company Common Stock shall be fair and reasonable. Options to purchase shares of Mid-Tier Holding Company common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

F.

The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the Mid-Tier Holding Company shall prepare preliminary proxy materials as well as other applications and information for review by the SEC in connection with the solicitation of Stockholder approval of this Plan.

G.

All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company and the Mutual Holding Company.

H.

The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company and Mid-Tier Holding Company.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Mutual Holding Company, Mid-Tier Holding Company, Bank and Holding Company shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Members. The Holding Company Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Holding Company Common Stock.

Any shares of Holding Company Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering, subject to the terms and conditions of this Plan. The Community Offering, if any, will involve an offering of unsubscribed shares directly to the general public with a first preference given to those natural persons and trusts of natural persons residing in the Community and the next preference given to Minority Stockholders as of the Voting Record Date. The Community Offering may begin at any time during or after the Subscription Offering. The offer and sale of Holding Company Common Stock prior to

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the Special Meeting of Members, however, is subject to the approval of this Plan by the Voting Members and the Stockholders of the Mid-Tier Holding Company, including Minority Stockholders.

If feasible, any shares of Holding Company Common Stock remaining unsold after the Subscription Offering and any Community Offering may be offered for sale in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner approved by the Bank Regulators that will achieve a widespread distribution of the Holding Company Common Stock. The issuance of Holding Company Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Holding Company Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Holding Company Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares of Conversion Stock to be offered in the Conversion will be determined jointly by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Interest, as adjusted to reflect certain assets held by Mutual Holding Company. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest, as adjusted to reflect certain assets held by Mutual Holding Company.

In the event that the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Mutual Holding Company, Mid-Tier Holding Company, the Holding Company and the Bank shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company, and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering and the Exchange Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering and Exchange Offering after canceling the Offering and the Exchange Offering, or take such other action as the Bank Regulators may permit. The Holding Company Common Stock to be issued in the Conversion shall be fully paid and non-assessable.

7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and would support the growth in the operations of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Holding Company Common Stock as permitted by applicable federal and state regulations and policy.

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8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)
A.

Each Eligible Account Holder shall have nontransferable subscription rights to subscribe in the Subscription Offering for up to the greater of $300,000 of Holding Company Common Stock, 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B.

In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.

Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering and contributed to the Foundation, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)
A.

Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $300,000 of Holding Company Common Stock, 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

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B.

In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)
A.

Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $300,000 of Holding Company Common Stock or 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B.

In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated among Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Holding Company Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, next to cover orders of Minority Stockholders as of the Voting Record Date, and thereafter to cover orders of other members of the general public. In the event orders for Holding Company Common Stock exceed the number of shares available for sale in a category pursuant to the purchase priorities described in the preceding sentence, shares will be allocated within the category so that each member of that category will receive the lesser of 100 shares or the amount ordered and thereafter remaining shares will be allocated on an equal number of shares basis per order. In connection with the allocation, orders received for Holding Company Common Stock in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and the Holding Company shall use their best efforts consistent with this Plan to distribute Holding Company Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to $500,000 of Holding Company Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

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13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, in a manner that will achieve the widest distribution of Holding Company Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $500,000 of Holding Company Common Stock, subject to the purchase limitations specified in Section 14. In addition, unless otherwise approved by the Federal Reserve, orders received for Holding Company Common Stock in the Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Syndicated Community Offering.

Alternatively, if feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Holding Company Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected, or in the event that any insignificant residue of shares of Holding Company Common Stock is not sold in the Subscription Offering, Community Offering, or any Syndicated Community Offering or Firm Commitment Underwritten Offering, the Holding Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

A.

The maximum purchase of Holding Company Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $300,000 (30,000 shares). The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed $500,000 (50,000 shares) of Holding Company Common Stock, except that the Employee Plans may subscribe for up to 10% of the Holding Company Common Stock issued in the Offering and contributed to the Foundation (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

B.

The maximum number of shares of Holding Company Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of Conversion Stock and contributed to the Foundation.

C.

The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with purchases by any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 9.9% of the shares of Conversion Stock, except that this ownership limitation shall not apply to the Employee Plans.

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D.

A minimum of 25 shares of Holding Company Common Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Holding Company Common Stock purchased times the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

E.

If the number of shares of Holding Company Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Holding Company Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors of the Holding Company and the Mutual Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Mutual Holding Company and the Holding Company increase the maximum purchase limitations, the Mutual Holding Company and the Holding Company are only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Mutual Holding Company and the Holding Company, resolicit certain other large purchasers. In the event of such a resolicitation, the Mutual Holding Company and the Holding Company shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Holding Company Common Stock. Such persons will be prohibited from paying with a personal check, but the Mutual Holding Company and the Holding Company may allow payment by wire transfer. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Holding Company Common Stock exceeding 5% of the shares of Holding Company Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Holding Company Common Stock issued in the Offering. Requests to purchase additional shares of the Holding Company Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Holding Company Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

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15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Holding Company Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion. Subscription funds will be held in a segregated account at the Bank.

Except as set forth in Section 14.E, above, payment for Holding Company Common Stock subscribed for shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Offering. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by check, draft or money order will be paid by the Bank at not less than the passbook rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Holding Company Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered. Each Order Form will be preceded or accompanied by a Prospectus describing the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Holding Company Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A.

A specified date by which all Order Forms must be received by the Mutual Holding Company or the Holding Company, or its agent, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed to Participants by the Mutual Holding Company or the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B.	The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;
C.

A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D.

Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

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E.	An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;
F.

A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mutual Holding Company or the Holding Company or their agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account(s) at the Bank); and

G.

A statement to the effect that the executed Order Form, once received by the Mutual Holding Company or the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Mutual Holding Company and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Mutual Holding Company or Holding Company or are received by the Mutual Holding Company or Holding Company or their agent after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Holding Company Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Holding Company Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a state of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of Holding Company Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS

A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account

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Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Holding Company also shall cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for such Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another depository institution or holding company thereof, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund its obligations under the Liquidation Account, the Bank, with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account before any liquidating distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

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The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any capital of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and the Bank Liquidation Account shall be reduced by the same amount and upon the same terms as any reduction in the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s subaccount balance in the Liquidation Account.

For the three-year period following the completion of the Conversion, the Holding Company will not without prior Federal Reserve approval (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the Federal Reserve the Holding Company shall, or upon the prior written approval of the Federal Reserve the Holding Company may, at any time after two years from the completion of the Conversion, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. Approval of this Plan by the Members shall constitute approval of the transactions described herein.

20.	CONTRIBUTION TO THE FOUNDATION

As part of the Conversion, the Holding Company, Bank and the Mutual Holding Company intend to donate shares of Holding Company Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities, and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of Holding Company Common Stock to the Foundation accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation is dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.

For a period of five years following the Conversion, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

The contribution to the Foundation as part of the Conversion must be approved by a majority of the total number of votes eligible to be cast by Voting Members and by the Minority Stockholders.

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21.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION
A.

All Subscription Shares purchased by Directors or Officers of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.	The restriction on disposition of Subscription Shares set forth above in this Section shall not apply to the following:
(1)

Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate state and federal regulatory agencies; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.
C.	With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:
(1)	Each certificate representing shares restricted by this section shall bear a legend giving notice of the restriction;
(2)

Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)

Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

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24.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately prior to completion of the Conversion.

25.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange.

26.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of either a ruling, an opinion of counsel or a letter of advice from their tax advisor regarding the federal and state income tax consequences of the Conversion to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank and the Account Holders and Voting Members receiving subscription rights in the Conversion.

27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS
A.

The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Holding Company Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B.

As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved all employee stock benefit plans maintained by the Bank and the Mid-Tier Holding Company and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of common stock of the Mid-Tier Holding Company pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, (i) all rights to purchase, sell or receive Mid-Tier Holding Company common stock and all rights to elect to make payment in Mid-Tier Holding Company common stock under any agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under any plan or program of the Bank or the Mid-Tier Holding Company, shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under all stock option plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock based upon the Exchange Ratio and the number of shares of Mid-Tier Holding Company common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

C.

The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a

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restricted stock award plan no earlier than six months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering for awards to employees and directors at no cost to the recipients (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering), subject to adjustment, if any, as may be required by Federal Reserve regulations or policy in effect to reflect stock options or restricted stock granted by the Mid-Tier Holding Company prior to the completion of the Conversion. (Non-Tax-Qualified Employee Stock Benefit Plans implemented more than one year following the completion of the Conversion are not subject to the restrictions set forth in the preceding sentence.) Shares for such plans may be issued from authorized but unissued shares, treasury shares or repurchased shares.

D.	The Holding Company and the Bank are authorized to enter into employment agreements and/or change in control agreements with their executive officers.
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY
A.

(1)The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the Federal Reserve. In addition, such charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

(2)

For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written consent of the Federal Reserve. Nothing in this Plan shall prohibit the Holding Company from taking actions permitted under 12 C.F.R. 239.63(f).

B.

The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which provide for, or prohibit, as the case may be, staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C.	For the purposes of this section:
(1)	The term “person” includes an individual, a firm, a corporation or other entity;
(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;
(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

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(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK
A.

The Holding Company shall comply with applicable regulations in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B.

The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below its applicable regulatory capital requirements.

30.	ARTICLES OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Members will be voting to adopt the Articles of Incorporation and Bylaws for the Holding Company.

31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date upon which the Articles of Combination shall be filed with the Federal Reserve and the Articles of Merger shall be filed with the Secretary of State of the State of Maryland. The Articles of Combination and the Articles of Merger shall be filed after all requisite regulatory, member and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Holding Company Common Stock sold in the Offering and the Exchange Offering shall occur simultaneously on the effective date of the closing.

32.	EXPENSES OF CONVERSION

The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and the contribution to the Foundation, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

33.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time prior to the meetings of Voting Members and Mid-Tier Holding Company stockholders to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Members and Mid-Tier Holding Company stockholders with the approval of the Bank Regulators shall not necessitate further approval by Voting Members unless otherwise required by the Bank Regulators. The Board of Directors of the Mutual Holding Company may terminate this Plan at any time prior to the Special Meeting of Members and the Meeting of Stockholders to vote on this Plan, and at any time thereafter with the concurrence of the Bank Regulators.

By adoption of this Plan, Voting Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section.

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34.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.

Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 27 hereof;

B.	The issuance of the Subscription Shares offered in the Conversion;
C.	The issuance of Exchange Shares; and
D.	The completion of the Conversion within the time period specified in Section 3 of this Plan.
35.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company shall be final, subject to the authority of the Bank Regulators.

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EXHIBIT A

FORM OF AGREEMENT OF MERGER BETWEEN
PONCE BANK MUTUAL HOLDING COMPANY AND
PDL COMMUNITY BANCORP

AGREEMENT OF MERGER BETWEEN
PONCE BANK MUTUAL HOLDING COMPANY
AND
PDL COMMUNITY BANCORP

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”) dated as of __________, _____, is  made by and between Ponce Bank Mutual Holding Company, a federal mutual holding company (the “Mutual Holding Company”) and PDL Community Bancorp, a federal corporation (the “Mid-Tier Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization (the “Plan”) of the Mutual Holding Company, unless otherwise defined herein.

R E C I T A L S:

1.The Mutual Holding Company is a federal mutual holding company that owns 55.1% of the common stock of the Mid-Tier Holding Company.

2.The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of the Bank.

3.At least two-thirds of the members of the boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this MHC Merger Agreement whereby the Mutual Holding Company shall merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “MHC Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.Merger. At and on the Effective Date of the MHC Merger, the Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

2.Effective Date. The MHC Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) after approval of this MHC Merger Agreement by at least (i) two-thirds of the votes eligible to be cast by the Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Members, and the Articles of Combination shall have been filed with the Federal Reserve with respect to the MHC Merger. Approval of the Plan by the Voting Members shall constitute approval of the MHC Merger Agreement by the Voting Members. Approval of the Plan by Minority Stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the MHC Merger Agreement by such stockholders.

3.Name. The name of the Resulting Corporation shall be PDL Community Bancorp.

4.Offices. The main office of the Resulting Corporation shall be 2244 Westchester Avenue, Bronx, New York 10462.
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5.Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.Rights and Duties of the Resulting Corporation. At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a federally chartered corporation as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the MHC Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company. The stockholders of the Mid-Tier Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Mutual Holding Company shall be preserved and shall not be released or impaired.

7.Rights of Stockholders. At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company. Minority Stockholders’ rights will remain unchanged.

8.Other Terms. All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

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IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

ATTEST:	Ponce Bank Mutual Holding Company
(a federal mutual holding company)

	By:	Steven A. Tsavaris
Corporate Secretary		Chairman of the Board and Chief Executive Officer

ATTEST:	PDL Community Bancorp
(a federal corporation)

By:
Corporate Secretary		Carlos P. Naudon
President and Chief Executive Officer

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EXHIBIT B

FORM OF AGREEMENT OF MERGER BETWEEN
PDL COMMUNITY BANCORP,
A FEDERAL CORPORATION AND
PONCE FINANCIAL GROUP, INC.,
A MARYLAND CORPORATION

AGREEMENT OF MERGER BETWEEN
PDL COMMUNITY BANCORP, AND
PONCE FINANCIAL GROUP, INC.

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”), dated as of __________, ____, is made by and between PDL COMMUNITY BANCORP, a federal corporation (the “Mid-Tier Holding Company”) and, PONCE FINANCIAL GROUP, INC. a Maryland corporation (the “Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of Ponce Bank Mutual Holding Company (the “Plan”) unless otherwise defined herein.

R E C I T A L S:

1.The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of the Bank.

2.The Holding Company has been organized to succeed to the operations of the Mid-Tier Holding Company.

3.At least two-thirds of the members of the boards of directors of the Mid-Tier Holding Company and the Holding Company have approved this Mid-Tier Merger Agreement whereby the Mid-Tier Holding Company will be merged with the Holding Company with the Holding Company as the resulting corporation (the “Mid-Tier Merger”), and authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.Merger. At and on the Effective Date of the Mid-Tier Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the members of Ponce Bank Mutual Holding Company who constructively received liquidation interests in Mid-Tier Holding Company will exchange the liquidation interests in the Mid-Tier Holding Company that they constructively received in the MHC Merger for an interest in the Liquidation Account and the stockholders of the Mid-Tier Holding Company (Minority Stockholders immediately prior to the Conversion) will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.

2.Effective Date. The Mid-Tier Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) after approval by at least (i) two-thirds of the votes eligible to be cast by Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Members, and the Articles of Combination shall have been filed with the Federal Reserve and Articles of Merger have been filed with the Secretary of State of the State of Maryland with respect to the Mid-Tier Merger. Approval of the Plan by the Voting Members shall constitute approval of the Mid-Tier Merger Agreement by the Voting Members in their capacity as members of Ponce Bank Mutual Holding Company. Approval of the Plan by the stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the Mid-Tier Merger Agreement by such stockholders.

3.Name.  The name of the Resulting Corporation shall be Ponce Financial Group, Inc.

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4.Offices. The main office of the Resulting Corporation shall be 2244 Westchester Avenue, Bronx, New York 10462.

5.Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.Rights and Duties of the Resulting Corporation. At the Effective Date, the Mid-Tier Holding Company shall merge with the Holding Company, with the Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Maryland corporation as provided in its Articles of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Mid-Tier Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Holding Company. The stockholders of the Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Holding Company shall be preserved and shall not be released or impaired.

7.Rights of Members and Stockholders. At the Effective Date, the members of Ponce Bank Mutual Holding Company immediately prior to the Conversion will exchange the liquidation rights in the Mid-Tier Holding Company that they constructively received in the MHC Merger for interests in the Liquidation Account, and the stockholders of Mid-Tier Holding Company (Minority Stockholders immediately prior to the Conversion) will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.

8.Other Terms. All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

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IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

ATTEST:	PDL Community Bancorp

By:
Corporate Secretary		Carlos P. Naudon
President and Chief Executive Officer

ATTEST:	Ponce Financial Group, Inc.

By:
Corporate Secretary		Carlos P. Naudon
President and Chief Executive Officer

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Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Carlos P. Naudon, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of PDL Community Bancorp;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.

The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5.

The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.

Date: November 15, 2021	By:	/s/ Carlos P. Naudon
Carlos P. Naudon President
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Frank Perez, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of PDL Community Bancorp;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.

The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5.

The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.

Date: November 15, 2021	By:	/s/ Frank Perez
Frank Perez Executive Vice President
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of PDL Community Bancorp (the “Company”) on Form 10-Q for the period ending September 30, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 15, 2021	By:	/s/ Carlos P. Naudon
Carlos P. Naudon President
Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of PDL Community Bancorp (the “Company”) on Form 10-Q for the period ending September 30, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 15, 2021	By:	/s/ Frank Perez
Frank Perez Executive Vice President
Chief Financial Officer